UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AXEDA SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to Exchange Act Rule 0-11c2, the fee was calculated by multiplying one fiftieth of one percent by the $7,000,000 aggregate cash consideration to be received by the Registrant in connection with the asset sale transaction described in the Proxy Statement.

(4)	Proposed maximum aggregate value of transaction:

$7,000,000

(5)	Total fee paid:

$1,400

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$2,000

(2)	Form, Schedule or Registration Statement No.:

Registration Statement on Form S-3 filed under Registration No. 333-119981

(3)	Filing Party:

Axeda Systems Inc.

(4)	Date Filed:

October 26, 2004

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Axeda Systems Inc.

21 Oxford Road

Mansfield, Massachusetts 02048

[October]     , 2005

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Axeda Systems Inc. to be held at The Holiday Inn, 31 Hampshire Street, Mansfield, MA 02048, on [November]     , 2005 at             , local time.

At the special meeting, you will be asked to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our device relationship management, or DRM, business to ASOC Acquisition Corp. pursuant to the Asset Purchase Agreement dated as of September 1, 2005 by and among Axeda Systems Inc., Axeda Systems Operating Company, Inc., Axeda IP, Inc. and ASOC Acquisition Corp. More information about the asset sale is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Asset Purchase Agreement is attached as Annex A to the proxy statement.

Our board of directors formed a special committee of independent directors who are not officers or employees of Axeda Systems, to evaluate, negotiate and, if appropriate, recommend the sale of our DRM assets and business pursuant to the Asset Purchase Agreement. The Special Committee has unanimously determined that the proposed sale of the DRM assets and business as contemplated by the Asset Purchase Agreement is expedient and fair to and for the best interests of Axeda Systems, our stockholders and other constituencies, and has recommended that the board of directors approve and declare advisable the Asset Purchase Agreement, submit the Asset Purchase Agreement to our stockholders and recommend that the stockholders approve the Asset Purchase Agreement.

Our board of directors, acting in part upon the unanimous recommendation of the special committee of directors, has determined that the terms of the sale transaction, the Asset Purchase Agreement and the transactions contemplated thereby are advisable, expedient and are fair to, and for the best interests of Axeda Systems, our stockholders and other constituencies. Our board of directors unanimously recommends that you vote FOR the proposal to sell the DRM assets and business, pursuant to the Asset Purchase Agreement, and to consummate the transactions contemplated thereby. The asset sale cannot be completed unless, among other things, stockholders holding a majority of the outstanding shares of our common stock approve and adopt the transactions contemplated by the Asset Purchase Agreement.

Our board of directors has also approved an amendment to our certificate of incorporation to change the name of the company from Axeda Systems Inc. to ITA Holdings, Inc. Our board of directors recommends that you vote “FOR” the proposal to approve the amendment.

Expenses incurred in the solicitation of proxies will be borne by us. Our officers, directors and employees may make additional solicitations in person, by email or by telephone. In addition, we have retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to mark, sign and date your proxy and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the approval and adoption of the transactions contemplated by the Asset Purchase Agreement. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the transactions contemplated by the Asset Purchase Agreement.

Sincerely,

/s/ Robert M. Russell Jr.
Robert M. Russell Jr.
Chief Executive Officer and Chairman

This proxy statement is first being mailed to stockholders on or about                     , 2005.

Axeda Systems Inc.

21 Oxford Road

Mansfield, Massachusetts 02048

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [NOVEMBER]     , 2005

A special meeting of the stockholders of Axeda Systems Inc. will be held at The Holiday Inn, 31 Hampshire Street, Mansfield, MA 02048, on [November]     , 2005 at             , local time, to consider and vote on the following matters:

1. To adopt and approve the sale of substantially all of the assets of our DRM business, other than the DRM assets that we and our subsidiaries employ in connection with the manufacture, distribution and sale of the industrial automation products that we market as our “Wizcon” and “Supervisor” product family, pursuant to the terms of the Asset Purchase Agreement, dated as of September 1, 2005, by and among Axeda Systems Inc., Axeda Systems Operating Company, Inc., Axeda IP, Inc. and ASOC Acquisition Corp.;

2. To approve an amendment to our certificate of incorporation to change the name of the company to ITA Holdings, Inc.; and

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

For more information about the asset sale and the other transactions contemplated by the Asset Purchase Agreement, we strongly encourage you to review the accompanying proxy statement and the Asset Purchase Agreement attached as Annex A to the proxy statement.

THE BOARD OF DIRECTORS, BASED IN PART UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, HAS DETERMINED THAT THE ASSET SALE IS FAIR TO, ADVISABLE, EXPEDIENT AND FOR THE BEST INTERESTS OF, THE CORPORATION, ITS STOCKHOLDERS AND OTHER CONSTITUENCIES, AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SALE OF THE DRM BUSINESS AND ASSETS, PURSUANT TO THE ASSET PURCHASE AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

Our board of directors has also approved the amendment to our certificate of incorporation and recommends that you vote “FOR” the proposal to approve the amendment.

Only stockholders of record at the close of business on [October 14], 2005, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of stockholders of record entitled to vote at the special meeting will be available for review during ordinary business hours for a period of 10 days before the special meeting at our executive offices for any purpose germane to the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted. Whether or not you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

By Order of the Board of Directors,
/s/ Robert M. Russell Jr.
Robert M. Russell Jr.
Chief Executive Officer and Chairman

Mansfield, Massachusetts

[October]     , 2005

- i -

- ii -

- iii -

ANNEXES

Annex A	Asset Purchase Agreement

Annex B	Voting Agreement

Annex C	Pro Forma Consolidated Financial Statements (Unaudited)

Annex D	Historical DRM Business Financial Statements (Unaudited)

- iv -

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and the Asset Purchase Agreement and may not contain all of the information about the asset sale that is important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read in their entirety this proxy statement, the Asset Purchase Agreement, the voting agreement, and the other documents to which we refer you.

The Companies (page 19)

The parties to the Asset Purchase Agreement are Axeda Systems Inc., or Axeda, and its subsidiaries, Axeda Systems Operating Company, Inc. and Axeda IP, Inc., as sellers, and ASOC Acquisition Corp., a Delaware corporation, as purchaser. ASOC Acquisition Corp. is a corporation newly formed by JMI Equity Fund V, L.P. and JMI Equity Fund V (AI), L.P., who we refer to together as JMI.

Our Impending Change of Address

We anticipate that on or about November 11, 2005, we will be moving our offices from our current location in Mansfield, Massachusetts to our new offices at 25 Forbes Boulevard, Suite 3, Foxborough, Massachusetts 02035. Any written communications that you would like to send to us after November 10, 2005 should be sent to our new address.

Description of the Assets to be Sold (pages 19 and 39)

We have agreed to sell to ASOC Acquisition Corp. substantially all of the assets relating to our DRM business (except the DRM assets that we and our subsidiaries employ in connection with the production, distribution and sale of the industrial automation products that we market as our “Wizcon” or “Supervisor” product family), including:

•	the new sublease relating to our office premises in Foxborough, Massachusetts;

•	all tangible personal property owned, held or used in connection with our DRM business;

•	certain contracts relating to our DRM business;

•	all accounts receivable relating to our DRM business;

•	intellectual property, including all computer software relating to the DRM business and all of our trademarks, service marks, trade names and domain names used in connection with the DRM business or necessary for the conduct of the DRM business and all corporate names that include the word “Axeda” and “eMation”;

•	transferable permits and governmental authorizations relating to our DRM business; and

•	certain other tangible and intangible assets relating to the purchased assets or our DRM business.

Description of Liabilities to be Assumed (pages 21 and 40)

ASOC Acquisition Corp. has agreed to assume certain liabilities relating to our DRM business, including:

•	certain obligations and liabilities, to the extent they are attributable to the period after closing, relating to the contracts that are acquired by ASOC Acquisition Corp.;

•	certain accrued expenses and trade accounts payable incurred in the ordinary course of the DRM business; and

•	vacation pay accrued through the closing date for employees of the sellers who are employed by ASOC Acquisition Corp. at closing.

Description of the Assets to be Retained by Axeda (pages 20 and 40)

We will retain all assets not sold to ASOC Acquisition Corp., including the following:

•	any assets used exclusively for business unrelated to the DRM business, including the DRM assets that we and our subsidiaries employ in connection with the production, distribution and sale of the industrial automation products that we market as our “Wizcon” or “Supervisor” product family;

•	all real property other than the sublease relating to our office premises in Foxborough, Massachusetts;

•	rights under contracts not acquired by ASOC Acquisition Corp.;

•	the capital stock of our subsidiaries; and

•	all of our cash and cash equivalent items.

Description of Liabilities to be Retained by Axeda (pages 21 and 41)

We will retain all liabilities not assumed by ASOC Acquisition Corp., including liabilities relating to:

•	all causes of action or claims for breach of contract, personal injury, property damage or other claims caused by or arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring on or before the closing date;

•	certain taxes;

•	indebtedness;

•	compensation, severance and other payments owed to present or former officers, directors or stockholders;

•	any assets not acquired by ASOC Acquisition Corp.; and

•	the conduct or operation of our DRM business or the ownership of the purchased assets prior to the closing, or any other businesses of Axeda and its affiliates.

Purchase Price (page 22)

Upon consummation of the asset sale, Axeda will receive $7,000,000 in cash, some of which may be paid by the surrender of the notes representing the $1,500,000 in aggregate principal amount of bridge loans made by JMI to us. ASOC Acquisition Corp. will also set aside at closing an amount to fund certain taxes of sellers relating to the DRM business, to the extent such taxes become due and payable within four months following closing of the asset sale.

Description of Bridge Loans (page 28)

In connection with the proposed asset sale, JMI has provided $1,500,000 of bridge loans to us. We refer to the transactions by which we borrowed those funds as the Bridge Loans. The Bridge Loans bear interest at the rate of 7% per annum and are secured by security interests in the assets of our DRM business. Pursuant to the terms of a subordination agreement that Laurus Master Fund, Ltd., or Laurus, the holder of a senior security interest in the assets of our DRM business, and other of our assets, has entered into with JMI and us, Laurus has agreed to subordinate its right to payment of the note we issued to it, and its security interest in those assets, so that JMI holds a senior secured lien in our DRM business assets to the extent of the first $600,000 of Bridge Loans that JMI provided to us. With respect to the $900,000 balance of JMI’s Bridge Loans to us, its security interest in the assets of our DRM business is pari passu with the security interest held by Laurus in the same assets. All of the Bridge Loans will become due and payable upon the closing of the asset sale, if the Asset Purchase Agreement is terminated for any reason, or on December 15, 2005, whichever occurs first. It is anticipated that JMI will assign the notes evidencing our indebtedness under the Bridge Loans to ASOC Acquisition Corp., and that those notes will be surrendered as partial payment of the purchase price to be paid by ASOC Acquisition Corp. at the closing of the asset sale transaction.

Reasons for the Asset Sale (page 32)

In 2004, after making substantial investments and efforts in developing our DRM business products, which included the significant expense and commitments of time and resources required to create a new market, it became apparent that, although we had achieved some success in creating that new market, it had been slow to develop, and required significant selling efforts and lead time for any sales. Additionally, we originally identified a retrofit market for our DRM product and technology that would potentially generate significant cash flow once an initial sale was completed. That did not materialize. Instead, we learned that our customers were principally integrating our DRM technology and products into new development efforts that had introduced a significant time delay into the revenue growth of the DRM business. As a result of these market and business conditions, we determined that the DRM business would require significant additional cash support and resources to generate significant revenue growth and become profitable. The costs of complying with new federal statutes and regulations further exacerbated our need to generate additional revenue. After reaching the conclusion that we could not support these needs with the resources we had, we determined that the best course of action would be to find additional capital, or a buyer interested in our technology who had the resources required to complete what we had started.

In October 2004, we secured $4,500,000 of additional capital from Laurus that was employed in our continuing effort to expand the market for our DRM products to a point where we would generate positive cash flows and become profitable. When that did not occur during the first half of 2005, we renewed our efforts to find a buyer for our DRM business.

We are proposing to sell our DRM business to ASOC Acquisition Corp. because we believe that the asset sale and the terms of the Asset Purchase Agreement are expedient and for the best interests of Axeda and our stockholders and other constituencies. In reaching its determination to approve the asset sale, the Asset Purchase Agreement and related agreements, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Axeda and the terms of the Asset Purchase Agreement.

No Opinion of Financial Advisor (page 34)

Our board of directors did not receive an opinion from a financial advisor or any other third party that the consideration we are to receive from ASOC Acquisition Corp. in connection with the asset sale is fair, from a financial point of view, to Axeda or its stockholders.

Reason for the Name Change (page 47)

The asset sale pursuant to the Asset Purchase Agreement includes the sale of all corporate names that include the word “Axeda.” It is a condition to ASOC Acquisition Corp.’s obligation to consummate the asset sale that we amend our certificate of incorporation to change our name to a one that does not include the word “Axeda.” We are proposing to change our name to “ITA Holdings, Inc.” concurrent with the closing of the asset sale.

Recommendation of Our Board of Directors (page 34)

After careful consideration, our board recommends that you vote “FOR” the proposal to approve the asset sale pursuant to the Asset Purchase Agreement and “FOR” the proposal to amend our certificate of incorporation to change our corporate name.

Conditional Nature of the Proposals (page 9)

The proposal to approve and adopt the asset sale pursuant to the Asset Purchase Agreement and the proposal to change our corporate name will be voted on separately at the special meeting, although the approval of both proposals are conditions to closing the asset sale. If either proposal is not adopted, the parties will not be required to consummate the asset sale. If we fail to obtain the requisite vote for approval of the asset sale, we will not be able to consummate the asset sale and either Axeda or ASOC Acquisition Corp. may terminate the Asset Purchase Agreement. If we fail to obtain the requisite vote for approval of the corporate name change, ASOC Acquisition Corp. may either terminate the Asset Purchase Agreement, in which case we will not be able to consummate the asset sale, or waive the condition relating to the corporate name change and consummate the asset sale. If the corporate name change is approved but the asset sale is not approved, the corporate name change will not take effect.

Vote Required to Approve the Asset Sale and Corporate Name Change (page 34)

Each of the asset sale and the corporate name change requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Voting Agreements (page 34)

Certain of our officers and directors, holding approximately 0.94% of our outstanding common stock (excluding options), have executed a voting agreement pursuant to which each has agreed to vote the shares held by them as of the record date in favor of the proposals to approve the asset sale pursuant to the Asset Purchase Agreement and the corporate name change. A copy of the voting agreement is attached as Annex B to this proxy statement.

Covenants (page 43)

Under the Asset Purchase Agreement, we have made a number of covenants, including the following:

•	not to engage in the DRM business for a period of five years after the closing;

•	not to solicit any customer of the transferred business for a period of five years after the closing;

•	not to solicit for employment or employ any transferred employees for a period of five years after the closing;

•	not to solicit, encourage, initiate or participate in any inquiries, negotiations or discussions, or approve or enter into an agreement with respect to a sale of the assets to be acquired by ASOC Acquisition Corp. under the Asset Purchase Agreement to any other person; and

•	other customary covenants governing the operation of our DRM business prior to the closing.

Conditions to Completion of the Asset Sale (pages 35 and 45)

The parties’ obligations to consummate the asset sale are subject to satisfaction or waiver of a number of closing conditions, including:

•	approval and adoption by our stockholders of the asset sale pursuant to the Asset Purchase Agreement.

•	delivery of consents to assignment of certain agreements being assigned to ASOC Acquisition Corp.;

•	delivery of payoff letters with respect to certain indebtedness to Laurus Master Fund, Ltd.; and

•	evidence of the filing of corporate documents to change our and our subsidiaries’ names.

Termination of the Asset Purchase Agreement; Expense Reimbursement (pages 36 and 46)

The Asset Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written consent of Axeda and ASOC Acquisition Corp.;

•	by Axeda or ASOC Acquisition Corp. if the closing does not occur by December 15, 2005, other than as a result of a failure by the party proposing to terminate the Asset Purchase Agreement to perform any of its obligations;

•	by Axeda or ASOC Acquisition Corp. if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

•	by Axeda or ASOC Acquisition Corp. upon the other party’s material breach of any representation, warranty, covenant or agreement that is not cured within five business days of receipt of notice of breach from the other party; or

•	by ASOC Acquisition Corp. if Axeda’s board of directors (i) fails to recommend the Asset Purchase Agreement, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to ASOC Acquisition Corp., or (iii) recommends that our stockholders approve, accept or tender their shares in response to any acquisition proposal or fails to recommend that our stockholders reject an acquisition proposal.

We have agreed if the Asset Purchase Agreement is terminated under certain circumstances to pay a termination fee of $500,000 and if the Asset Purchase Agreement is terminated under any circumstances to reimburse ASOC Acquisition Corp. and JMI Management, Inc. (another JMI affiliate) for their reasonable costs and expenses.

Interests of Management, Directors and Significant Stockholders in the Asset Sale (page 37)

Except as described below, no director, executive officer or associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale. Our board of directors was aware of these interests and considered them, among other factors, when approving the asset sale.

We currently expect that Dale Calder, a director and our President, will be the only director, executive officer or associate of any director or executive officer of Axeda who will have a business relationship with ASOC Acquisition Corp. after the closing. We currently expect that Mr. Calder will resign from Axeda and become employed by ASOC Acquisition Corp. as Chief Executive Officer and President upon the closing of the asset sale. Although ASOC Acquisition Corp. has not entered into agreements with Mr. Calder regarding his employment, we understand that ASOC Acquisition Corp. anticipates offering him a salary comparable to his salary with us, a bonus program, a payment upon his commencing employment, a severance arrangement, and initial beneficial ownership of approximately 4.7% of ASOC Acquisition Corp.’s common equivalent equity with the ability to increase that beneficial ownership to approximately 9.9% over four years (in each case, calculated on a fully diluted basis).

In addition, James Hansen (our chief technology officer), Richard MacKeen (our vice president of research & development), David Bennett (our vice president of sales), and Brian Anderson (our vice president of marketing) — none of whom is a director or executive officer of Axeda — are expected to terminate their employment with us and be employed by ASOC Acquisition Corp. upon closing the asset sale. Although ASOC Acquisition Corp. has not entered into agreements with these managers of the DRM business regarding their employment, we understand that ASOC Acquisition Corp. anticipates offering them salaries comparable to their salaries with us, bonus programs, severance arrangements, and ownership of shares of ASOC Acquisition Corp.’s common equivalent equity with the ability to earn additional shares of ASOC Acquisition Corp.’s common equivalent equity over four years.

Each of Messrs. Calder, MacKeen, Hansen and Bennett is employed by us pursuant to employment agreements that provide, among other things, for them to receive severance payments from us under certain circumstances, and for their obligation not to engage in competitive activities subsequent to the termination of their employment with us. We have entered into employment termination and waiver agreements with each of them that will become effective if the sale of our DRM business and assets to ASOC Acquisition Corp. is closed pursuant to the Asset Purchase Agreement and such person becomes employed by ASOC Acquisition Corp. following the closing. In accordance with those employment termination and waiver agreements, in consideration for our agreement that their acceptance of employment by ASOC Acquisition Corp. and their rendition of services to ASOC Acquisition Corp. as an employee or consultant shall not constitute a violation of the non-competition provisions contained in our employment agreements with them:

•	Mr. Calder has agreed to waive his entitlement to receive a lump sum payment of severance benefits valued at approximately $886,000;

•	Mr. MacKeen has agreed to waive his entitlement to receive severance benefits valued at approximately $217,500 that we would be obligated to pay to him for a period of one year;

•	Mr. Hansen has agreed to waive his entitlement to receive severance benefits valued at approximately $188,500 that we would be obligated to pay to him for a period of one year; and

•	Mr. Bennett has agreed to waive his entitlement to receive severance benefits valued at approximately $70,000 that we would be obligated to pay to him for a period of six months.

As a result, if the asset sale transaction is consummated and each of those persons becomes employed by ASOC Acquisition Corp., we will have no obligation to pay the above-mentioned severance benefits.

In addition, on September 1, 2005, ASOC Acquisition Corp. entered into the Voting Agreements with each of David Bennett, Paul Vais, Karen Kupferberg, James Hansen, Robert M. Russell, Jr., Richard MacKeen and Dale Calder described under the caption “Voting Agreements.”

Tax Consequences of the Asset Sale (page 38)

The sale of assets by Axeda pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

No Appraisal Rights (page 38)

Holders of our common stock are not entitled to appraisal rights in connection with the asset sale under the Delaware General Corporation Law, our certificate of incorporation or our bylaws.

Regulatory Approvals (page 39)

The asset sale is not subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Use of Proceeds and Operations Following the Closing (page 34)

Of the $7,000,000 purchase price for the DRM business, we currently expect that approximately $1,530,000 will be paid by surrendering the notes evidencing the JMI Bridge Loans, with the remaining approximately $5,470,000 to be paid in cash. We propose to use those cash proceeds as follows:

•	approximately $4,725,000 (which includes interest which will accrue on our indebtedness to Laurus through an assumed closing date of November 30, 2005) will be paid in full satisfaction of that indebtedness;

•	approximately $550,000 will be applied to the payment of the anticipated costs of the proposed sale of the DRM business; and

•	the remaining approximately $195,000 will be available for working capital and general corporate purposes and for any other uses that our board may determine.

After the closing, our remaining business will consist of the production, distribution and sale of the industrial automation products marketed as our Wizcon and Supervisor product family. Those business operations are primarily conducted through our office in France. We will continue our efforts to resolve outstanding liabilities. We also intend to evaluate and explore all available alternatives. Although our board of directors has not yet made any determination, such alternatives may include seeking new investors in, or a strategic partner to help expand, our industrial automation products business, seeking a buyer for that business, dissolving and liquidating Axeda or reorganizing or liquidating our business in bankruptcy proceedings. You should review the “Asset Sale Risk Factors” section beginning on page 16 for a discussion of some of the risks related to our future operations.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present selected historical financial information for us and our DRM business and selected pro forma financial information giving effect to the proposed sale of our DRM business to ASOC Acquisition Corp. and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale.

Our historical financial information as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004 presented below were derived from our financial statements. The historical financial statements of our DRM business were derived from the available financial information contained in the accounting records of our U.S., European and Asian subsidiaries as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004.

The selected unaudited pro forma consolidated balance sheet information as of June 30, 2005 was prepared to give effect to the sale of our DRM business to ASOC Acquisition Corp. and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale, as if the sale and repayment had occurred on that date. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 assume that the sale and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale had occurred on the first day of the periods then ended.

The following selected historical financial information and selected pro forma financial information should be read in conjunction with our historical financial statements and notes thereto incorporated in this proxy statement by reference, the unaudited historical financial statements of our DRM business included in Annex D, and the unaudited pro forma consolidated financial statements included in Annex C.

The following selected financial information is for information purposes only. It is not intended to represent or be indicative of the results of operations or financial position that would have been reported if our DRM business been operated as a separate entity as of the respective dates presented and during the periods ended on such dates, or if the sale of our DRM business been completed as of the dates presented. The following selected financial information may not be representative of the future results of operations or financial position of us or the DRM business.

	Six Months Ended June 30, 2005				Year Ended December 31, 2004
	Axeda Historical	DRM Business Historical	Axeda Pro Forma		Axeda Historical	DRM Business Historical	Axeda Pro Forma
	(In thousands, except per share data)
Statement of operations data:
Total revenues	$7,298	$4,337	$2,961		$12,885	$6,261	$6,624
Net loss	(1,784)	(87)	(1,697)		(9,691)	(6,481)	(3,210)
Net loss per share	(0.05)		(0.05)		(0.30)		(0.10)
Balance sheet data (at period end):
Cash and cash equivalents	$1,232	$516	$3,144	(1)
Current assets	5,356	2,819	5,077
Current liabilities	8,397	3,659	5,568
Working capital	(3,041)	(840)	(491)
Total assets	11,632	8,787	5,394
Notes payable (including current portion)	2,813	2,813	—
Total liabilities	10,482	5,707	5,627
Stockholders’ equity	1,150	3,080	(233)	(2)

(amounts in thousands)

(1)	Assuming that the closing of the sale of the DRM business were to occur on November 30, 2005, we currently estimate that our cash balance on that date would be between $600 and $1,000. That estimate further assumes the payment of transaction costs of $550, repayment of the JMI Bridge Loan (including accrued interest), repayment of the note payable to Laurus including accrued interest totaling $4,725, and the effects of estimated operating losses and working capital requirements for the five-month period between July 1, 2005 and November 30, 2005.

(2)	We have not paid any cash dividends to our stockholders, and do not anticipate paying any cash dividends in the foreseeable future.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE ASSET PURCHASE

AGREEMENT AND THE SPECIAL MEETING

Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1. WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

You are being asked to consider and vote upon a proposal to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our device relationship management, or DRM, business to ASOC Acquisition Corp. pursuant to the Asset Purchase Agreement among Axeda Systems Inc., our subsidiaries, Axeda Systems Operating Company, Inc. and Axeda IP, Inc. and ASOC Acquisition Corp., for a purchase price of $7,000,000 in cash (some of which may be paid through the surrender of notes), plus the assumption of certain liabilities related to our DRM business. In addition, our stockholders will consider and vote upon a proposal to change our corporate name to ITA Holdings, Inc. Our name change is a condition to consummating the asset sale.

2. WHAT DOES IT MEAN TO SELL SUBSTANTIALLY ALL OF THE ASSETS RELATING TO OUR “DRM BUSINESS”?

We are proposing to sell to ASOC Acquisition Corp. substantially all of the assets related to the DRM business we and our subsidiaries have historically conducted. This business includes our Axeda DRM software systems designed to remotely monitor, manage and service intelligent devices deployed at end-user sites. The Axeda DRM software systems include Axeda Agent software, an Axeda Enterprise server and Axeda Applications and related products and services. The assets include customer and partner agreements, intellectual property, and certain furniture and equipment related to the DRM business. The sale will not include the DRM assets that we and our subsidiaries employ in connection with the production, distribution and sale of the industrial automation products that we market as our “Wizcon” or “Supervisor” product family. In this proxy statement:

•	we refer to the business that we will be selling as the DRM business; and

•	we refer to the DRM business, together with the assets we will be selling that are related to the conduct of the DRM business, as the DRM business and assets.

3. WHAT WILL HAPPEN IF THE ASSET SALE IS APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

If the asset sale pursuant to the Asset Purchase Agreement and the corporate name change are approved and adopted by our stockholders, we will sell the DRM business and assets to ASOC Acquisition Corp. under the terms of the Asset Purchase Agreement, as more fully described in this proxy statement. In connection with the asset sale, we have made certain covenants, as more fully described in this proxy statement.

Following the sale of the DRM business and assets, our remaining business will be the production, distribution and sale of the industrial automation products marketed as our Wizcon and Supervisor product family which is primarily conducted through our office in France. We will continue our efforts to resolve outstanding liabilities. We also intend to evaluate and explore all available alternatives. Although our board of directors has not yet made any determination, such alternatives may include seeking new investors in, or a strategic partner to help expand, our industrial automation products business, seeking a buyer for that business, dissolving and liquidating Axeda or reorganizing or liquidating our business in bankruptcy proceedings.

4. WHAT WILL HAPPEN IF THE ASSET SALE OR THE CORPORATE NAME CHANGE IS NOT APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

If the asset sale is not approved by our stockholders:

•	we will not sell our assets to ASOC Acquisition Corp. pursuant to the Asset Purchase Agreement; and

•	either we or ASOC Acquisition Corp. may terminate the Asset Purchase Agreement.

If the corporate name change is not approved by our stockholders, ASOC Acquisition Corp. may terminate the Asset Purchase Agreement, in which case we will not be able to consummate the asset sale, or waive the condition relating to the corporate name change and consummate the asset sale. In either case, if the Asset Purchase Agreement is terminated, we will become immediately obligated to:

•	repay all principal and interest owed to JMI pursuant to the Bridge Loans; and

•	reimburse ASOC Acquisition Corp. and JMI Management for all of their reasonable fees and expenses for legal, accounting and financial advisory services incurred in connection with the transactions contemplated by the Asset Purchase Agreement.

Pursuant to the amended and restated subordination agreement, Laurus has granted to JMI an option, exercisable under certain circumstances (including in the event that our stockholders fail to approve the DRM asset sale transaction) during the ten-day period following the special meeting, to purchase all of the agreements, documents and instruments evidencing our indebtedness to Laurus. By that same agreement, JMI has granted to Laurus, an option, exercisable during the ten-day period following JMI’s option period, to purchase all of the agreements, documents and instruments evidencing our indebtedness to JMI. If either JMI or Laurus exercises their respective options, the party who does so would be our sole senior secured creditor and would hold a security interest covering all of our assets related to the DRM business. If we were to fail to repay the more than $6,000,000 of indebtedness that would then be due and owing under the JMI and Laurus loan documents, the exercising party could seek to commence foreclosure proceedings upon all of our assets.

5. WHEN IS THE ASSET SALE EXPECTED TO BE COMPLETED?

If the asset sale pursuant to the Asset Purchase Agreement and corporate name change are approved and adopted at the special meeting, we expect to complete the asset sale as soon as practicable after all of the conditions in the Asset Purchase Agreement have been satisfied or waived. Axeda and ASOC Acquisition Corp. are working toward satisfying the conditions to closing and completing the asset sale as soon as reasonably possible. We expect to be able to complete the asset sale prior to the end of November 2005 or in early December 2005.

6. HOW WAS THE PURCHASE PRICE FOR THE ASSETS DETERMINED?

In 2004, our board formed a special committee of independent directors who began to look for a buyer for our entire company. The investment banking firm that the special committee engaged to help them in that regard contacted 59 potential acquiring companies, and engaged in discussions with a number of them. However, none of those meetings resulted in meaningful negotiations. During the spring of this year, the special committee renewed its effort to find a buyer with the assistance of a different financial advisor – Blitzer, Clancy & Company. In part, as a result of those efforts, JMI and two other potential buyers – another private equity firm and one of our competitors – began negotiations with the special committee and its financial advisor about acquiring the DRM business and assets. In the latter part of June of this year, the special committee engaged in negotiations with all three potential buyers. After receiving initial offers from each of the potential buyers, the special committee engaged in simultaneous discussions with the three bidders in an effort to achieve revised and refined offers containing higher and better terms. Ultimately, after each of the potential buyers had submitted what it characterized as its final offer, the special committee evaluated each one. Based upon that evaluation, the special committee reached the conclusion that JMI’s offer, which combined an offer to provide up to $1,500,000 of bridge financing, with an all cash price of $7,000,000, an assumption of approximately $1,782,000 of liabilities as of May 31, 2005, to the extent that the same shall exist on the closing date of the Asset Purchase Agreement, and no indemnification holdbacks, was the best of the three offers.

7. AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?

No. Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company’s assets.

8. WHAT WILL HAPPEN TO MY AXEDA SHARES IF THE ASSET SALE IS APPROVED?

The asset sale will not alter the rights, privileges or nature of the outstanding shares of Axeda. A stockholder who owns shares of Axeda common stock immediately prior to the closing of the asset sale will continue to hold the same number of shares immediately following the closing. It is anticipated that those shares will continue trade over-the-counter in the “Pink Sheets.”

9. WILL I RECEIVE PAYMENT AS A RESULT OF THE ASSET SALE?

No. You will not receive any distribution of proceeds as a direct result of the asset sale.

10. HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSALS?

The board of directors recommends that you vote “FOR” the proposal to approve and adopt the asset sale pursuant to the Asset Purchase Agreement and “FOR” the proposal to amend our certificate of incorporation to change our corporate name.

11. HOW DO I VOTE?

You may vote your shares by signing and dating each proxy card you receive and returning them in the enclosed envelope prior to the special meeting.

12. CAN I CHANGE MY VOTE?

Yes. You may change your proxy instructions at any time before your proxy is voted at the special meeting. Proxies may be revoked at or prior to the special meeting by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (21 Oxford Road, Mansfield, Massachusetts 02048);

•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

13. WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

14. WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

15. WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

Only holders of record of our common stock as of the close of business on [October 14], 2005 are entitled to notice of and to vote at the special meeting.

16. HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

At the close of business on [October 14], 2005, there were [32,920,984] shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder’s name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

17. WHAT IS A “QUORUM” FOR PURPOSES OF THE SPECIAL MEETING?

In order to conduct business at the special meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

18. WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

Once a quorum has been established, for each of the asset sale proposal and the corporate name change proposal to be approved and adopted, a majority of our outstanding shares must vote “FOR” each proposal.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Axeda common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Axeda common stock is required to approve and adopt the asset sale and the Asset Purchase Agreement, and also to approve the proposal to change our name, a failure to provide your broker with instructions on how to vote your shares on either or both of those proposals will have the effect of a vote against each proposal for which no voting instructions are given by you to your broker.

19. WHAT HAPPENS IF I ABSTAIN?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

20. HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

Although we do not know of any business to be considered at the special meeting other than the proposed asset sale and the proposed amendment to our certificate of incorporation described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders,                      and                     , to vote on such matters at their discretion.

21. WHO WILL BEAR THE COST OF THIS SOLICITATION?

We will bear the entire cost of soliciting proxies from our stockholders. We have engaged the services of The Altman Group, Inc. (“Altman”) to assist in the solicitation of proxies for the Special Meeting and will pay Altman a fee of $8,000 plus reimbursement of reasonable out of pocket expenses for these services. In addition to soliciting proxies by mail, Altman and directors, officers and employees of Axeda (acting without additional compensation) may solicit proxies personally and by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

22. WHO CAN ANSWER ANY QUESTIONS I MAY HAVE?

You can find more information about Axeda from various sources described under “Where You Can Find More Information” beginning on page 54.

If you have any questions or need assistance voting your shares please contact:

The Altman Group, Inc.

60 East 42nd Street, Suite 405

New York, New York 10165

(212) 681-9600

Please Call Toll Free: (800) [            ]

[        ]@altmangroup.com

If you have additional questions about the sale of the DRM business, you should contact:

Erin Nolan Smith

Axeda Systems Inc.

21 Oxford Road

Mansfield, Massachusetts 02048

(508) 851-1251

THE SPECIAL MEETING OF AXEDA STOCKHOLDERS

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

When and Where the Special Meeting Will be Held

We will hold the special meeting at The Holiday Inn, 31 Hampshire Street, Mansfield, MA 02048 on [November]     , 2005 at                     , local time.

What Will be Voted Upon

At the special meeting, we are asking holders of record of Axeda common stock to consider and vote on the following proposals:

•	The approval and adoption of the sale of substantially all of the assets relating to our DRM business to ASOC Acquisition Corp. pursuant to the Asset Purchase Agreement by and among Axeda Systems Inc., our subsidiaries, Axeda Systems Operating Company, Inc. and Axeda IP, Inc. and ASOC Acquisition Corp. (see “The Asset Sale” beginning on page 15 and “The Asset Purchase Agreement” beginning on page 34);

•	The approval of an amendment to our certificate of incorporation to change our name to ITA Holdings, Inc.; and

•	The transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Voting Securities; Quorum

Only holders of record of Axeda common stock at the close of business on [October 14], 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [32,920,984] shares of Axeda common stock were issued and outstanding. Holders of record of Axeda common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A complete list of stockholders of record will be available for review at our executive offices for any purpose germane to the special meeting during ordinary business hours for a period of ten days before the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of Axeda common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Shares voting against the asset sale will not be voted in favor of adjournment. Abstentions count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

Each of the asset sale and the corporate name change proposals requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the requisite vote for approval and adoption of the asset sale pursuant to the Asset Purchase Agreement, we will not be able to consummate the asset sale, and either Axeda or ASOC Acquisition Corp. may terminate the Asset Purchase Agreement. If we fail to obtain the requisite vote for approval of the corporate name change, ASOC Acquisition Corp. may either terminate the Asset Purchase Agreement, in which case we will not be able to consummate the asset sale, or waive the condition relating to the corporate name change and consummate the asset sale. Certain of our officers and directors holding approximately 0.94% of our outstanding common stock have executed a voting agreement pursuant to which each has agreed to vote the shares held by such stockholder as of the record date in favor of the proposals to approve and adopt the asset sale pursuant to the Asset Purchase Agreement and change our corporate name. A copy of the voting agreement is attached as Annex B to this proxy statement.

Voting Your Shares and Changing Your Vote

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the asset sale pursuant to the Asset Purchase Agreement and for the amendment to our certificate of incorporation to change our name to ITA Holdings, Inc.

Revocation of Proxy

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

Only shares affirmatively voted for the approval and adoption of the asset sale pursuant to the Asset Purchase Agreement and for the approval of the amendment of our certificate of incorporation to change our name, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for these proposals. Shares of Axeda common stock held by persons attending the special meeting but not voting, and shares of Axeda common stock for which we receive proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against these proposals for purposes of determining whether or not a majority of the outstanding shares have been voted for the approval and adoption of the asset sale pursuant to the Asset Purchase Agreement and for approval of the amendment of our certificate of incorporation to change our name.

Proxy Solicitation

We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. We have engaged the services of Altman to assist in the solicitation of proxies for the Special Meeting and will pay Altman a fee of $8,000 plus reimbursement of reasonable out of pocket expenses for these services. In addition to soliciting proxies by mail, Altman and directors, officers and employees of Axeda (acting without additional compensation) may solicit proxies personally and by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Asset Purchase Agreement) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the possibility that we may fail to meet several significant closing conditions - the failure of any one of which may result in the transaction not being consummated; the risk that the transaction may close more slowly than expected or not at all; potential disruptions resulting from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; transaction costs; decisions by the SEC or other governmental or regulatory bodies; the vote of our stockholders; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended June 30, 2005. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote for the proposal to approve and adopt the asset sale pursuant to the Asset Purchase Agreement. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

We may sell substantially all the assets of our business. If we do so, there is no assurance that stockholders would receive any of the proceeds from the sale of our assets.

The assets involved in the proposed sale of the DRM business to ASOC Acquisition Corp. accounted for approximately 50% of our total revenues in 2003, 49% in 2004 and 59% in the first six months of 2005. Following completion of the sale of our DRM business and assets, if it occurs, we will no longer have the revenue stream generated by those assets.

We have recently received some inquiries from third parties who have indicated that they may be interested in acquiring the industrial automation products manufacturing and distribution business through which we market our “Wizcon/Supervisor” product family. We may consider selling the Supervisor products family business if we are offered terms that we view to be favorable. However, there can be no assurances that a suitable acquirer will be identified or that we could negotiate a favorable price and terms for such transaction.

Even if we succeed in selling substantially all of our assets, there is no assurance that after the necessary payments to creditors, there would be sufficient funds remaining for distribution to stockholders or that we may not file for or be forced into bankruptcy.

There is no assurance that the sale of the DRM business and assets will be completed.

ASOC Acquisition Corp. will not be obligated to complete the sale of the DRM business and assets unless all conditions to ASOC Acquisition Corp.’s obligations are satisfied or waived, including our obligation to assign various contracts and agreements to ASOC Acquisition Corp. and the requirement that our stockholders approve the transaction. There can be no assurance that all of such conditions will be satisfied or waived and that we will receive such stockholder approval.

The terms of our debt obligations to JMI and Laurus subjects Axeda to the risk of foreclosure on substantially all of the assets of Axeda and certain of its subsidiaries related to the DRM business.

Laurus has made a $4,500,000 loan to us. JMI has provided $1,500,000 of Bridge Loans to us. To secure the payment of all obligations owed by us to Laurus, we granted to Laurus a security interest in, and lien upon, all of our assets and the assets of some of our U.S. subsidiaries and we pledged the stock of some of our U.S. subsidiaries to Laurus. To secure the payment of all obligations owed by us to JMI, we granted to JMI a security interest in, and lien upon, substantially all of the assets employed in the DRM business. The JMI Bridge Loans will become due and payable at the time of closing of the asset sale, upon the occurrence of an event of default or termination of the Asset Purchase Agreement for any reason or on December 15, 2005, whichever occurs first. To the extent we are unable to repay the Bridge Loans at such time, we may be subject to foreclosure by JMI on substantially all of the assets of Axeda and certain of its subsidiaries related to the DRM business. In addition, to induce Laurus to subordinate its security interest and to provide all other consents necessary for the transactions with JMI, we agreed that we would pay to Laurus in full in cash all outstanding principal and accrued and unpaid interest owed to Laurus simultaneously with the closing of the JMI transaction. This payment will be deemed to be in full satisfaction of all of our obligations to Laurus, and we will not be required to pay to Laurus the prepayment penalty that would have required payment of 120% of the outstanding principal and accrued and unpaid interest owed to Laurus. If bankruptcy proceedings are initiated by or against us prior to the closing of the JMI transaction, then we will again become obligated to pay the prepayment penalty in accordance with the terms of the Laurus debt and any other obligations that may arise. In the event that the Asset Purchase Agreement is terminated, our indebtedness to JMI and Laurus in the aggregate principal amount of approximately $6 million plus interest will then become due and payable. If that occurs, it is unlikely that we will be able to pay that indebtedness. If either or both of Laurus and JMI commence to foreclose on their respective liens, such actions would substantially and materially adversely affect our financial condition and our ability to remain in business.

Following the sale of the DRM business and assets, we may need additional capital to fund our operations and to repay creditors. If we cannot obtain this capital, when and if needed, we will have to significantly curtail our operations and our ability to continue as a going concern may be jeopardized.

The net proceeds from the sale of the DRM business and assets will enable us to pay all sums due and owing to Laurus, but may not be sufficient to pay what we owe to our other creditors. Laurus has agreed to subordinate its right to payment of the note we issued to it and its security interest in substantially all of the assets of Axeda and certain of its subsidiaries related to the DRM business, so that JMI holds a senior secured lien on the assets related to the DRM business to the extent of $600,000 of the JMI Bridge Loans, and it holds a secured lien that is pari passu with Laurus’ security interest to the extent of the $900,000 balance of the JMI Bridge Loans. To induce Laurus to subordinate its security interest and to provide all other consents necessary for the consummation of the transactions contemplated by the Asset Purchase Agreement, we agreed that we would pay to Laurus in full in cash all outstanding principal and accrued and unpaid interest owed to Laurus simultaneously with the closing of the JMI transaction. This payment will be deemed to be in full satisfaction of all of our obligations to Laurus, and we will not be required to pay to Laurus the prepayment penalty that would have required payment of 120% of the outstanding principal, plus accrued and unpaid interest. If bankruptcy proceedings are initiated by or against us prior to the closing of the Asset Purchase Agreement, then we will again become obligated to pay the prepayment penalty and any other obligations that may arise.

Even if the sale of the DRM business and assets is completed, we may require additional capital to fund our operations and repay unsecured creditors. If we require additional capital, we will need to seek external debt or equity financing and/or sell the Supervisor products family business assets following the completion of the sale of the DRM business and assets. In light of our financial condition, sources of funds or other financing may not be available for us in the future or may not be available in amounts we require to operate our business. Finally, we may be unable to obtain financing on terms acceptable to us. Our failure to obtain capital to finance our working capital needs and pay our obligations to unsecured creditors in adequate amounts and on acceptable terms will negatively impact our business, financial condition and liquidity and we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses and could have a material adverse effect on our financial condition and results of operations.

The failure to complete the asset sale may result in a decrease in the market value of our common stock.

The asset sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the asset sale will be completed. If our stockholders fail to approve the proposal at the special meeting or if the asset sale is not completed for any other reason, the market price of our common stock may decline.

If our stockholders do not approve and adopt the asset sale pursuant to the Asset Purchase Agreement, there may not be any other offers from potential acquirers.

If our stockholders do not approve the asset sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Axeda or be willing to offer a reasonable purchase price.

If our stockholders do not approve the asset sale and Asset Purchase Agreement or if we do not complete the asset sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our history of operating losses, increasing competition from custom software development by in-house developers and others, the expense of research and development, our reliance on a small number of large customers, a limited number of indirect distribution channels and litigation and claims regarding our intellectual property rights.

If our stockholders do not approve and adopt the Asset Purchase Agreement or if the asset sale is not completed, we will continue to face these challenges and uncertainties.

We will be unable to compete with the DRM business for five years from the date of the closing.

We have agreed for a period of five years from the date of the closing of the asset sale (i) not to solicit or otherwise communicate with any customer of the DRM business for the purpose of inducing such customer to refrain from or to discontinue its relationship with ASOC Acquisition Corp.; and (ii) not to compete with the DRM business.

PROPOSAL 1 - THE ASSET SALE

This section of the proxy statement describes certain aspects of the sale of substantially all of the assets relating to our DRM business to ASOC Acquisition Corp. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Asset Purchase Agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Axeda Systems Inc., Axeda Systems Operating Company, Inc. and Axeda IP, Inc.

Axeda Systems Inc. is a software and services company providing solutions in an emerging market known as Machine-to-Machine, or M2M. Solutions in the M2M market enable communications between people, devices, and systems and turn the resulting data into information that companies can act upon. Axeda Systems Operating Company, Inc. and Axeda IP, Inc. are wholly owned indirect subsidiaries of Axeda. Our principal executive offices are located at 21 Oxford Road, Mansfield, Massachusetts 02048, and the telephone number of our principal executive offices is (508) 337-9200.

ASOC Acquisition Corp.

ASOC Acquisition Corp. is a Delaware corporation. The address of ASOC Acquisition Corp.’s principal executive office is c/o JMI Management, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202 and the telephone number of its principal executive office is (410) 385-2691.

Terms of the Asset Purchase Agreement

The Asset Purchase Agreement is the primary legal document governing the rights and obligations of Axeda and ASOC Acquisition Corp. In the Asset Purchase Agreement, we make certain representations and warranties and agree to perform or to refrain from performing certain actions. Stockholders are urged to carefully read the Asset Purchase Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement.

Description of Assets to be Sold and Retained

Assets to be Sold to ASOC Acquisition Corp.

Subject to and upon the terms and conditions set forth in the Asset Purchase Agreement, we are selling to ASOC Acquisition Corp. substantially all of the assets relating to our DRM business, including the following:

•	the new sublease relating to our office premises in Foxborough, Massachusetts;

•	all tangible personal property owned, held or used in connection with our DRM business;

•	raw materials, work-in-progress, finished goods, supplies or other inventories owned, held or used in connection with the DRM business or necessary to conduct the DRM business;

•	certain contracts relating to our DRM business;

•	all accounts receivable relating to our DRM business;

•	all prepaid expenses and deposits relating to our DRM business;

•	all causes of action, claims and rights against third parties relating to the DRM business;

•	intellectual property, including all computer software relating to the DRM business and all of our trademarks, service marks, trade names and domain names used in connection with the DRM business or necessary for the conduct of the DRM business and all corporate names that include the word “Axeda” and “eMation”;

•	transferable permits and governmental authorizations relating to our DRM business;

•	books and records relating to our DRM business;

•	all rights to enforce assignment of inventions, non-competition, confidentiality or non-solicitation covenants against employees, consultants or other third parties;

•	insurance, warranty and condemnation net proceeds received after closing relating to purchased assets;

•	goodwill associated with the DRM business and the going concern value of the DRM business; and

•	certain other tangible and intangible assets relating to the purchased assets or our DRM business.

Assets to be Retained by Axeda

We will retain all assets not sold to ASOC Acquisition Corp., including the following:

•	any assets used exclusively for business unrelated to the DRM business, including the DRM assets that we and our subsidiaries employ in connection with the production, distribution and sale of the industrial automation products that we market as our “Wizcon” or “Supervisor” product family;

•	our general ledger, accounting records, minute books, statutory books and corporate seal;

•	all real property other than the lease relating to our office premises in Foxborough, Massachusetts;

•	rights under contracts not acquired by ASOC Acquisition Corp.;

•	any intercompany or intracompany accounts or other receivables;

•	the capital stock of our subsidiaries;

•	all of our cash and cash equivalent items;

•	any pension, profit-sharing or employee benefit plans;

•	all employee agreements and severance arrangements;

•	any purchased assets sold or disposed of in the ordinary course of business; and

•	any right to receive mail or other communications regarding assets or liabilities not acquired by ASOC Acquisition Corp.

Description of Liabilities to be Assumed and Retained

Liabilities to be Assumed by ASOC Acquisition Corp.

In connection with the purchase of the assets, ASOC Acquisition Corp. will assume certain liabilities related to our DRM business, including:

•	certain obligations and liabilities, to the extent they are attributable to the period after closing, relating to the contracts that are acquired by ASOC Acquisition Corp.;

•	certain accrued expenses and trade accounts payable incurred in the ordinary course of the DRM business; and

•	vacation pay accrued through the closing date for employees of the sellers who will be employed by ASOC Acquisition Corp. at closing.

Liabilities to be Retained by Axeda

We will retain all liabilities not assumed by ASOC Acquisition Corp., including liabilities relating to:

•	any contract that is not assigned or asset that is not transferred to ASOC Acquisition Corp.;

•	any employee benefit plans or compensation arrangements;

•	the employment or termination of any employees working in the DRM business;

•	all causes of action or claims for breach of contract, personal injury, property damage or other claims caused by or arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring on or before the closing date;

•	certain taxes;

•	indebtedness;

•	environmental liabilities;

•	litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature;

•	present or former officers, directors or stockholders;

•	any assets not acquired by ASOC Acquisition Corp.; and

•	the conduct or operation of our DRM business or the ownership of the purchased assets prior to the closing, or any other businesses of Axeda and its affiliates.

Purchase Price

ASOC Acquisition Corp. has agreed to pay Axeda Systems Operating Company, Inc., on behalf of the sellers, $7,000,000 in cash for the assets to be sold, some of which may be paid by the surrendering of notes from the Bridge Loans. ASOC Acquisition Corp. will also set aside at closing an amount to fund certain taxes of sellers relating to the DRM business, to the extent such taxes become due and payable within four months following closing of the asset sale.

Background of the Asset Sale

In 2004, after making substantial investments and efforts in developing our DRM business products, which included the significant expense and commitments of time and resources required to create a new market, it became apparent that, although we had achieved some success in creating that new market, it had been slow to develop, and required significant selling efforts and lead time for any sales. Additionally, we originally identified a retrofit market for our DRM product and technology that would potentially generate significant cash flow once an initial sale was completed. That did not materialize. Instead, we learned that our customers were principally integrating our DRM technology and products into new development efforts that had introduced a significant time delay into the revenue growth of the DRM business. As a result of these market and business conditions, we determined that the DRM business would require significant additional cash support and resources to generate significant revenue growth and become profitable. The costs of complying with new federal statutes and regulations further exacerbated our need to generate additional revenue. After reaching the conclusion that we could not support these needs with the resources we had, we determined that the best course of action would be to find additional capital, or a buyer interested in our technology who had the resources required to complete what we had started.

After our board appointed a special committee of independent directors, consisting of Bruce J. Ryan (as chairman), James McDonald and Walter Threadgill, to engage in a search for a buyer, the special committee engaged a financial advisor to help it in that regard. The financial advisor contacted 59 potential acquiring companies, and engaged in discussions with a number of them. However, none of those meetings resulted in meaningful negotiations. In the latter part of 2004, we secured additional capital from Laurus that was employed in our continuing effort to expand the market for our DRM products to a point where we would generate positive cash flows and become profitable. When that did not occur by the Spring of 2005, we renewed our efforts to find a buyer for our DRM business.

During the Spring of this year, the special committee renewed its effort to find a buyer with the assistance of a different financial advisor – Blitzer, Clancy & Company. In part, as a result of those efforts, JMI, and two other potential buyers – another private equity firm and one of our competitors – began talking seriously with the special committee and its financial advisor about acquiring the DRM business and assets.

On May 16, 2005, we entered into a mutual nondisclosure agreement with JMI.

On June 3, 2005, we entered into a mutual nondisclosure agreement with our competitor.

During June of this year, the special committee and its advisors engaged in discussions with all three potential buyers and with Laurus.

On June 10, 2005, our competitor presented its initial offer. It provided:

•	for an unstated purchase price that would not be subject to any indemnification or other holdback;

•	that no liabilities of Axeda would be assumed; and

•	that, during the 21-day period commencing on the date of execution by the parties of a letter of intent Axeda would not seek to negotiate a transaction with any other potential buyer.

On June 14, 2005, JMI presented its initial proposal. JMI’s initial proposal provided:

•	for a purchase price of $5.0 million subject to an 18 month indemnification holdback in an amount to be agreed upon;

•	for assumption of only liabilities to be agreed upon after JMI completed its due diligence reviews;

•	that, as a condition to entering into definitive agreements, holders of at least 45% of Axeda’s common stock would be required to execute agreements providing that they would vote their shares in favor of the proposed sale transaction;

•	for a 60-day period commencing on the date of the execution of a letter of intent during which Axeda would deal exclusively with JMI,

•	for a termination fee of $500,000 payable upon termination of the proposed sale; and

•	for senior secured bridge loan financing of up to $1,000,000 at an interest rate of 15% per annum:

•	$250,000 of which would be available upon execution of a letter of intent; and

•	the balance of which would be available upon execution of a definitive asset purchase agreement, and which could be drawn down in $250,000 tranches.

On June 14, 2005, the special committee’s financial advisor and counsel met with representatives of Laurus to brief Laurus regarding the efforts that the committee had undertaken and the discussions that had thus far taken place with various potential buyers, and also to learn about any conditions that Axeda would have to satisfy to obtain Laurus’ consent to any asset sale. Laurus’ representatives responded that Laurus would be willing to permit an asset sale as long as it would be paid in full in connection with the consummation of the transaction.

Between June 15 and June 20, 2005, Mr. Ryan, the chairman of the special committee, together with the special committee’s advisors, engaged in discussions with representatives of each of the three potential buyers.

On June 20, 2005, the other private equity fund presented its initial offer. It provided:

•	for a purchase price of $6.5 million, of which $5.2 million would be paid at closing, and the $1.3 million balance would be held back for a period of 15 months and applied against indemnification obligations owed by Axeda to this potential buyer;

•	that the buyer would only assume certain liabilities directly related to the purchased assets;

•	that, as a condition to closing, all of our officers and directors would be required to execute agreements providing that they would vote their shares in favor of the proposed sale transaction;

•	for a termination fee of $500,000 payable upon termination of the proposed sale; and

•	for bridge loan financing of up to $1,000,000 at an interest rate of 9% per annum which could be drawn down in $250,000 tranches every 15 days, subject to the requirement that Laurus subordinate its payment entitlements and lien upon our assets to the payment entitlements and lien of the other private equity fund.

On June 22, 2005, JMI presented a revised proposal, which provided:

•	for a purchase price of $6.0 million subject to:

•	an 18-month indemnification holdback in an amount to be agreed upon; and

•	reduction in an amount equal to the difference between collections made on accounts receivable outstanding on May 31, 2005 and $518,000;

•	for assumption of specified liabilities totaling approximately $1.8 million;

•	that, as a condition to entering into definitive agreements, holders of at least 51% of Axeda’s common stock would be required to execute agreements providing that they would vote their shares in favor of the proposed sale transaction;

•	for a 60-day period commencing on the date of the execution of a letter of intent during which Axeda would deal exclusively with JMI,

•	for a termination fee of $500,000 payable upon termination of the proposed sale; and

•	for senior secured bridge loan financing of up to $1,000,000 at an interest rate of 15% per annum:

•	$250,000 of which would be available upon execution of a letter of intent; and

•	the balance of which would be available upon execution of a definitive Asset Purchase Agreement, and which could be drawn down in $250,000 tranches.

On June 21 and 22, 2005, Mr. Ryan and the special committee’s advisors spoke with principals of the three potential buyers and with the attorneys representing JMI and the other private equity fund in an effort to achieve revised and refined offers containing higher and better terms. During that same period, the special committee’s advisors spoke with representatives of Laurus to determine whether, and under what circumstances, Laurus would be willing to subordinate its payment entitlements and lien to those of the provider of our bridge financing. At that time, the special committee’s advisors were informed that Laurus would not be willing to subordinate it entitlements to a third party providing bridge financing to us.

On June 22, 2005, our competitor advised us that the purchase price it would pay pursuant to the offer it had made on June 10, 2005 would fall between $5.5 million and $7.5 million.

On June 23, 2005, the other private equity fund submitted a revised offer to the special committee which:

•	did not change its previously offered $6.5 million purchase price, but increased the amount of cash payable at closing from $5,200,000 to $5,525,000, reduced the amount of the indemnification holdback from $1,300,000 to $975,000 and reduced the length of the holdback period from 15 months to 12 months; and

•	provided for a 45-day period commencing on the date of the execution of a letter of intent during which Axeda would deal exclusively with the proposed buyer, but permitting Axeda to negotiate with any party who expressed an interest in making a proposal superior to the proposal made by the other private equity fund during the 14-day period following the first public announcement of the execution of a definitive agreement.

Also, on June 23, 2005, Mr. Ryan and the other members of the special committee (James McDonald and Walter Threadgill), together with the special committee’s advisors, held a conference telephone meeting to discuss the then current status of the offers and revised offers that we had received. During that meeting the members of the special committee agreed that Mr. Ryan and the special committee’s advisors should continue to negotiate with all three potential buyers in an effort to obtain better terms from each of them.

Between June 23 and June 24, 2005, Mr. Ryan and the special committee’s advisors continued to negotiate with all three potential buyers.

On June 24, 2005, the other private equity fund advised the special committee that it had decided to withdraw the revised offer that it had made on the previous day, and on June 25, 2005, our competitor advised the special committee that it was withdrawing its revised offer.

On June 27, 2005, JMI submitted a revised proposal to the special committee which:

•	increased the purchase price from $6.0 million to $7.0 million and eliminated the purchase price adjustment relating to our cash collections;

•	required that, as a condition to entering into definitive agreements, all directors and officers and their affiliates would be required to execute agreements providing that they would vote their shares in favor of the proposed sale transaction;

•	reduced the interest rate on the proposed bridge loans to 7% per annum; and

•	altered the subordination requirements regarding the bridge financing, so that only the first $250,000 of indebtedness would be required to be senior to Laurus’ payment entitlements and lien, and the $750,000 balance of such indebtedness would be pari passu with Laurus’ rights and lien.

Also on June 27, 2005, our competitor advised the special committee that it had decided to re-enter the bidding process with an increased offer of $8.0 million. However, the terms of its offer otherwise remained unchanged from the proposal it had submitted on June 10, 2005.

During the afternoon of June 27, 2005:

•	Laurus advised the special committee’s advisors that it would be willing to subordinate its payment entitlements and lien to the buyer providing our bridge financing, and that it would consider providing the bridge financing on the same terms that had been offered by the other private equity fund;

•	Mr. Ryan and the special committee’s advisors held discussions with each of the three potential buyers during which:

•	all of them were told that Axeda would require $1.5 million of bridge financing instead of $1.0 million of such financing;

•	all of them were told that Laurus was willing to subordinate its payment entitlements and lien to the buyer providing our bridge financing;

•	our competitor was told that the revised offer that it had submitted on the previous day could not be accepted unless it was amended to provide for its assumption of a substantial portion of the severance obligations that Axeda would incur if it became the buyer of our DRM business and, as a result of the consummation of that transaction, Axeda became obligated to comply with those severance obligations;

•	all of them were told that the special committee had considered the relative strengths and perceived weaknesses of each of their proposals, and believed that it was in a position to make a decision regarding the identity of the party that it would choose to negotiate a definitive agreement for the sale of the DRM business and assets;

•	JMI and our competitor were advised that, if they continued to be interested in acquiring our DRM business and assets, they should prepare and submit their respective best and final proposals for review by the special committee on June 28, 2005; and

•	the other private equity firm was told that if it might be interested in re-entering the bidding process, it should prepare and submit its best and final proposal for review by the special committee on June 28, 2005.

On June 28, 2005, the other private equity fund also re-entered the bidding by submitting a revised offer to the special committee which:

•	increased the purchase price from $6.5 million to $7.25 million, increased the amount of cash payable at closing from $5,525,000 to $6,162,500 and increased the amount of the indemnification holdback from $975,000 to $1,087,500; but

•	did not increase the amount of the bridge financing that it was willing to provide to us.

Also on June 28, 2005, our competitor submitted a revised offer to the special committee which:

•	did not change the $8,000,000 purchase price that it had offered to pay without any holdback;

•	but which did provide for the assumption of up to $886,000 of any severance payment liability that our President, Dale Calder, might be entitled to receive as a result of the sale of the DRM business and assets to our competitor;

•	and which also provided for bridge loan financing of up to $1,500,000 at an interest rate of 7% per annum:

•	$600,000 of which would be available on or before July 1, 2005; and

•	the balance of which would be available in $300,000 tranches every 15 days, but subject to the condition that Laurus subordinate its payment entitlements and lien upon our assets to our competitor’s payment entitlements and lien;

•	altered the exclusivity requirements to provide that we would not seek to negotiate with any other party until October 31, 2005, the termination of the definitive asset purchase agreement or the closing, whichever occurred first; and

•	provided that, in the event the definitive asset purchase agreement is terminated, we would be obligated to:

•	pay a termination fee of $500,000;

•	dismiss with prejudice the patent infringement legal proceedings that we were then prosecuting against our competitor;

•	execute and deliver to our competitor a covenant not to sue it; and

•	license our patented technology to our competitor.

Also on June 28, 2005, we provided written comments to JMI on its proposal and discussed with JMI and its legal counsel certain aspects of JMI’s proposal and the bidding process. Subsequently, on that day, JMI submitted a further revised proposal to the special committee which:

•	reiterated the $7.0 million purchase price;

•	eliminated any indemnification holdback;

•	required that, as a condition to entering into definitive agreements, all directors and officers (other than those serving on the special committee) would be required to execute agreements providing that they would vote their shares in favor of the proposed sale transaction;

•	increased the total amount of bridge financing that it was willing to provide to $1.5 million from $1.0 million, and changed the amounts of the tranches of such financing that it was willing to provide, so that $600,000 of such financing would be available after execution of a letter of intent and before execution of a definitive agreement and the $900,000 balance of such funds would be available after execution of the definitive agreement;

•	provided for a 45-day period commencing on the date of the execution of a letter of intent during which we would deal exclusively with JMI, but permitting us to negotiate with any party who expressed an interest in making a proposal superior to the proposal made by JMI during the 14-day period following the first public announcement of the execution of the letter of intent; and

•	provided for a termination fee of $500,000 payable upon termination of the proposed sale under certain circumstances and the reimbursement of JMI’s expenses upon termination of the proposed sale.

Also on June 28, 2005, to induce Laurus to subordinate its security interest and to provide all other consents necessary for the transactions with JMI, we agreed that we would pay to Laurus in full in cash all outstanding principal and accrued and unpaid interest owed to Laurus simultaneously with the closing of the DRM business asset transaction.

On June 29, 2005:

•	the members of the special committee, together with the special committee’s advisors, held a conference telephone meeting to discuss the best and final offers that each of the potential buyers had submitted on June 28, 2005. For the reasons set forth below under the heading “Reasons for the Special Committee’s Determination,” the special committee decided, after comparing all three proposals, that the combined elements of JMI’s proposal constituted the best offer; and

•	Axeda and JMI executed a letter of intent that embodied the terms and conditions contained in JMI’s proposal.

From June 29, 2005 through July 8, 2005, our representatives (including counsel for the special committee) negotiated the initial $600,000 of Bridge Loans with JMI, Laurus and their counsel. On July 8, 2005, we entered into definitive agreements with JMI and Laurus relating to the initial $600,000 of Bridge Loans from JMI and received the first $250,000 Bridge Loan. That and the other Bridge Loans made by JMI to us (see below) bear interest at the rate of 7% per annum, and will become due at the time of closing of the asset sale, upon the occurrence of an event of default or termination of the Asset Purchase Agreement for any reason or on December 15, 2005, whichever occurs first. We have used the proceeds of the Bridge Loans to support our DRM business.

Also, on July 8, 2005:

•	JMI commenced its due diligence investigation of Axeda, Axeda Systems Operating Company, Inc. and Axeda IP, Inc.;

•	as collateral security for the repayment of the Bridge Loans, we granted a security interest in all of our assets related to the DRM business to JMI; and

•	pursuant to the terms of a subordination agreement that Laurus, JMI and we entered into, Laurus agreed that

•	JMI’s lien upon the assets related to the DRM business would be senior to Laurus’ lien in those same assets with respect to the first $600,000 of our indebtedness to JMI;

•	Laurus would have the rights to purchase our indebtedness to JMI; and

•	until such time as Laurus purchased our indebtedness, Laurus would “stand-still,” or, in other words, it would not undertake any action to foreclose on the lien it held on our assets or to force us into bankruptcy.

Between July 8, 2005 and August 31, 2005, JMI and its counsel conducted due diligence reviews of us and the DRM business.

On July 14, 2005, we issued a press release and filed a Report on Form 8-K with the SEC announcing that we had entered into a letter of intent to sell the DRM business and assets to JMI. Pursuant to the terms of the letter of intent, the public announcement of the proposed sale of the DRM business and assets to JMI triggered the commencement of a 14-day “window-shop” period during which the special committee would be permitted to respond to unsolicited offers from parties interested in acquiring the DRM business and assets by supplying confidential information and to consider certain competing bids. During that 14-day period, no one contacted the special committee or its advisors to discuss the possibility of acquiring the DRM business and assets.

On July 19, 2005, we received an additional $350,000 of Bridge Loans from JMI.

On July 21, 2005, the special committee and its counsel received initial drafts of a proposed Asset Purchase Agreement, voting agreement, amended and restated subordination agreement and other documents pertaining to the proposed transaction from JMI’s counsel.

Between July 21, 2005 and September 1, 2005, representatives of Axeda and JMI and their respective legal counsel negotiated the terms and conditions of the proposed asset sale, including the Asset Purchase Agreement. These negotiations covered all aspects of the proposed transaction. The terms of the asset sale, including the consideration to be paid, were the result of arm’s-length negotiations between Axeda and JMI. Also, between July 21, 2005 and September 1, 2005, representatives of Axeda, Laurus and JMI and their respective legal counsel negotiated the terms and conditions of the additional $900,000 of Bridge Loans. Moreover, between August 26, 2005 and September 1, 2005, representatives of Axeda and its legal counsel negotiated the terms and conditions of the waiver of certain severance payment agreements with four of our employees.

On August 12, 2005, the day before the 45-day exclusivity period established by our letter of intent with JMI was scheduled to expire, the special committee approved a 15-day extension of the exclusivity period to August 28, 2005. The decision to extend the exclusivity period was primarily based upon the following developments:

•	the absence of any expression of interest by any other potential bidder during the 14 day window shop period that commenced on July 14, 2005;

•	the extent of the due diligence performed by JMI to date, which increased the probability of completing a successful transaction with JMI compared to a new bidder coming in at this stage; and

•	the substantial progress that had been made by the parties in negotiating the terms of the Asset Purchase Agreement.

On August 26, 2005, two days before the expiration of the 15-day extension of the exclusivity period that the special committee agreed to on August 12, 2005, the special committee approved a seven substantial progress that had been made on the negotiation of the agreements related to the proposed transaction.

Between August 26, 2005 and September 1, 2005, counsel for the special committee prepared proposed severance entitlement waiver agreements for execution by Messrs. Calder, MacKeen, Hansen and Bennett, and negotiated changes to those agreements with counsel representing Messrs. Calder and MacKeen.

On August 31, 2005, the special committee unanimously recommended, for the reasons stated below in the section entitled “Reasons for the Special Committee’s Determination,” that our board of directors adopt and approve the Asset Purchase Agreement and authorize the sale of the DRM business and assets pursuant to that agreement.

Also, on August 31, 2005, our board of directors determined, based in part upon the recommendations of the special committee, that the terms of the sale of the DRM business and assets, pursuant to the Asset Purchase Agreement, and in accordance with the transactions contemplated thereby are expedient, fair to, advisable and in the best interests of, Axeda, our stockholders and other constituencies. Accordingly, our board authorized our Chief Executive Officer to execute the Asset Purchase Agreement on behalf of Axeda.

On September 1, 2005:

•	we entered into the Asset Purchase Agreement with ASOC Acquisition Corp.,

•	ASOC Acquisition Corp. entered into Voting Agreements with each of David Bennett, Paul Vais, Karen Kupferberg, James Hansen, Robert M. Russell, Jr., Richard MacKeen and Dale Calder, and

•	we entered into the definitive agreements relating to the additional $900,000 of Bridge Loans with JMI and Laurus.

On September 6, 2005, we received an additional $900,000 of Bridge Loans from JMI.

Reasons for the Special Committee’s Determination

In recommending adoption and approval of the Asset Purchase Agreement and the sale of the DRM business and assets to the board of directors, the members of the special committee compared and analyzed the various terms and conditions proposed by the three potential buyers. Based on that comparison and analysis, the special committee came to the following conclusions:

•	The offer submitted by the other private equity fund, although higher on its face, was the least attractive of the three proposals because it did not provide for the $1.5 million of bridge financing loans that the other two bidders were willing to make, and it included a requirement to holdback $1,087,500 of the purchase price for a period of 12 months.

•	In light of the losses that we had been sustaining from our operations, the special committee placed significant importance on the magnitude and terms of the bridge financing that the three potential buyers were willing to provide, and the conditions that they were seeking to impose on our receipt of the proceeds to be derived from the sale of the DRM business and assets.

•	If we accepted the limits and restrictions contained in the final offer made by the other private equity firm, we would receive $500,000 less in bridge financing than the other bidders were prepared to provide, and only $6,162,500 of the purchase price would be available to us at the closing.

•	Both JMI and our competitor were prepared to provide $1.5 million of bridge financing and were willing to forego any indemnification holdbacks and pay the entire purchase price at closing.

•	If the special committee accepted JMI’s offer, we would receive $7.0 million of gross proceeds, we would be relieved of approximately $1.8 million of liabilities being assumed by JMI, and, assuming ASOC Acquisition Corp. employs certain of our managers as expected, we would avoid having to pay approximately $1.4 million in severance payments to these managers. If the special committee accepted our competitor’s offer, we would receive $8.0 million of gross proceeds, but we only would be relieved of approximately $0.9 million of assumed liabilities.

•	After taking into consideration:

•	the relative similarities of the net proceeds (gross proceeds less liabilities assumed by the buyer) that we would derive from either offer;

•	the risks inherent in providing confidential and proprietary information to a competitor prior to the execution of a definitive agreement; and

•	the requirements to dismiss our then pending patent infringement action, covenant not to sue and license our technology that would be imposed upon us if any definitive agreement that we entered into with our competitor was to be terminated, the special committee unanimously determined that JMI’s proposal was more attractive, in that the risks it posed were typical of any complex sale transaction, whereas the risks that our competitor was asking us to assume were much more severe.

In recommending adoption and approval of the Asset Purchase Agreement and the sale of the DRM business and assets to the board of directors, the members of the special committee considered, in addition to their analysis of the offers made by the three potential buyers, a number of other factors that they believe supported their recommendation. Included among those factors were:

•	Axeda’s inability to create a market for its DRM technology and products that was capable of generating the positive cash flows and profits needed to sustain the company as a going concern, as reflected in the opinion that its independent registered public accountants rendered in connection with their audit of Axeda’s 2004 financial statements.

•	Axeda’s inabilities, given the trading range of its common stock, to attract a meaningful equity investment; and in light of the pledging of substantially all of the assets of Axeda and certain of its subsidiaries related to the DRM business to Laurus, to attract any further debt financing.

•	After the terms and conditions of the proposed sale to JMI had been made publicly available via the filing on July 8, 2005 of a Form 8-K that included a copy of the Axeda-JMI letter of intent, and via a nationally disseminated press release describing those terms, no other potential buyer emerged at any time subsequent to that date.

The special committee drew on its knowledge of the business, financial results and prospects of Axeda, as well as the special committee’s knowledge of the Machine-to-Machine market generally that committee members had developed in their time as members of the full board of directors of Axeda as well as their outside business experiences.

The special committee also determined that the sale of the DRM business and assets is procedurally fair because, among other things:

•	Axeda’s board of directors established a special committee to consider and negotiate the terms of any proposed transaction;

•	the special committee was composed of independent directors who are not officers or employees of Axeda and have no financial interest in the sale of the DRM business and assets different from Axeda’s stockholders generally other than their ownership of stock options;

•	the special committee was given exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transactions;

•	the special committee retained and received advice from its own independent legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the Asset Purchase Agreement; and

•	the $7 million purchase price and the other terms and conditions of the Asset Purchase Agreement resulted from an active auction process followed by extensive arms’ length negotiations between the special committee and its representatives, on the one hand, and JMI and its representatives on the other hand.

After considering these factors, the special committee concluded that the terms and conditions of the Asset Purchase Agreement were expedient and fair to Axeda, its stockholders and its other constituencies both substantively and procedurally. Accordingly, on the basis of its comparison and analysis of the various offers that had been made, and its consideration of the terms of the Asset Purchase Agreement and the process by which it had been negotiated, the special committee unanimously recommended that

•	our board of directors authorize the execution of the Asset Purchase Agreement and consummate the sale of the DRM business and assets in accordance with its terms; and

•	our stockholders adopt and approve the Asset Purchase Agreement and the sale of the DRM business and assets in accordance with the transactions contemplated therein and thereby.

In view of the variety of factors considered in connection with its evaluations of the Asset Purchase Agreement and the sale of the DRM business and assets in accordance with its terms, the special committee did not find it practical to, and it did not quantify or otherwise attempt to assign, relative weight to the specific factors considered in reaching its conclusions. In addition, the special committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the special committee may have given different weight to different factors.

Reasons for Asset Sale

Axeda’s board of directors consists of six members, three of whom serve on the special committee. At the August 31, 2005 meeting of the board of directors, the special committee, with its legal and financial advisers participating, reported to the other members of the board of directors on the course of its negotiations with JMI and its legal counsel, its review of the Asset Purchase Agreement and the factors it took into account in reaching its determination that the sale of the DRM business and assets is expedient and is fair to, and for the best interests of, Axeda, its stockholders and its other constituencies. In view of the wide variety of factors considered in its evaluation of the sale of the DRM business and assets, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered. In considering the determination of the special committee, the board of directors believed that the analysis of the special committee was reasonable and adopted the special committee’s conclusion and the analysis underlying the conclusion.

In reaching its decision to approve and recommend the Asset Purchase Agreement and the sale of the DRM business and assets to our stockholders, the board of directors consulted with our management and the special committee’s financial and legal advisors, and considered a variety of factors, including the following:

Alternatives. Our board of directors considered the fact that, in 2004 and again in 2005, the special committee solicited indications of interest from, and engaged in discussions with, a number of parties regarding a potential sale of all or a portion of Axeda’s assets or business. The unanimous view of our board of directors was that the final agreement with ASOC Acquisition Corp. was the best available alternative for Axeda, our stockholders and other constituencies, taking into account the terms of the transaction, including the price, assumed liabilities and closing contingencies, and the ability of ASOC Acquisition Corp. to consummate a transaction in the most expeditious time and manner.

The Opportunities and Challenges Facing Axeda and the Uncertainties Surrounding Axeda’s Ability to Achieve Business Success. Our board of directors considered the opportunities and challenges facing us, as well as the uncertainties surrounding our ability to successfully execute our business plan. Specifically, our board of directors considered the substantial limitations on our ability to raise additional equity or debt capital to finance ongoing operations as well as the continued expansion of the market for our DRM technology and products.

Terms of the Asset Purchase Agreement and other Transaction Documents. Our board of directors considered the general terms and conditions of the Asset Purchase Agreement and the other agreements to be executed as part of the overall sale of the DRM business and assets, and, with the assistance of the special committee’s counsel, considered in detail specific provisions of those agreements, including: (i) the definition of material adverse effect; (ii) the prohibition on our solicitation of other acquisition proposals, and (iii) the ability of JMI to acquire our indebtedness owed to Laurus and foreclose upon substantially all of the assets of Axeda and certain of its subsidiaries related to the DRM business in the event that the Asset Purchase Agreement is terminated for any reason.

Employment Offers. Our board of directors also considered that ASOC Acquisition Corp. would extend offers of employment to certain employees who are actively employed in our DRM business.

Lack of Financing Condition. Our board of directors considered that the purchase price in the Asset Purchase Agreement is in cash and is not tied to Axeda’s ongoing financial performance or operating results and ASOC Acquisition Corp.’s obligation to consummate the asset sale is not subject to any financing contingencies, providing greater certainty that the sale will be consummated.

Taxable Transaction. Our board of directors considered that although the asset sale will result in a taxable gain to Axeda for United States federal income tax purposes, all, or substantially all, of the taxable gain is anticipated to be offset by current year losses from operations and available net operating loss carryforwards.

Expenses. Our board of directors also considered that Axeda will incur costs and expenses in connection with completing the asset sale which are estimated to be approximately $[550,000] and there will be substantial management time and effort devoted to closing the asset sale, which could cause disruptions to our business.

Risk of Not Completing Asset Sale. While our board of directors expects to complete the asset sale, our board of directors also considered that there is no assurance that all conditions to the parties’ obligations to complete the asset sale will be satisfied or waived and, as a result, it is possible that the asset sale may not be completed.

Use of Proceeds and Operations Following the Closing

Of the $7,000,000 purchase price for the DRM business, we currently expect that approximately $1,530,000 will be paid by surrendering the notes evidencing the JMI Bridge Loans, with the remaining approximately $5,470,000 to be paid in cash. We propose to use those cash proceeds as follows:

•	approximately $4,725,000 (which includes interest which will accrue on our indebtedness to Laurus through an assumed closing date of November 30, 2005) will be paid in full satisfaction of that indebtedness;

•	approximately $550,000 will be applied to the payment of the anticipated costs of the proposed sale of the DRM business; and

•	the remaining approximately $195,000 will be available for working capital and general corporate purposes and for any other uses that our board may determine.

After the closing, our remaining business will consist of the production, distribution and sale of the industrial automation products marketed as our Wizcon and Supervisor product family. Those business operations are primarily conducted through our office in France.

Our industrial automation product operations contributed $2,961,000 of our total revenues of $7,298,000 for the six months ended June 30, 2005 and $6,624,000 of our total revenues of $12,885,000 for the year ended December 31, 2004. Accordingly, as a consequence of the sale of the DRM business, we will be operating at a significantly reduced revenue volume as compared to prior periods. Unless and until we generate sufficient revenues from our continuing operations to

•	satisfy our pre-existing unsecured accounts payable which, at June 30, 2005, amounted to $1,384,000,

•	satisfy our accrued expenses which, at June 30, 2005, amounted to $2,846,000, and

•	operate within the limits of our reduced operating cash flows,

we will not be able to operate profitably.

We will continue our efforts to resolve outstanding liabilities. We also intend to evaluate and explore all available alternatives. Although our board of directors has not yet made any determination, such alternatives may include seeking new investors in, or a strategic partner to help expand, our industrial automation products business, seeking a buyer for that business, dissolving and liquidating Axeda or reorganizing or liquidating our business in bankruptcy proceedings. You should review the “Asset Sale Risk Factors” section beginning on page 16 for a discussion of some of the risks related to our future operations.

DRM Business Financial Information

Unaudited Pro Forma Financial Information. The unaudited pro forma consolidated financial statements included in Annex C give effect to the sale of substantially all of the assets of our DRM business to ASOC Acquisition Corp. and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale.

The unaudited pro forma balance sheet as of June 30, 2005 gives effect to the sale of our DRM business and the debt repayment as if they had occurred on that date. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 assume that the sale and the debt repayment had occurred on the first day of the period then ended.

The unaudited pro forma consolidated financial statements include specific assumptions and adjustments related to the sale of our DRM business. These pro forma adjustments have been made to illustrate the anticipated financial effects of the sale. The adjustments are based upon available information and assumptions that we believe are reasonable as of the date of this proxy statement. However, actual adjustments at closing may differ materially from the information presented due mainly to the terms of the Asset Purchase Agreement. Under the Asset Purchase Agreement, ASOC Acquisition Corp. will not acquire all of the assets or assume all of the liabilities of the DRM business that are disclosed in the accompanying historical financial statements. For example, ASOC Acquisition Corp. will not acquire the cash balance or certain intangible assets, such as goodwill, at closing or assume certain accounts payable and accrued liabilities. The final determination of the value of the assets and liabilities relating to the sale of the DRM business cannot be made prior to the completion of the sale. This final valuation will be based on the closing balance sheet to be determined pursuant to the terms of the Asset Purchase Agreement. In addition, for the five-month period between July 1, 2005 and an assumed closing date of November 30, 2005, we estimate that we will generate additional operating losses and normal changes in operating working capital accounts, which may be material.

Assumptions underlying the pro forma adjustments are described in the notes accompanying the pro forma financial statements and should be read in conjunction with our historical financial statements and related notes contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2005 and our annual report on Form 10-K for the period ended December 31, 2004, which are incorporated herein by reference in their entirety.

The unaudited pro forma consolidated financial information presented in Annex C is for information purposes only. It is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the sale of our DRM business been completed as of the dates presented.

Historical Unaudited Financial Statements. The unaudited financial statements of our DRM business included in Annex D were derived from the available financial information contained in the accounting records of our U.S., European and Asian subsidiaries for the six months ended June 30, 2005 and our audited consolidated financial statements for the years ended December 31, 2004 and 2003. The disclosed amounts are based upon assumptions and available information that we believe are reasonable as of the date of this proxy statement.

The unaudited financial information presented in Annex D is for information purposes only. It is not intended to represent or be indicative of the results of operations or financial position that would have been reported if our DRM business had been operated as a separate entity as of the respective dates presented and during the periods ended on such dates.

Recommendation of Our Board of Directors

Our board of directors has determined that the asset sale is expedient and in the best interests of Axeda, its stockholders and its other constituencies. Our board of directors has approved the asset sale pursuant to the Asset Purchase Agreement and recommends that the stockholders vote in favor of the proposal to approve and adopt the asset sale pursuant to the Asset Purchase Agreement.

No Opinion of Financial Advisor

Our board of directors determined not to retain Blitzer Clancy & Company to render an opinion as to fairness in connection with the proposed sale of our DRM business and assets to ASOC Acquisition Corp. and has not received any opinion from a financial advisor or other third party that the cash payment to be received by Axeda in the asset sale is fair, from a financial point of view, to Axeda. In both 2004 and 2005, the special committee engaged in extensive discussions and negotiations with other potential interested acquisition parties. As a result, our board of directors believes that it has a good understanding of the perceived market value of the company and its DRM business and what a disinterested third-party would be willing to pay. Accordingly, our board of directors believes that the financial consideration offered by ASOC Acquisition Corp. is fair to Axeda and its stockholders.

Vote Required to Approve the Asset Sale and the Asset Purchase Agreement

Under Section 271 of the Delaware General Corporation Law, the asset sale requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the stockholder approval of the asset sale, we will not be able to consummate the asset sale and either Axeda or ASOC Acquisition Corp. may terminate the Asset Purchase Agreement.

Voting Agreements

Concurrently with the execution of the Asset Purchase Agreement, our officers and directors, other than the members of the special committee, including Messrs. Bennett, Calder, Hansen, MacKeen, Russell and Vais and Ms. Kupferberg, who collectively own approximately 0.94% of the outstanding shares of our common stock (excluding options), entered into voting agreements with ASOC Acquisition Corp. Under the terms of these voting agreements, the officers and directors have agreed to vote all of the shares of our common stock that they beneficially own at the special meeting and any adjournment thereof:

•	in favor of the approval and adoption of the Asset Purchase Agreement, the asset sale and any other transactions contemplated by the Asset Purchase Agreement; and

•	against any proposal regarding a competing transaction or other agreement or action that could materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the asset sale pursuant to the Asset Purchase Agreement.

Under such voting agreements, our officers and certain directors have also agreed to grant ASOC Acquisition Corp. an irrevocable proxy to vote their shares of our common stock in the manner contemplated above. Subject to limited exceptions, such officers and directors are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. In addition, under the voting agreements, the officers and directors in their capacity as stockholders have agreed not to initiate, solicit, encourage or enter into discussions with respect to a competing acquisition proposal. The voting agreements terminate on the earlier of (1) the consummation of the asset sale or (2) the date of termination of the Asset Purchase Agreement in accordance with its terms. A copy of the voting agreement is attached as Annex B to this proxy statement.

Conditions to Completion of the Asset Sale; Termination of the Asset Purchase Agreement

Conditions to Completion of the Asset Sale

The parties’ obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the conditions set forth below:

•	no legal restraints, such as judgments or orders, that would prohibit the closing; and

•	approval and adoption by our stockholders of the asset sale pursuant to the Asset Purchase Agreement.

ASOC Acquisition Corp.’s obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•	our representations and warranties being true and correct in all material respects;

•	the absence of any material adverse effect (as such term is defined in the Asset Purchase Agreement) on Axeda, our subsidiaries or our DRM business;

•	our performance or compliance in all material respects with all obligations and covenants;

•	delivery of a legal opinion;

•	delivery of consents to assignment of certain agreements being assigned to ASOC Acquisition Corp.;

•	delivery of tax clearance certificates;

•	delivery of payoff letters with respect to certain indebtedness to Laurus Master Fund, Ltd.;

•	delivery of officer’s certificates;

•	delivery of a balance sheet reflecting the consolidated assets and liabilities of the DRM business estimated as of the closing date;

•	evidence of the filing of corporate documents to change our name and the names of our subsidiaries;

•	payment of accrued unassumed liabilities regarding transferred employees; and

•	other customary closing conditions.

Axeda and our subsidiaries’ obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•	ASOC Acquisition Corp’s representations and warranties being true and correct in all material respects;

•	ASOC Acquisition Corp’s performance or compliance in all material respects with all obligations and covenants;

•	delivery of officers’ certificates;

•	delivery of a transition services agreement; and

•	effectiveness of waiver of severance payment agreements that we have entered into with certain members of our management.

For purposes of the Asset Purchase Agreement, a material adverse effect means, in general, a material adverse effect on (i) the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the sellers, taken as a whole or the DRM business, (ii) the ability of the parties to consummate the transactions contemplated by the Asset Purchase Agreement without material delay or (iii) the ability of ASOC Acquisition Corp. to acquire the DRM business and assets and/or operate the DRM business in the same manner as the sellers prior to the closing in all material respects.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated and the sale of the DRM business and assets abandoned at any time prior to closing (whether before or after stockholder approval) under the following circumstances:

•	by mutual written consent of Axeda and ASOC Acquisition Corp.;

•	by Axeda or ASOC Acquisition Corp. if the closing does not occur by December 15, 2005, other than as a result of a failure by the party proposing to terminate the Asset Purchase Agreement to perform any of its obligations;

•	by Axeda or ASOC Acquisition Corp. if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

•	by Axeda or ASOC Acquisition Corp. upon the other party’s material breach of any representation, warranty, covenant or agreement that is not cured within five business days of receipt of notice of breach from the other party; or

•	by ASOC Acquisition Corp. if Axeda’s board of directors (i) fails to recommend the Asset Purchase Agreement, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to ASOC Acquisition Corp., or (iii) recommends that our stockholders approve, accept or tender their shares in response to any acquisition proposal or fails to recommend that our stockholders reject an acquisition proposal.

Effect of Termination

If the Asset Purchase Agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach, (ii) reimbursement of ASOC Acquisition Corp.’s and JMI Management, Inc.’s reasonable costs and expenses and (iii) our payment of a termination fee to ASOC Acquisition Corp. in certain circumstances.

Nature of Our Business After the Asset Sale

Following the sale of the assets relating to the DRM business, our remaining business will be the manufacture, distribution and sale of the industrial automation products marketed as our “Wizcon” and “Supervisor” product family which is primarily conducted through our office in France. We will continue our efforts to resolve outstanding liabilities. We also intend to evaluate and explore all available alternatives. Although our board of directors has not yet made any determination, such alternatives may include seeking new investors in, or a strategic partner to help expand, our industrial automation products business, seeking a buyer for that business, dissolving and liquidating Axeda or reorganizing or liquidating our business in bankruptcy proceedings.

Interests of Certain Persons in the Asset Sale

Except as described below, no director, executive officer or associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale.

We currently expect that Dale Calder, a director and our President, will be the only director, executive officer or associate of any director or executive officer of Axeda who will have a business relationship with ASOC Acquisition Corp. after the closing. We currently expect that Mr. Calder will resign from Axeda and become employed by ASOC Acquisition Corp. as Chief Executive Officer and President upon the closing of the asset sale. Although ASOC Acquisition Corp. has not entered into agreements with Mr. Calder regarding his employment, we understand that ASOC Acquisition Corp. anticipates offering him a salary comparable to his salary with us, a bonus program, a payment upon his commencing employment, a severance arrangement, and initial beneficial ownership of approximately 4.7% of ASOC Acquisition Corp.’s common equivalent equity with the ability to increase that beneficial ownership to approximately 9.9% over four years (in each case, calculated on a fully diluted basis).

In addition, James Hansen (our chief technology officer), Richard MacKeen (our vice president of research & development), David Bennett (our vice president of sales), and Brian Anderson (our vice president of marketing) — none of whom is a director or executive officer of Axeda — are expected to terminate their employment with us and be employed by ASOC Acquisition Corp. upon closing the asset sale. Although ASOC Acquisition Corp. has not entered into agreements with these managers of the DRM business regarding their employment, we understand that ASOC Acquisition Corp. anticipates offering them salaries comparable to their salaries with us, bonus programs, severance arrangements, and ownership of shares of ASOC Acquisition Corp.’s common equivalent equity with the ability to earn additional shares of ASOC Acquisition Corp.’s common equivalent equity over four years.

Each of Messrs. Calder, MacKeen, Hansen and Bennett is employed by us pursuant to employment agreements that provide for the payment of certain severance benefits upon the occurrence of certain events. The aggregate value of Mr. Calder’s entitlement would amount to approximately $886,000 and would be payable in a lump sum. The aggregate value of Mr. MacKeen’s entitlement would be approximately $217,500 payable over one year. The aggregate value of Mr. Hansen’s entitlement would be approximately $188,500 payable over one year, and the aggregate value of Mr. Bennett’s entitlement would be approximately $70,000 payable over six months. Those agreements also contain covenants obligating each of Messrs. Calder, MacKeen, Hansen and Bennett to refrain from engaging in competitive activities for various periods following the termination of his employment with us. After being advised that each of those persons was expected to be employed by ASOC Acquisition Corp., on September 1, 2005, we entered into agreements with each of those persons to waive our right to enforce the non-competition provisions of their employment agreements — thereby permitting them to accept employment from ASOC Acquisition Corp. — in consideration for the waiver of their respective rights to receive severance payments from us. Effectiveness of those agreements is contingent upon the consummation of the sale of the DRM business and assets and such person becoming employed by ASOC Acquisition Corp. following the closing. As a result, if the asset sale transaction is consummated and each of those persons becomes employed by ASOC Acquisition Corp., we will have no obligation to pay the above-mentioned severance benefits.

In addition, on September 1, 2005, ASOC Acquisition Corp. entered into the Voting Agreements with each of David Bennett, Paul Vais, Karen Kupferberg, James Hansen, Robert M. Russell, Jr., Richard MacKeen and Dale Calder described under the caption “Voting Agreements.”

Our board of directors was aware of these interests in the proposed transaction and considered them, among others, when approving the asset sale.

Tax Consequences of the Asset Sale

The following is a summary of certain United States federal income tax consequences from the asset sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

The sale of assets by Axeda pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Axeda will recognize a gain or loss with respect to the sale of assets pursuant to the Asset Purchase Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by ASOC Acquisition Corp. in the asset sale. Although the asset sale will result in a taxable gain to Axeda, we believe that all, or substantially all, of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

No Appraisal Rights

Our stockholders will not experience any change in their rights as stockholders as a result of the asset sale. None of Delaware law, our certificate of incorporation or our bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, Axeda stockholders will have no right to dissent and obtain payment for their shares specifically as a result of this asset sale.

Regulatory Approvals

The asset sale is not subject to review by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Axeda is not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Delaware General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

THE ASSET PURCHASE AGREEMENT

This section of the proxy statement contains a summary of the material provisions of the Asset Purchase Agreement. It is not intended to provide any other factual information regarding its terms. This description does not purport to be complete and is qualified in its entirety by the full text of the Asset Purchase Agreement attached as Annex A to this proxy statement. We recommend that you carefully read the complete Asset Purchase Agreement for the precise legal terms and other information that may be important to you.

Assets to be Sold

Subject to and upon the terms and conditions set forth in the Asset Purchase Agreement, we are selling to ASOC Acquisition Corp. substantially all of the assets relating to our DRM business, including the following:

•	the new sublease relating to our office premises in Foxborough, Massachusetts;

•	all tangible personal property owned, held or used in connection with our DRM business;

•	raw materials, work-in-progress, finished goods, supplies or other inventories owned, held or used in connection with the DRM business or necessary to conduct the DRM business;

•	certain contracts relating to our DRM business;

•	all accounts receivable related to the DRM business;

•	all prepaid expenses and deposits relating to our DRM business;

•	all causes of action, claims and rights against third parties relating to the DRM business;

•	intellectual property, including all computer software relating to the DRM business and all of our trademarks, service marks, trade names and domain names used in connection with the DRM business or necessary for the conduct of the DRM business and all corporate names that include the word “Axeda”;

•	transferable permits and governmental authorizations relating to our DRM business;

•	books and records relating to our DRM business;

•	all rights to enforce assignment of inventions, non-competition, confidentiality or non-solicitation against employees, consultants or other third parties;

•	insurance, warranty and condemnation net proceeds received after closing relating to purchased assets;

•	goodwill associated with the DRM business and the going concern value of the DRM business; and

•	certain other tangible and intangible assets relating to the purchased assets or our DRM business.

Assets to be Retained

We will retain all assets not sold to ASOC Acquisition Corp., including the following:

•	any assets used exclusively for business unrelated to the DRM business any assets used exclusively for business unrelated to the DRM business, including the DRM assets that we and our subsidiaries employ in connection with the production, distribution and sale of the industrial automation products that we market as our “Wizcon” or “Supervisor” product family;

•	our general ledger, accounting records, minute books, statutory books and corporate seal;

•	all real property other than the lease relating to our office premises in Foxborough, Massachusetts;

•	rights under contracts not acquired by ASOC Acquisition Corp.;

•	any intercompany or intracompany accounts or other receivables;

•	the capital stock of our subsidiaries;

•	all of our cash and cash equivalent items;

•	any pension, profit-sharing or employee benefit plans;

•	all employee agreements and severance arrangements;

•	any purchased assets sold or disposed of in the ordinary course of business; and

•	any right to receive mail or other communications regarding assets or liabilities not acquired by ASOC Acquisition Corp.

Liabilities to be Assumed

In connection with the purchase of the assets, ASOC Acquisition Corp. will assume certain liabilities related to our DRM business, including:

•	certain obligations and liabilities, to the extent they are attributable to the period after closing, relating to the contracts that are acquired by ASOC Acquisition Corp.;

•	certain accrued expenses and trade accounts payable incurred in the ordinary course of the DRM business; and

•	vacation pay accrued through the closing date for employees of the sellers who are employed by ASOC Acquisition Corp. at closing.

Liabilities to be Retained

We will retain all liabilities not assumed by ASOC Acquisition Corp., including liabilities relating to:

•	any contract that is not assigned or asset that is not transferred to ASOC Acquisition Corp.;

•	any employee benefit plans or compensation arrangements;

•	the employment or termination of any employees working in the DRM business;

•	all causes of action or claims for breach of contract, personal injury, property damage or other claims caused by or arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring on or before the closing date;

•	certain taxes;

•	indebtedness;

•	environmental liabilities;

•	litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature;

•	present or former officers, directors or stockholders;

•	any assets not acquired by ASOC Acquisition Corp.; and

•	the conduct or operation of our DRM business or the ownership of the purchased assets prior to the closing, or any other businesses of Axeda and its affiliates.

Consideration for the Assets

ASOC Acquisition Corp. has agreed to pay Axeda $7,000,000 in cash, some of which may be paid by the surrender of notes from the Bridge Loans. ASOC Acquisition Corp. will also set aside at closing an amount to fund certain taxes of sellers relating to the DRM business, to the extent such taxes become due and payable within four months following closing of the asset sale.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Axeda and ASOC Acquisition Corp. and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Representations and Warranties of Axeda and Our Subsidiaries

In the Asset Purchase Agreement, we make a number of representations and warranties to ASOC Acquisition Corp., including with respect to the matters set forth below:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization and consents;

•	non-contravention

•	SEC Reports and financial statements;

•	absence of certain changes;

•	personal property;

•	real property;

•	affiliate transfers and sufficiency of purchased assets;

•	title to purchased assets;

•	indebtedness and no undisclosed liabilities;

•	litigation proceedings;

•	material contracts;

•	technology and intellectual property;

•	insurance coverage;

•	compliance with laws;

•	employees;

•	customers and suppliers;

•	products;

•	accounts receivable;

•	inventories;

•	transactions with affiliates;

•	finder’s fees; and

•	no equity participation obligations.

Representations and Warranties of ASOC Acquisition Corp.

In the Asset Purchase Agreement, ASOC Acquisition Corp. makes a number of representations and warranties to us, including with respect to the matters set forth below:

•	organization and existence;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	litigation; and

•	finder’s fees.

Covenants

Under the Asset Purchase Agreement, we have made a number of covenants, including the following:

•	to cause our DRM business to be conducted in the ordinary course and consistent with past practice;

•	to preserve the goodwill of the DRM business, and to keep available the services of officers and employees;

•	to preserve relationships with our customers, suppliers and others having significant business relationships with our DRM business;

•	to take all actions necessary to call and hold the special meeting as soon as practicable to approve and adopt the transactions contemplated by the Asset Purchase Agreement;

•	to use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with our DRM business;

•	to give prompt notice to ASOC Acquisition Corp. of any event that would cause any of our representations or warranties in the Asset Purchase Agreement to be untrue and incorrect, or (ii) any event that will result, or is reasonably likely to result in, the failure of any closing condition in the Asset Purchase Agreement to be satisfied and (iii) any notice from a third party alleging that their consent may be required in connection with the asset sale or that the asset sale otherwise may materially violate their rights or confer material remedies upon them;

•	not to take or allow any of our subsidiaries to take specified actions relating to our operations pending closing, except as expressly contemplated by the Asset Purchase Agreement and related documents;

•	to cause our subsidiaries to take all actions necessary to effectuate the asset sale; and

•	other customary covenants governing the operation of our DRM business prior to the closing.

No Solicitation Covenant

Under the Asset Purchase Agreement, we have agreed not to (and to not permit our subsidiaries, affiliates, directors, employees or agents to): (i) solicit, encourage, initiate or otherwise facilitate or participate in any inquiries, negotiations or discussions with respect to an alternative proposal, (ii) cooperate with or furnish non-public information in connection with an alternative proposal, or (iii) approve, enter into or take any other actions with respect to an alternative proposal. Under the Asset Purchase Agreement, an alternative proposal means any proposal regarding (i) a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Axeda, (ii) any sale, lease, exchange, mortgage or other disposition of the DRM business or the assets of Axeda or our subsidiaries, (iii) any tender offer, share exchange or exchange offer or similar transaction or series of transactions that would relate to 15% or more of the outstanding shares of our common stock or (iv) any transaction that would make consummation of the asset sale reasonably unlikely to occur; or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Non-Solicitation and Non-Competition Covenants

Axeda and our subsidiaries have agreed for a period of five years from the closing of the asset purchase not to solicit for employment or employ any of the transferred employees.

Under the Asset Purchase Agreement, Axeda has agreed for a period of five years from the closing of the asset sale: (i) not to solicit or otherwise communicate with any customer of the DRM business in an effort to provide services to the customer or for the purpose of inducing such customer to refrain from or to discontinue its relationship with ASOC Acquisition Corp. and (ii) not to engage in the DRM business anywhere in the world, except that we hold less than 1% the stock of a publicly held entity.

Employee Matters

Under the Asset Purchase Agreement, Axeda and ASOC Acquisition Corp. have agreed, among other things, that ASOC Acquisition Corp. will extend offers of employment to certain employees who are actively employed in our DRM business.

For a period of five years after the closing of the asset sale, Axeda and our subsidiaries and affiliates are restricted from soliciting for employment or employing any employee who accepts an offer of employment from ASOC Acquisition Corp.

Closing Conditions

The parties’ obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the conditions set forth below:

•	no legal restraints, such as judgments or orders, that would prohibit the closing; and

•	approval and adoption by our stockholders of the asset sale pursuant to the Asset Purchase Agreement.

ASOC Acquisition Corp.’s obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•	our representations and warranties being true and correct in all material respects;

•	the absence of any material adverse effect (as such term is defined in the Asset Purchase Agreement) on Axeda, our subsidiaries or our DRM business;

•	our performance or compliance in all material respects with all obligations and covenants;

•	delivery of a legal opinion;

•	delivery of consents to assignment of certain agreements being assigned to ASOC Acquisition Corp.;

•	delivery of tax clearance certificates;

•	delivery of payoff letters with respect to certain indebtedness to Laurus Master Fund, Ltd.;

•	delivery of officer’s certificates;

•	delivery of a balance sheet reflecting the consolidated assets and liabilities of the DRM business estimated as of the closing date;

•	evidence of the filing of corporate documents to change our name and the names of our subsidiaries;

•	payment of accrued unassumed liabilities regarding transferred employees; and

•	other customary closing conditions.

Axeda and our subsidiaries’ obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•	ASOC Acquisition Corp.’s representations and warranties being true and correct in all material respects;

•	ASOC Acquisition Corp.’s performance or compliance in all material respects with all obligations and covenants;

•	delivery of officers’ certificates;

•	delivery of a transition services agreement; and

•	effectiveness of waiver of severance payments by certain members of management.

Termination; Expense Reimbursement

Termination

The Asset Purchase Agreement may be terminated and the asset sale abandoned at any time prior to closing (whether before or after stockholder approval) under the following circumstances:

•	by mutual written consent of Axeda and ASOC Acquisition Corp.;

•	by Axeda or ASOC Acquisition Corp. if the closing does not occur by December 15, 2005, other than as a result of a failure by the party proposing to terminate the Asset Purchase Agreement to perform any of its obligations;

•	by Axeda or ASOC Acquisition Corp. if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

•	by Axeda or ASOC Acquisition Corp. upon the other party’s material breach of any representation, warranty, covenant or agreement that is not cured within five business days of receipt of notice of breach from the other party; or

•	by ASOC Acquisition Corp. if Axeda’s board of directors (i) fails to recommend the Asset Purchase Agreement, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to ASOC Acquisition Corp., or (iii) recommends that our stockholders approve, accept or tender their shares in response to any acquisition proposal or fails to recommend that our stockholders reject an acquisition proposal.

Effect of Termination

If the Asset Purchase Agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach and (ii) reimbursement of ASOC Acquisition Corp.’s reasonable costs and expenses, as described below.

Expense Reimbursement

We have agreed to reimburse ASOC Acquisition Corp.’s reasonable costs and expenses, including fees for legal, accounting and financial advisor services, if the Asset Purchase Agreement is terminated for any reason. In addition, if we receive an acquisition proposal and the Asset Purchase Agreement is terminated for any reason other than the material breach of ASOC Acquisition Corp. or the failure of our stockholders to approve and adopt the asset sale pursuant to the Asset Purchase Agreement, then we have agreed to pay to ASOC Acquisition Corp. a termination fee of $500,000.

Amendment

The Asset Purchase Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

PROPOSAL 2 – AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

Proposed Amendment to Certificate of Incorporation

The board of directors has adopted resolutions setting forth the proposed amendment to Article I of our certificate of incorporation, the advisability of the amendment, and a call for submission of the amendment for approval by the Company’s stockholders at a special meeting of stockholders. The following is the text of the amendment to Article I of our certificate of incorporation, as proposed to be amended:

“The name of this corporation is ITA Holdings, Inc. (the Corporation”).”

Purpose and Effect of Proposed Amendment

The authorization of the proposed amendment to our certificate of incorporation would satisfy the condition to closing of the asset sale in that we change our name to a new name that does not include the word “Axeda” and does not bear any resemblance to our current corporate name or the names or our subsidiaries.

Vote Required

If a quorum is present, the affirmative vote of a majority of the issued and outstanding shares of our common stock will be required for approval of the amendment.

The board of directors unanimously recommends that you vote “FOR” the amendment of our certificate of incorporation to authorize the change of our name to ITA Holdings, Inc.

If the corporate name change is not approved by our stockholders, ASOC Acquisition Corp. may either terminate the Asset Purchase Agreement, in which case we will not be able to consummate the asset sale, or waive the condition relating to the corporate name change and consummate the asset sale. If the amendment to change our corporate name is approved but the asset sale is not approved, the amendment will not take effect.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 14, 2005, except as noted in the footnotes below, by:

•	all persons known to us who are beneficial owners of 5% or more of our common stock;

•	each director;

•	our named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 32,920,984 shares outstanding on October 14, 2005, adjusted as required by rules of the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to such shares. All shares of common stock subject to securities currently exercisable or exercisable within 60 days after October 14, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Security Ownership of Certain Beneficial Owners & Management, Including Stock Options and Warrants

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares	Percent
Austin W. Marxe & David M. Greenhouse (1)	3,949,178	10.7%
Entities associated with Apax Partners, Inc. (2)	3,400,063	9.4%
Entities associated with Apax Israel Partners II, L.P. and Apax-Leumi, Inc. (3)	1,955,408	5.6%
Walter L. Threadgill (4)	413,396	1.2%
Robert M. Russell Jr. (5)	978,897	2.9%
Dale E. Calder (6)	718,115	2.1%
Karen F. Kupferberg (7)	—	—
Paul A. Vais (8)	48,750	*
Bruce J. Ryan (9)	103,750	*
James R. McDonald (10)	75,000	*
Total includes: All Directors and Executive Officers as a group (11)	2,337,908	6.6%

*	Less than 1%

Except as otherwise noted below, the address of each person listed on the table is c/o Axeda Systems Inc., 21 Oxford Road, Mansfield, Massachusetts 02048.

(1)	Austin W. Marxe & David M. Greenhouse’s principal address is 153 E. 53rd Street, 55th Floor, New York, NY 10022. Mr. Marxe and Mr. Greenhouse share voting and investing control over all securities owned by Special Situations Private Equity Fund, LP (“PE”), Special Situations Technology Fund, L.P. (“Tech”) and Special Situations Technology II, L.P. (“Tech II”), respectively. Per a Form 4 filed on December 6, 2004, with warrants adjusted for anti-dilution: PE held 508,545 shares of common stock, and warrants for 1,816,875 shares of common stock, Tech held 31,100 shares of common stock and warrants for 212,345 shares of common stock and Tech II held 294,900 shares of common stock and warrants for 1,085,413 shares of common stock. The interests of Messrs. Marxe and Greenhouse in the shares of common stock owned by PE, Tech and Tech II are limited to the extent of their respective pecuniary interest. All of the warrants listed above are exercisable within 60 days of October 14, 2005.

(2)	Apax Partners, Inc.’s, (Apax US) and associated entities, principal address is 445 Park Avenue, New York, NY 10022. Apax US shares represent 80,274 shares of our common stock held by APA Excelsior IV/Offshore, L.P., a Cayman Islands limited partnership, 362,521 shares of our common stock held by The P/A Fund III, L.P., 20,332 shares of our common stock held by Patricof Private Investment Club, L.P., 29,776 shares of our common stock held by Patricof Private Placement Club II, L.P., 454,924 shares of our common stock held by APA Excelsior IV, L.P. and 2,452,236 shares of our common stock held by APA Excelsior V, L.P. Each of the entities identified above is managed or advised by Apax Partners, Inc. and, as such, Apax Partners, Inc. may be deemed to have shared voting and dispositive power with the general partners of each partnership. The above numbers do not include 1,955,408 shares of common stock owned by funds managed or advised by Apax Partners Israel Ltd. (Apax Israel) listed separately below, and its affiliates and 847,589 shares of common stock owned by funds managed or advised by Apax Partners & Co. Beteiligungsberatung GmbH (Apax Germany) and its affiliates.

(3)	Apax Israel and associated entities’ principal address is 15 Portland Place, London, England W1B 1PT. Apax Israel may be deemed to have shared power to vote and shared power to dispose of 1,148,345 shares of common stock. Apax-Leumi Inc. is the general partner of Israel Growth Fund L.P. and may be deemed to have the shared power to vote and the shared power to dispose of the 807,683 shares of common stock owned by Israel Growth Fund L.P. The above numbers do not include 3,400,063 shares of common stock owned by funds managed or advised by Apax Partners, Inc. and its affiliates, listed above in note (2), and 847,589 shares of common stock owned by funds managed or advised by Apax Germany.

(4)	Walter L. Threadgill’s principal address is 3101 South Street N.W., Washington, D.C. 20007. Includes 364,646 shares of our common stock held by Atlantic Coastal Ventures, L.P. and 48,750 shares of our common stock issuable upon the exercise of options that are exercisable by Mr. Threadgill within 60 days after October 14, 2005. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and one of our directors. Mr. Threadgill shares voting and investment power with Donald F. Greene, a General Partner of Atlantic Coastal Ventures, L.P. over the shares held by Atlantic Coastal Ventures. Mr. Threadgill disclaims beneficial ownership of all of our shares, excluding options to purchase common stock, except to the extent of his pecuniary interest in Atlantic Coastal Ventures, L.P.

(5)	Robert M. Russell Jr.’s shares include 855,997 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005.

(6)	Dale E. Calder’s shares include 559,374 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005.

(7)	Karen F. Kupferberg’s stock options for 325,000 shares granted at a price of $0.56 are not included in the above Beneficial Owners table since these options are not exercisable within 60 days of October 14, 2005. 50% of Ms. Kupferberg’s options will vest on the first anniversary of her employment contract, which is December 14, 2005, and the remaining 50% will vest on the second anniversary.

(8)	Paul A. Vais’s shares include 48,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005. Mr. Vais is a Managing Director of Apax Partners Inc. Not included are 3,400,063 shares of common stock, which is counted above in note 3, Apax US. Mr. Vais disclaims beneficial ownership of all of our shares, excluding options to purchase common stock, except to the extent of his pecuniary interest in the Apax US entities identified in note 2 above.

(9)	Bruce J. Ryan’s shares include 93,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005.

(10)	James R. McDonald’s shares include 75,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005.

(11)	The total shares for officers and directors as a group includes 1,681,621 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after October 14, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Axeda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Axeda files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated October [    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS

The board of directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Axeda will vote upon those matters in accord with their best judgment.

By order of the board of directors,

Robert M Russell Jr. Chief Executive Officer and Chairman Mansfield, Massachusetts [October] [ ], 2005

ANNEX A

ASSET PURCHASE AGREEMENT

dated as of

September 1, 2005

among

ASOC Acquisition Corp.,

Axeda Systems Inc.,

Axeda Systems Operating Company, Inc.,

and

Axeda IP, Inc.

i

ii

Exhibits

Exhibit A – Transition Services Agreement
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Legal Opinion

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated as of September 1, 2005 by and among ASOC Acquisition Corp., a Delaware corporation (“Buyer”), Axeda Systems Inc., a Delaware corporation (“Parent”), Axeda Systems Operating Company, Inc., a Massachusetts corporation (“ASOC”), and Axeda IP, Inc., a Nevada corporation (“AIP”) (Parent, ASOC and AIP, collectively “Sellers” and each a “Seller”):

RECITALS:

WHEREAS, Sellers develop, market and sell software products and services used by many industries and customers worldwide for device relationship management computer software and applications, or DRM, to access and exploit information located within remote machines, devices and facilities (the “DRM Business”); and

WHEREAS, a portion of the DRM Business consists of the assets owned and employed by Sellers and their Affiliates in connection with the manufacture, distribution and sale of the industrial automation products marketed as Sellers’ “Supervisor” product family (the “Supervisor Business”); and

WHEREAS, Buyer desires to purchase substantially all of the assets of the DRM Business other than those assets of Sellers and their Affiliates used exclusively in the operation of the Supervisor Business (the “Business”), and Sellers desire to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Accounts Receivable” shall mean: (a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; (b) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the

Asset Purchase Agreement – Page 2

possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise. With respect to Sellers only, “Affiliate” shall include all direct and indirect Subsidiaries of Parent or another Seller.

“Ancillary Agreements” means the Bridge Loan Documents, the Voting Agreements, the Transition Services Agreement and the other agreements and instruments entered into or to be entered into in connection with this Agreement and the transactions contemplated by this Agreement.

“Balance Sheet Date” means May 31, 2005.

“Bridge Loan Documents” means the Senior Secured Bridge Note Purchase Agreement, dated as of July 8, 2005 and as amended from time to time thereafter, by and among Parent, ASOC, AIP and JMI, the Senior Subordinated Secured Bridge Note Purchase Agreement, dated as of the date hereof (as may be amended from time to time hereafter) by and among Parent, ASOC, AIP and JMI (collectively, the “Bridge Note Purchase Agreements”) and any and all Notes, the Guaranty, the Security Agreement, the Subordination Agreement or the Letter of Intent (each as defined in the Bridge Note Purchase Agreements).

“Bridge Loans” means indebtedness for borrowed money of the Parent payable to JMI pursuant to those certain Bridge Note Purchase Agreements.

“Business Balance Sheet” means the unaudited, disaggregated balance sheets of Sellers reflecting the assets and liabilities of the Business as of May 31, 2005 and attached as Exhibit A to the Letter of Intent (as such term is defined in the Bridge Note Purchase Agreements).

“Closing Date” means the date of the Closing.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition, severance or similar arrangements, (x) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability of a Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein (but excluding any amounts owed for employees’ accrued vacation time), (xii) any off-balance sheet financing of a Person (but excluding all leases recorded for

Asset Purchase Agreement – Page 3

accounting purposes by the applicable Person as operating leases), (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xiv) any Liabilities incurred by a Person in connection with the negotiation of the Letter of Intent, this Agreement, the Ancillary Agreements, the performance of a Person’s and its Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including:

(a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation); and

(b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein.

“JMI” means JMI Equity Fund V, L.P., JMI Equity Fund V (AI), L.P. and their respective Affiliates.

“Knowledge” as used in the phrases “to the Knowledge of Sellers,” “to Sellers’ Knowledge,” “Known to Sellers” and words of similar import means (i) the actual knowledge or awareness of Robert M. Russell Jr., Dale E. Calder, Karen F. Kupferberg, Bernie Wojcik, Richard MacKeen, Jim Hansen, David Bennett and Brian Anderson and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his or her business after making a reasonably diligent inquiry with respect to the particular matter in question.

“Laurus” means Laurus Master Fund, Ltd.

“Laurus Consent Letter” means that certain letter agreement between Parent and Laurus dated as of July 8, 2005 pursuant to which, among other things, Laurus consented to the Bridge

Asset Purchase Agreement – Page 4

Loans and the repayment of the Laurus Debt in connection with the consummation of the Asset Sale.

“Laurus Debt” means indebtedness for borrowed money of the Parent payable to Laurus pursuant to that certain Securities Purchase Agreement, dated as of October 4, 2004, between Parent and Laurus.

“Leased Real Property” means all Real Property that is leased or subleased by any Seller in connection with the operation of the Business.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the seller thereof, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case that affects a Purchased Asset.

“Loss” means any loss, liability, obligation, claim, diminution in value, damage, cost or expense, including reasonable attorneys’ fees and disbursements and costs of investigation in connection with any claim, action, suit or proceeding and including the costs of enforcing any indemnification obligations. The amount of any Loss shall be determined without regard to, or giving effect to, any qualification relating to materiality, the cause or occurrence of a Material Adverse Effect, or the knowledge of any Person contained in any representation or warranty giving rise to claim for indemnity hereunder.

“Material Adverse Change” means a material adverse change in (i) the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Sellers taken as a whole or the Business, (ii) the ability of the parties to consummate the transactions contemplated by this Agreement without material delay or (iii) the ability of Buyer to acquire the Purchased Assets and/or operate the Business in the same manner as Sellers prior to the Closing in all material respects; provided, however, that the following changes shall not constitute a “Material Adverse Change:” (x) any change or effect that results or arises from changes affecting the industries in which Sellers operate the Business generally or the United States economy generally (which changes or effects in each case do not disproportionately affect Sellers or the Business) or (y) any change or effect resulting from the disruption or loss of any existing or prospective customer, distributor or supplier relationships and any delays or cancellations in customer or distributor orders in that result from the public announcement of this Agreement or the pendency of the transactions contemplated hereby.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Sellers taken

Asset Purchase Agreement – Page 5

as a whole or the Business, (ii) the ability of the parties to consummate the transactions contemplated by this Agreement without material delay or (iii) the ability of Buyer to acquire the Purchased Assets and/or operate the Business in the same manner as Sellers prior to the Closing in all material respects; provided, however, that the following effects shall not constitute a “Material Adverse Effect:” (x) any effect that results or arises from changes affecting the industries in which Sellers operate the Business generally or the United States economy generally (which changes or effects in each case do not disproportionately affect Sellers or the Business) or (y) any effect resulting from the disruption or loss of any existing or prospective customer, distributor or supplier relationships and any delays or cancellations in customer or distributor orders in that result from the public announcement of this Agreement or the pendency of the transactions contemplated hereby.

“Owned Real Property” means all Real Property except for Leased Real Property.

“Parent Common Stock” means the common stock, par value $.001 per share, of Parent.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” means the Parent’s proxy statement with respect to the Stockholders Meeting held by Parent to approve this Agreement, the Asset Sale and the transactions contemplated hereby.

“Questra Litigations” means (i) the civil action pending in the United States District Court for the Northern District of California under civil Action No. C 04-04738 EDL entitled Questra Corporation v Axeda Systems Inc. and Axeda Systems Operating Company, Inc.; and (ii) the civil action pending in the United States District Court for the District of Massachusetts under Civil Action No. 1.04-cv-11477-RWZ entitled Axeda Systems Operating Company, Inc. v Questra Corporation.

“Real Property” means all real property and leases and subleases of, and other interests in, real property, owned, held or used by any Seller or any of their Affiliates in connection with the conduct of the Business or necessary for the conduct of the Business, in each case, together with all buildings, fixtures, and improvements erected thereon.

“Subsidiary” means, with respect to any person, any other person (other than a natural person) in which such person (or another direct or indirect Subsidiary of such person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such other person, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such other person or (C) a general or managing partnership or membership interest in such other person.

“Subordination Agreement” shall mean the Amended and Restated Subordination Agreement, dated as of the date hereof and as may be amended, modified and restated from time to time, among Parent, JMI and Laurus.

Asset Purchase Agreement – Page 6

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, between Buyer and Sellers in substantially the form attached hereto as Exhibit A.

“Voting Agreements” means those certain Voting Agreements, dated as of the date hereof, between Buyer and certain stockholders of Parent in substantially the form attached hereto as Exhibit B.

Asset Purchase Agreement – Page 7

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.07
Acquisition Proposal	5.04
Accrued Sales Tax Amount	2.09
Allocation Statement	2.07
Apportioned Obligations	8.03
Asset Sale	3.02
Assumed Liabilities	2.03
Benefit Arrangement	9.01
Business	Recitals
Business Intellectual Property	3.14
Buyer Indemnified Parties	11.02
Closing	2.06
Closing Balance Sheet	10.02
COBRA	9.03
Code	8.01
Co-Employer	9.01
Commitment	5.01
Confidentiality Agreement	13.07
Consent	3.05
Contracts	2.01
Conveyance Documents	2.06
Customers or Business Relations	5.08
Damages	11.02
Disclosure Schedule	Article III
DRM Business	Recitals
Employee	9.01
Employee Plan	9.01
Environment	3.18
Environmental Law	3.18
Environmental Liabilities	3.18
Environmental Permits	3.18
ERISA	9.01
ERISA Affiliate	9.01
Exchange Act	3.03
Excluded Assets	2.02
Excluded Contracts	2.02
Excluded Liabilities	2.04
Financial Statements	3.05
GAAP	3.05
Hazardous Substance	3.18
Indemnified Parties	11.02
Indemnifying Party	11.04
Interested Person	3.23
IRS	8.03
Leases	3.08
Multiemployer Plan	9.02
Parent Board	3.02
Permits	3.16
Personal Property	2.01
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Publicly Available Software	3.14
Purchase Price	2.06
Purchased Assets	2.01
Registered IP	3.14
Release	3.18
Representative	5.04
Required Consent	3.03
Restricted Parties	6.01
SEC	3.05
Securities Act	3.05
Securities Laws	3.05
Seller Indemnified Parties	11.02
Seller Reports	3.05
Seller Software	3.14
Special Committee	3.02
Stockholders Meeting	5.05
Supervisor Business	Recitals
Supervisor Employee	6.02
Tax	8.01
Tax Escrow Account	2.06
Tax Return	8.01
Trade Secrets	3.14
Transferred Employee	9.01
Transferring Affiliates	3.09
WARN Act	9.03

Asset Purchase Agreement – Page 8

ARTICLE II

PURCHASE AND SALE

2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Sellers, and each Seller shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, at Closing free and clear of all Liens by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of the assets, properties, rights and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Sellers (or any of them) or any Affiliate of Sellers in the conduct of the Business or necessary for the conduct of the Business (as the same shall exist on the Closing Date), including all assets shown on the Business Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all such assets acquired by any Seller or any of their Affiliates between the Balance Sheet Date and the Closing Date (collectively, the “Purchased Assets”), and including, without limitation, all right, title and interest of any Seller and any of their Affiliates in, to and under such of the foregoing as are more specifically described below:

(a) the Leased Real Property listed on Schedule 2.01(a);

(b) all personal property and interests therein owned, held or used by any Seller or any of their Affiliates in connection with the conduct of the Business or necessary for the conduct of the Business, including machinery, equipment, automobiles and other vehicles, furniture, office equipment, computers and all related equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and all other tangible property, wherever located (including such property and interests owned by any Seller or any of their Affiliates in the possession of manufacturers, suppliers, customers, distributors, sales representatives or others or in transit) (collectively, the “Personal Property”), including the items listed on Schedule 2.01(b);

(c) all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated, owned, held or used by any Seller or any of their Affiliates in connection with the conduct of the Business or necessary for the conduct of the Business;

(d) except for any Excluded Contract and subject to Section 2.05, all rights existing under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments to which any Seller or any of their Affiliates is a party in connection with the conduct of the Business or necessary for the conduct of the Business, including the items listed on Schedule 3.13 (collectively, the “Contracts”);

(e) all Accounts Receivable of any Seller;

(f) all prepaid expenses and deposits owned, held or used by any Seller or any of their Affiliates in connection with the conduct of the Business or necessary for the conduct of the Business, including ad valorem taxes, leases and rentals;

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(g) all of a Seller’s rights, claims, credits, deposits, prepayments, warranties, guarantees, refunds, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties relating to the Business;

(h) all of a Seller’s Intellectual Property relating to the Business (including the items listed on Schedule 3.14), including (A) all of the computer software owned by Sellers (or any of them) or any Affiliate of Sellers (including the items listed on Schedule 2.01(h)) in connection with the conduct of the Business or necessary for the conduct of the Business, (B) all patents and patent applications owned, held or used by Sellers (or any of them) or any Affiliates of Sellers (including the items listed on Schedule 2.01(h)) relating to the Business, (C) all of a Seller’s trademarks, services marks, trade dress, logos, trade names and domain names owned, held or used for use in connection with the conduct of the Business or necessary for the conduct of the Business, and all corporate names which include the word “Axeda” or “eMation” (including the items listed on Schedule 2.01(h)), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and (D) all internet domain names used in the Business, including “axeda.com,” “axeda.co.uk,” “axeda.at,” “axeda.co.at,” “axeda.com.mx,” “axeda.ru,” “axeda.com.pe,” “axeda.fr,” “axeda.ch,” “axeda.nu,” “axeda.com.pt,” “axeda.dk,” “axeda.jp,” “axeda.com.pl,” “axeda.pl,” “axeda.it,” “axeda.co.il,” “axeda.com.fr,” “axeda.nl,” “emation.com,” “axeda.net,” “axeda.org,” “axeda.ws,” “axeda.be,” “axeda.ac,” “axeda.info,” “axeda.de,” “axeda.as,” “axeda.co.hu,” “axeda.com.ru,” “emation.com,” “emation.de,” “emation.net” and all other domain names under which Sellers conduct or have conducted the Business.

(i) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including the items listed on Schedule 2.01(i);

(j) except to the extent they relate exclusively to Excluded Assets or Excluded Liabilities, all books, records, files and papers, whether in hard copy or computer format owned, held or used by any Seller or any of their Affiliates in connection with the conduct of the Business or necessary for the conduct of the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, lists of present and former distributors, sales representatives or agents, personnel and employment records, agents, and all information relating to Taxes imposed on or with respect to the Business;

(k) all rights contractual or otherwise relating to the Business to enforce infringement, assignment of inventions or developments, non-competition, confidentiality or non-solicitation against employees (including the Transferred Employees), consultants and other third parties;

(l) all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance or loss to the Purchased Assets;

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(m) all goodwill associated with, and the going concern value of, the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;

(n) all assets (not already identified above) reflected in the Closing Balance Sheet, other than Excluded Assets; and

(o) all other assets of any kind or nature of a Seller relating in any way to the Business, other than the Excluded Assets.

2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Sellers (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) a Seller’s rights under or pursuant to this Agreement;

(b) a Seller’s general ledger, accounting records, minute books, statutory books and corporate seal, provided that Buyer shall be given copies of the general ledger and accounting records relating in any way to the Business as such documents exist as of the Closing Date;

(c) all Real Property, other than the Leased Real Property set forth in Schedule 2.01(a), of any Seller;

(d) all rights existing under each Contract set forth on Schedule 2.02(d) (collectively, the “Excluded Contracts”);

(e) any intercompany or intracompany accounts or other receivables;

(f) the capital stock of any Subsidiary;

(g) bank accounts and all of each Seller’s cash and cash equivalents on hand and in banks;

(h) any pension, profit-sharing or employee benefit plans, including each Sellers’ interest in any welfare plan, pension plan or benefit arrangement, except as otherwise provided herein;

(i) all employment agreements and severance arrangements of a Seller, provided that Buyer may enforce the rights thereunder that are granted under Section 2.01(l) above;

(j) all agreements evidencing the Laurus Debt or other indebtedness for money borrowed by any Seller or any Affiliates of Sellers, all agreements relating to the obligations of any Seller or any Affiliates of Sellers to issue equity securities (including without limitation any warrants or other rights to purchase capital stock of Parent or any other Person);

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(k) any Purchased Assets sold or otherwise disposed of or consumed in the ordinary course of operation of the Business consistent with past practices and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(l) any assets that are either (i) used by Sellers and their Affiliates exclusively in the businesses of Sellers and their Affiliates unrelated to the Business including, but not limited to, the assets used exclusively by Sellers and their Affiliates in connection with the operation of the Supervisor Business or (ii) set forth on Schedule 2.02(l); and

(m) any right to receive mail and other communications addressed to a Seller relating exclusively to the Excluded Assets or the Excluded Liabilities.

2.03. Assumption of Liabilities. As partial consideration for the sale, transfer, assignment and delivery of the Business and the Purchased Assets and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, pay and perform the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”) from and after the Closing and no others:

(a) all liabilities and obligations of a Seller arising after the Closing Date under the Contracts that have been duly assigned by a Seller to Buyer (other than liabilities or obligations (including indemnification obligations) attributable to any failure by any Seller or any of their Affiliates to comply with the terms thereof);

(b) the accrued expenses and trade accounts payable (excluding amounts due to Affiliates of any Seller) of a Seller that have been incurred exclusively in the ordinary course of the conduct of the Business consistent with past practices through the Closing Date, but only in the amounts and to the extent reflected in the Closing Balance Sheet and, with respect to accrued expenses for royalties of a Seller, only if the related license agreement has been duly assigned by Sellers to Buyer at Closing; and

(c) the accrued vacation through the Closing Date of the Transferred Employees owed by Sellers and incurred in the ordinary course of the conduct of the Business consistent with past practices to the extent reflected in the Closing Balance Sheet.

2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer will assume at Closing only the Assumed Liabilities and Buyer does not assume or agree or undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of this Agreement or any document delivered in connection herewith, or as a result of the consummation of the transactions contemplated hereby to have assumed or to have agreed to pay, satisfy, discharge or perform, any other Liability of any Seller or any Affiliate of a Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such Liabilities shall be retained by and remain obligations and liabilities of Sellers or their Affiliates (all such Liabilities not being assumed by Buyer being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a) any and all Liabilities of Sellers under the Contracts that have not been duly assigned by a Seller to Buyer;

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(b) except as provided in Article IX or as set forth in Section 2.03(c), any and all Liabilities of Sellers relating to employee benefits or compensation arrangements of any nature, including any severance obligations and any and all Liabilities under any of Seller’s employee benefit agreements, plans or other arrangements listed on Schedules 9.02 and 9.04;

(c) except as set forth in Section 2.03(c), any and all Liabilities relating to or arising out of the employment by a Seller and/or termination by a Seller of employees employed in the Business, including employees who are parties to employment, compensation or other similar agreements with Seller;

(d) any and all Liabilities of Sellers for breach of contract, breach of warranty, personal injury, property damage, infringement, violation of law, indemnification or otherwise (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting from, directly or indirectly, any alleged or actual acts or omissions occurring on or before the Closing Date;

(e) any and all Liabilities of a Seller for Taxes (including any Taxes that arise as a result of the transactions contemplated by this Agreement);

(f) any and all Liabilities for or relating to any Indebtedness or any equity securities of Sellers, including any warrants and other rights to acquire equity securities of any Seller or any Affiliates of Sellers or any other Person;

(g) any and all Environmental Liabilities;

(h) any and all litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature and any and all Liabilities of Sellers or any of their Affiliates relating to the Questra Litigations, including Liabilities for (i) payment or performance of any judgment, order or decree that may be entered against any of such Sellers in either or both of such litigation proceedings; and (ii) payment of all counsel fees, expert witness fees and other fees and costs pertaining to the prosecution or defense of either or both of such litigation proceedings;

(i) any and all Liabilities of Sellers to any present or former officer (except as set forth in Section 2.03(c)), director or stockholder of a Seller in his capacity as such;

(j) any and all Liabilities relating to an Excluded Asset; and

(k) any and all other Liabilities of every kind of a Seller incurred by a Seller in connection with, or arising by reason of, its ownership of the Purchased Assets or its conduct of the Business on or prior to the Closing, other than the Assumed Liabilities.

2.05. Assignment of Contracts and Rights. Sellers shall use their best efforts to obtain the consent of all third parties whose consent is required to assign to Buyer any Purchased Asset (including the Contracts) or any claim or right or any benefit arising thereunder or resulting

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therefrom, including the consents listed in Schedule 2.05. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or a Seller thereunder. Except with respect to those Contracts identified in Schedule 10.02(d) for which all consents must be obtained prior to Closing, if after Sellers’ efforts such consent is not obtained, or an attempted assignment thereof would be ineffective or would adversely affect the rights of Sellers or Buyer thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or subleasing to Buyer, or under which a Seller would enforce for the benefit of Buyer, with Buyer assuming such Seller’s obligations, any and all rights of such Seller against a third party thereto. Sellers will promptly pay (or cause to be paid) to Buyer when received all monies received by a Seller or any Affiliate of a Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In the event of any such arrangement, Sellers and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer or Sellers, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, which adjustment shall equal any costs incurred by Buyer to another Person to replace the benefit arising from any such unassigned Purchased Asset.

2.06. Purchase Price; Closing.

(a) In consideration of the conveyance to Buyer of all right, title and interest in and to the Purchased Assets and the other rights granted to Buyer hereunder, and subject to the terms and conditions hereof, Buyer shall at the Closing (i) assume the Assumed Liabilities, (ii) set aside in a segregated bank account of Buyer (the “Tax Escrow Account”) the Accrued Sales Tax Amount (as defined below), the proceeds of which shall be used to pay certain accrued sales taxes of the Business in accordance with Section 2.09 below, and (iii) pay an aggregate amount of Seven Million U.S. Dollars ($7,000,000.00) (the “Cash Consideration”) in the manner provided below (collectively (i), (ii) and (iii), the “Purchase Price”). For the sake of expediency, Buyer shall cause the Cash Consideration to be paid directly to ASOC, acting on behalf of and as agent for Sellers.

(b) The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Goodwin Procter LLP in Boston, Massachusetts no later than three business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Sellers may agree. At the Closing:

(i) Buyer shall pay to ASOC, acting on behalf of all Sellers, the Cash Consideration by wire transfer in immediately available funds to an account maintained by ASOC, such account to be designated by Parent by written notice to Buyer not later than two business days prior to the Closing Date; provided, however, that to the extent that all or any portion of the Bridge Loans are outstanding immediately prior to the

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Closing, then that portion of the Cash Consideration equal to the aggregate amount outstanding under the Bridge Loans shall not be paid in cash but rather shall be paid by the surrender of the notes evidencing the Bridge Loans to Parent at Closing;

(ii) Sellers shall execute and deliver to Buyer such instruments of assignment, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the “Conveyance Documents”) as the parties shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(iii) Buyer shall execute and deliver to Sellers such instruments of assumption as the parties shall deem reasonably necessary or appropriate for Buyer to assume the Assumed Liabilities;

(iv) Sellers and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement; and

(v) Sellers and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement, including those instruments, documents and certificates identified in Article X below.

2.07. Allocation of Purchase Price.

(a) As soon as practicable after the Closing, Buyer shall deliver to Parent a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets and of the covenant not to compete described in Article VI, which shall be used for the allocation of the Purchase Price among the Purchased Assets and the covenant not to compete.

(b) Parent shall have a period of 15 days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections Parent may have to the allocation set forth in the Allocation Statement. Unless Parent timely objects, the Allocation Statement shall be binding on the parties hereto without further adjustment.

(c) If Parent shall raise any objections within the 15 day period, Buyer and Parent shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the parties fail to agree within five days after the delivery of the notice, then the disputed items shall be resolved by KPMG, LLP, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants having no material relationship with Buyer or Sellers reasonably acceptable to both parties (the “Accounting Referee”). The Accounting Referee shall resolve the dispute within 30 days of having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Sellers and Buyer.

(d) Sellers and Buyer shall report an allocation of such Purchase Price among the Purchased Assets and the covenant not to compete in a manner entirely consistent with the

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Allocation Statement (including any adjustment made pursuant to Section 2.07(d)), and shall act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its Federal Income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

(e) No later than 10 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

2.08. Signing Deliverables. Concurrent with the execution of this Agreement, the following agreements and documents shall have been duly executed and delivered to Buyer:

(a) A Voting Agreement shall have been executed by each director (other than members of the Special Committee) and each executive officer of Parent and any other director or executive officer of any other Seller who holds shares of Parent Common Stock or options to purchase shares of Parent Common Stock.

(b) The Bridge Loan Documents duly executed by Sellers, certain Affiliates of Sellers and Laurus each to the extent it is a party thereto.

2.09. Sales Tax Escrow. For a period of four months following the Closing Date, Buyer shall cause to be paid out of the funds held in the Tax Escrow Account those certain sales tax amounts then due and payable by Sellers which sales taxes relate directly to the sale or license of products and services of the Business and which are identified in Schedule 2.09 (the amount set forth in Schedule 2.09, as reduced by payment, abatement, settlement or otherwise prior to Closing, is referred to herein as the “Accrued Sales Tax Amount”). In no event shall the aggregate amount paid or payable from the Tax Escrow Amount under this Section 2.09 exceed the Accrued Sales Tax Amount. Payments under this Section 2.09 shall be made directly to the applicable state taxing authorities on behalf of Sellers. Buyer’s obligation to remit any such payments from the Tax Escrow Account shall be subject to Buyer’s prior receipt of written notice from Sellers identifying the exact amount of tax due, the name of the appropriate taxing authority, a statement as to the basis for such tax and its relation to the Business, and such other information as necessary to remit payment to the taxing authority. Sellers shall present to Buyer evidence of such tax obligation upon request, which evidence shall be reasonably satisfactory to Buyer. On the four month anniversary of the Closing Date, all amounts remaining in the Tax Escrow Account shall be released to Buyer. The parties hereto acknowledge and agree that (i) the Tax Escrow Account shall at all times remain the property and asset of Buyer, (ii) Sellers have no right, title or interest in or to the Tax Escrow Account and the funds therein, and (iii) Buyer is not, under this Section 2.09 or otherwise, assuming any tax obligations or tax liabilities of Sellers or any of their Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each

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disclosure therein relates, provided that disclosure in any section of such schedules shall be deemed to be disclosed with respect to any other section of Article III of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section) (the “Disclosure Schedules”), Sellers hereby jointly and severally represent and warrant to Buyer that:

3.01. Corporate Existence and Power; Subsidiaries.

(a) Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Schedule 3.01(a), and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller has heretofore delivered to Buyer true and complete copies of its corporate charter and bylaws as currently in effect.

3.02. Corporate Authorization. Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Sellers, with the assistance of financial and legal advisers, conducted an arms’ length marketing process of the Business, out of which Buyer’s bid was selected as the best offer for the Business and the Purchase Price represents the fair market value of the Purchased Assets. The special committee of the Parent’s board of directors (the “Special Committee”) has, by resolutions duly adopted by unanimous vote of its members, (i) determined that (A) the sale of Purchased Assets contemplated by this Agreement (the “Asset Sale”) is advisable and in the best interests of Sellers, Sellers’ Affiliates and their constituencies including creditors and Parent’s stockholders, and (B) the Purchase Price to be received by Sellers is fair to Sellers, Sellers’ Affiliates and their constituencies including creditors and Parent’s stockholders, (ii) recommended that the boards of directors of Parent and the other Sellers approve and adopt this Agreement and approve the Asset Sale and the other transactions contemplated hereby, and (iii) recommended approval and adoption by the stockholders of Parent of this Agreement and the transactions contemplated hereby. The board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted by unanimous vote of its members, approved and adopted this Agreement, approved the Asset Sale and the transactions contemplated hereby and has recommended that the Parent’s stockholders approve and adopt this Agreement and approve the Asset Sale and the transactions contemplated hereby at the Stockholders Meeting, which will be held in accordance with the provisions of Section 5.05. In connection with the foregoing, the Parent Board has taken such actions and votes as are necessary (if any) on its part to render the provisions of Section 203 of the Delaware General Corporation Law and all other takeover statutes applicable to Delaware corporations and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Asset Sale and the transactions contemplated by this Agreement. The board of directors and stockholders of each Seller (other than Parent’s stockholders) have duly approved this Agreement and all other Ancillary Agreements to which it is a party and have duly authorized the execution and delivery of this Agreement and all other Ancillary Agreements to

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which it is a party and the consummation of the Asset Sale and the other transactions contemplated hereby and thereby. Subject only to the approval of the Asset Sale by the holders of a majority of the outstanding shares of Parent Common Stock, no other corporate proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Ancillary Agreements to which a Seller is a party and the consummation of the Asset Sale and the other transactions contemplated hereby and thereby. This Agreement and all other Ancillary Agreements to which a Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms.

3.03. Governmental Authorization; Consents.

(a) The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party and the consummation of the Asset Sale and the other transactions contemplated hereby or thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than the filings required under the proxy solicitation rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Schedule 3.03 sets forth each consent, approval, waiver or other action (a “Required Consent”) by any Person under any contract, agreement, indenture, lease, instrument or other document to which a Seller is a party or is bound that is required or necessary (i) for the execution, delivery and performance by Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party, or for the consummation of the Asset Sale and the transactions contemplated hereby or thereby (including assignment of the Contracts under Section 2.02(d)) or (ii) to prevent the other party to any such contract, agreement, indenture, lease, instrument or other document from having a right to terminate such agreement or to seek the release of source code relating to a Seller’s Intellectual Property as a result of the execution, delivery or performance by Sellers of this Agreement and each Ancillary Agreement to which Sellers are a party, or for the consummation of the transactions contemplated hereby or thereby. The Laurus Consent Letter remains in full force and effect and has not been waived, amended or modified.

(c) No consents, approvals, authorization or permits of, or filing with or notification to, the Israeli Investment Center of the Israeli Ministry of Trade & Industry, the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry, the Israeli Commissioner of Restrictive Trade Practices or any other foreign agency is required or necessary for the execution, delivery or performance by any Seller of this Agreement and the Ancillary Agreements or for the consummation of the Asset Sale and the other transactions contemplated hereby or thereby.

3.04. Non-Contravention. Except as set forth in Schedule 3.04, the execution, delivery and performance by Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws (or similar organizational documents) of any Seller, (b) contravene or conflict in any material respect with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to

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any Seller or the Business (c) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller, or to a loss of any benefit, relating to the Business to which any Seller is entitled under any provision of any agreement, contract or other instrument binding upon any Seller or (d) result in the creation or imposition of any Lien on any Purchased Asset.

3.05. SEC Reports; Financial Statements.

(a) Parent has filed with the United States Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2002 (as such documents have been amended since the time of their filing, collectively, the “Seller Reports”). As of their respective dates or, if amended, as of the date of the last such amendment, the Seller Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller Reports (collectively, the “Securities Laws”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than Parent, no other Seller or any Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Sections 13 or 15 of the Exchange Act.

(b) Set forth in Schedule 3.05 are true and complete copies of (i) the audited balance sheet and the related audited statements of operations and cash flows for the twelve months ended December 31, 2004, of Parent and its Subsidiaries on a consolidated basis, together with the report of the independent accountants thereon, (ii) the unaudited balance sheet and the related unaudited statements of operations and cash flows for the twelve months ended December 31, 2004, of Parent and each of its Subsidiaries on a consolidating basis that were used in the preparation of the financial statements referred to in clause (i), (iii) the unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows for the six months ended June 30, 2005, of Parent and its Subsidiaries on a consolidated basis, (iv) the unaudited balance sheet and related unaudited statements of operations and cash flows for the six months ended June 30, 2005, of Parent and each of its Subsidiaries on a consolidating basis that were used in the preparation of the financial statements referred to in clause (iii) (collectively, together with any subsequent financial statements of Parent and/or Subsidiaries delivered pursuant to Section 5.03 hereof, the “Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared (or to the extent of a Subsidiary organized in a foreign jurisdiction, have been reconciled) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and fairly present the consolidated financial position and the results of

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operations and cash flows of Parent and its Subsidiaries as at the dates thereof or for the periods presented therein.

(c) Schedule 3.05 also contains a true and complete copy of the Business Balance Sheet. The Business Balance Sheet (i) has been derived from the Financial Statements and (ii) represents Seller’s good faith allocations intended to fairly present the combined financial position of the Business as of the date thereof under the heading “DRM Buyer.”

(d) Parent (i) keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary (1) to permit preparation of financial statements in accordance with GAAP and (2) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.06. Absence of Certain Changes. Since December 31, 2004, except as reflected in the unaudited Financial Statements or in Schedule 3.06, Sellers have conducted the Business in the ordinary course consistent with past practices, and there has not been any:

(a) Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay a Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

(b) payment or grant of any right relating to the Business by any Seller to any Interested Person, or any charge by any Interested Person to any Seller, or other transaction between any Seller and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of such Seller consistent with past practice;

(c) incurrence, assumption or guarantee by any Seller of any Indebtedness, other than the Bridge Loans;

(d) creation or assumption by any Seller of any Lien on any Purchased Asset, other than the Liens granted to secure the Bridge Loans;

(e) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in an amount greater than $10,000;

(f) transaction or commitment made, or any contract or agreement entered into, by any Seller or with respect to any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by any Seller of any contract or other right, in

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either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by any Seller with respect to the Business;

(h) (i) grant of any severance or termination pay to any employee, (ii) entering into (or extension) of any employment, deferred compensation or other similar agreement (or any amendment thereto) with any employee, (iii) change in benefits payable under existing severance or termination pay policies of any Seller or employment agreements to which any employee is a party, (iv) change in compensation, bonus or other benefits payable to employees or consultants of any Seller or (v) other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business or entered into any transaction with any Interested Person;

(i) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Seller, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j) employee terminations (other than for poor performance or for cause) and/or layoffs, and Sellers have preserved intact and kept available the services of present employees, in each case in accordance with past practice;

(k) redemption or repurchase, directly or indirectly, of any shares of capital stock or other equity security or declaration, set aside or payment any dividends or any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(l) issuance, sale or transfer of any notes, bonds or other debt securities (other than in connection with the Bridge Loans), any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;

(m) discharge or satisfaction of any Lien or payment of any Liability (other than Liabilities paid in the ordinary course of business), prepayment of any amount of Indebtedness or the subject any portion of its properties or assets to any Lien;

(n) waiver, cancellation, compromise or release of any rights or claims of material value relating to the Business, whether or not in the ordinary course of business;

(o) entering into, amendment or termination of, any material Contract or entering into any other material transaction or materially changed any business practice related to or affecting the Business;

(p) change in a Seller’s cash management customs and practices other than in the ordinary course of business (including, without limitation, with respect to maintenance of

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working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(q) change or authorization to make any change in any Seller’s certificate of incorporation, bylaws or other governing or organizational documents;

(r) institution or settlement of any claim or lawsuit or involving equitable or injunctive relief; or

(s) agreement, undertaking or commitment to do any of the foregoing.

3.07. Personal Property.

(a) Sellers have good and marketable title to, or in the case of leased or licensed personal property have valid leasehold or license interests in, all Personal Property, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such Personal Property is subject to any Liens, other than:

(i) Liens securing the Bridge Loans and the Laurus Debt;

(ii) Liens for ad valorem Taxes which shall have accrued prior to the Closing Date, but which shall not be due and payable until after the Closing Date (and for which adequate accruals or reserves have been established on the Closing Balance Sheet);

(iii) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property; or

(iv) Liens reflected in the Financial Statements.

(b) Except as disclosed in Schedule 3.07, each item of Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.08. Real Property.

(a) None of the Real Property is owned by Sellers. All of the Real Property is leased by Sellers as lessee or sublessee.

(b) Schedule 3.08(b) sets forth all leases and subleases of Real Property (the “Leases”), true and correct copies of which have been previously provided by Parent to Buyer.

(c) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by any Seller or, to Sellers’ Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by any Seller or, to Seller’s Knowledge, by any other Person. Sellers have delivered to Buyer complete and accurate copies of all Leases, including all amendments

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and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

(d) Except as disclosed in Schedule 3.08(d), Parent or another Seller, as applicable, is the holder of the lessee’s interest under the Leases and has neither assigned the Leases nor subleased all or any portion of the premises leased thereunder. None of Sellers and/or any of their Affiliates have made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

3.09. Affiliate Transfers; Sufficiency of Purchased Assets.

(a) As of the date of execution of this Agreement, the Affiliates of Sellers identified in Schedule 3.09 (the “Transferring Affiliates”) own, hold or use in connection with, or necessary for, the conduct and operation of the Business those Purchased Assets identified in Schedule 3.09. Prior to Closing, such Transferring Affiliates shall have taken all requisite action to duly assign, transfer and deliver to ASOC all of such Purchased Assets such that ASOC will have good and marketable title in and to each of such Purchased Assets, free and clear of all Liens before Closing. Each such Transferring Affiliate has full corporate power and authority to assign, transfer and deliver such Purchased Assets to ASOC. No corporate proceedings on the part of any Transferring Affiliate are necessary to approve and authorize such assignment and transfer. The assignment, transfer and delivery of the Purchased Assets by the Transferring Affiliates to ASOC (i) require no action by or in respect of, or filing with, any governmental body, agency, official or authority, (ii) do not and will not contravene or conflict with the organizational documents of any Transferring Affiliate or any provision of any law, regulation, judgment, injunction, order, permit or decree binding upon or applicable to any Transferring Affiliate or any Purchased Asset, (iii) do not and will not constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Transferring Affiliate or (iv) do not and will not result in the creation or imposition of any Lien on any Purchased Asset.

(b) The Purchased Assets constitute all of the rights, properties, assets and services owned, held or used in or necessary for the conduct or operation of the Business as currently conducted by Sellers and their Affiliates. The Purchased Assets will enable Buyer to operate the Business after the Closing in the same manner as operated by Sellers prior to the Closing in all material respects. Immediately following the Closing, none of the Sellers (or any of their respective Affiliates) will own, license or lease any rights, or have any rights (except as may be provided in the Transition Services Agreement) with respect to, any properties or assets which are owned, held or used in or necessary for the conduct of the Business as presently conducted.

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3.10. Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for:

(a) Liens for ad valorem Taxes which shall have accrued prior to the Closing Date, but which shall not be due and payable until after the Closing Date (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(b) Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset.

3.11. Indebtedness; No Undisclosed Liabilities. Except as set forth on Schedule 3.11, neither Parent nor any Subsidiary is subject to any Indebtedness. Schedule 3.11 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness. Except as disclosed in the Financial Statements or set forth in Schedule 3.11, there are no Liabilities of Sellers relating in any way to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (a) Liabilities incurred in the ordinary course of operating the Business consistent with past practices since the Balance Sheet Date, none of which is material to the Business or to any Seller, (b) Liabilities arising in the ordinary course of business consistent with past practice for future performance under agreements, contracts, leases or commitments disclosed in this Agreement or in a Schedule hereto (none of which relates to any breach of contract, breach of warranty, tort, injury caused to another, infringement, indemnification, lawsuit or violation of law and none of which is material to the Business or to any Seller), and (c) those Liabilities incurred in connection with Sellers’ performance of their obligations under this Agreement.

3.12. Litigation; Proceedings. Except as disclosed in Schedule 3.12, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against, or to Sellers’ Knowledge, threatened against or affecting, any Seller, any Affiliate of Sellers (to the extent material to the Business or any Purchased Asset), the Business or any Purchased Asset, or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority. Except as set forth on Schedule 3.12, no Seller and no Affiliate of any Seller is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator relating in any way to the Business.

3.13. Material Contracts.

(a) Schedule 3.13 sets forth the following contracts, agreements, leases or other contractual arrangements which pertain to, or are used or held in connection with, or are necessary for, the operation of the Business and to which any of the Sellers or their Affiliates is a party or by which any of the Sellers or their Affiliates or any of their respective assets is bound:

(i) all leases of Real Property and Personal Property;

(ii) all contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by any Seller or any

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Affiliate of any Seller, or pursuant to which in the last year any Seller or any Affiliate of any Seller paid, in the aggregate $10,000 or more;

(iii) all sales, distribution or other similar agreements providing for the sale by any Seller or any Affiliate of any Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to any Seller or any Affiliate of any Seller of, or pursuant to which in the last year any Seller or any Affiliate of any Seller received, in the aggregate $10,000 or more;

(iv) all partnership, joint venture or other similar contract arrangements or agreements;

(v) all contracts relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(vi) all employment, consulting, severance or change of control agreements;

(vii) all license, assignment, technology transfer, development, franchise, escrow or other agreements in respect of any Intellectual Property or other property developed by or for, or owned or used by any Seller or any Affiliate of any Seller in connection with or necessary for the operation of the Business;

(viii) all agency, dealer, sales representative or other similar agreements;

(ix) all contracts or other documents that limit the freedom of any Seller or any Affiliate of any Seller to compete in any line of the Business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

(x) all contracts or commitments with or for the benefit of any Interested Person;

(xi) all collective bargaining agreements or contracts with any labor union, all bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plans and all stock purchase, stock option, hospitalization, insurance or similar plans or practices, whether formal or informal;

(xii) all contracts with respect to the lending or investing of funds;

(xiii) all guaranties of any obligation, other than endorsements made for collection;

(xiv) all powers of attorney;

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(xv) all contracts relating to the acquisition or sale of any Purchased Assets since December 31, 2004; or

(xvi) all other contracts or commitments not made in the ordinary course of business that is material to the Business taken as a whole.

(b) Parent has delivered to Buyer true and correct copies of each Contract disclosed on any Schedule of this Agreement. Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is a valid and binding agreement of each Seller or each Affiliate of a Seller who is a party thereto and is in full force and effect, and except as set forth in Schedule 3.13(b) no Seller or any Affiliate of a Seller nor, to Sellers’ Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to Sellers’ Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

3.14. Technology and Intellectual Property.

(a) Schedule 3.14(a) accurately lists in each case to the extent owned, held or used in, or necessary for, the Business: (i) all Intellectual Property (other than Intellectual Property licensed from third parties) that is registered, filed, or issued under the authority of any governmental or administrative body, including all patents, registered copyrights, registered mask works, and registered trademarks, domain names, and all applications for any of the foregoing (“Registered IP”) in each case indicating the applicable jurisdiction, registration number (or application number) and the date issued (or date filed); (ii) all hardware products and tools, software and firmware products and tools and services developed, sold, published, offered, or under development by Sellers or any of their Affiliates; and (iii) all licenses (in and out), sublicenses and other agreements to which any Seller or any of their Affiliates is a party and pursuant to which any Seller or any other Person is authorized to use any Intellectual Property or exercise any other right with regard thereto, including the dates of, and identities of the parties to, the relevant agreements. The disclosures described in clause (i) of the preceding sentence include an identification of each product or service (identified in clause (ii) of the preceding sentence) that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP.

(b) Except as set forth in Schedule 3.14(b), each item of Sellers’ Intellectual Property owned, held or used in, or necessary for, the operation of the Business (the “Business Intellectual Property”) is either: (i) owned solely by a Seller free and clear of any Liens; or (ii) rightfully used and authorized for use by a Seller and its successors pursuant to a valid and enforceable written license. No Seller has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Business Intellectual Property to any other Person, except as set forth in Schedule 3.14(b). All of Sellers’ Business Intellectual Property that is used by a Seller pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such under Schedule 3.14(b). Each Seller has all rights in its Business Intellectual Property necessary to carry out its current and currently planned future activities relating to the Business, including without limitation (except as noted on Schedule 3.14(b) rights to make, use, exclude others from using, reproduce, modify,

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adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell its Business Intellectual Property in all pertinent geographic locations and fields of use, and to sublicense any or all rights to third parties, including the right to grant further sublicenses as necessary to carry out its activities to the Business.

(c) Sellers have provided to Buyer complete and accurate copies of all applications and other material documents related to each item of Registered IP. Each item of Registered IP has not been abandoned or finally rejected and is and at all times has been in compliance in all material respects with all legal requirements and all filings, payments and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. To Sellers’ Knowledge, each U.S. patent application and U.S. patent related to the Business in which a Seller has or purports to have an ownership interest was filed within one year of any printed publication, public use or offer for sale of each invention claimed in such U.S. patent application or U.S. patent. To Sellers’ Knowledge, each international and/or foreign patent application and foreign patent related to the Business in which a Seller has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in such patent application being made available to the public. Each inventor of each patent and patent application that is Registered IP has executed a valid and enforceable written assignment transferring the inventor’s rights in such patent or patent application to Parent or a Subsidiary.

(d) Except as set forth in Schedule 3.14(d) no Seller is in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of Sellers’ Business Intellectual Property. Except as noted in Schedule 3.14(d), no Seller nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by any Seller or Buyer, as successor to Sellers, in Sellers’ Business Intellectual Property.

(e) To Seller’s Knowledge, no Seller has ever infringed or misappropriated, in connection with the operation of the Business, any other Person’s patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work, copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. Except as set forth in Schedule 3.14(e), no claims (i) challenging the validity, enforceability, effectiveness or ownership by any Seller of any of Sellers’ Business Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Sellers’ Business Intellectual Property by any Seller, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against any Seller or, to Seller’s Knowledge, are threatened by any Person nor does there exist any basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of Sellers’ Business Intellectual Property, other than review of pending patent applications, and no Seller is aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by a Seller and used or held for use in, or

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necessary for, the operation of the Business are valid, enforceable and subsisting. Except as set forth in Schedule 3.14(e), to Sellers’ Knowledge, there has been no unauthorized use, infringement, or misappropriation of any of Sellers’ Business Intellectual Property by any third party, employee or former employee. Except as set forth in Schedule 3.14(e), no Seller is bound by any agreement to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim.

(f) Schedule 3.14(f) separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Sellers’ Business Intellectual Property. Sellers have secured from all Persons (including employees) who were involved in the creation or development of any portion of, or otherwise have any rights in or to, Sellers’ Business Intellectual Property, valid and enforceable written agreements containing an assignment of Intellectual Property rights and confidentiality provisions protecting Sellers’ Business Intellectual Property, and have provided true and complete copies of such assignments to Buyer. No funding, facilities or personnel of any governmental body or any educational institution were used, directly or indirectly, to develop or create, in whole or in part any Seller Business Intellectual Property. No Seller is or was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Seller to grant or offer to any other Person any license or right to any Business Intellectual Property.

(g) Except as set forth in Schedule 3.14(g), upon consummation of the transactions contemplated under this Agreement, Buyer shall acquire all rights of Sellers in the Business Intellectual Property, which rights shall not be diminished, impaired or otherwise adversely affected as a result of the transactions contemplated by this Agreement, nor will such transactions, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) a loss of, or encumbrance on, any of Sellers’ Business Intellectual Property; (ii) a breach of any license agreement listed or required to be listed on a Schedule; (iii) the release, disclosure, or delivery of any Business Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Sellers’ Business Intellectual Property.

(h) Sellers have taken all measures necessary in accordance with industry practices and applicable legal standards, to (i) protect the proprietary nature of the Business Intellectual Property and (ii) maintain in confidence all trade secrets and confidential information owned, used or held by any Seller in connection with, or necessary for, the operation of the Business (“Trade Secrets”), including requiring its current and former personnel, including employees, agents (other than counsel), consultants and contractors, having access thereto, to execute written nondisclosure agreements. To Sellers’ Knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement that protects Sellers’ proprietary interests in and to such Trade Secrets. No Seller, nor to Sellers’ Knowledge, any other Person party to any nondisclosure agreement relating to any Trade Secrets is in breach of default thereof.

(i) Each Seller’s products of the Business contains all notices, disclaimers and attributions necessary to comply with the obligations set forth in the contracts described in the Schedules including without limitation Publicly Available Software. Except as set forth in

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Schedule 3.14(i), Sellers’ Business Intellectual Property does not include any Publicly Available Software and no Seller has used Publicly Available Software in whole or in part in the development of any part of their Business Intellectual Property in a manner that may subject their Business Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL) and the Apache Server License.

(j) Except as set forth in Schedule 3.14(j), none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Seller in connection with the Business (other than non-customized third-party software licensed to Parent or Subsidiary for internal use on a non-exclusive basis) (collectively, “Seller Software”) (a) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software. Sellers have provided to Buyer a complete and accurate list of all known bugs, defects and errors in each version and component of the Seller Software.

(k) Except as set forth in Schedule 3.14(k), no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) Except as set forth in Schedule 3.14(l), no source code for any Seller Software has been delivered, licensed or made available to any escrow agent. Except as set forth in Schedule 3.14(l), no Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

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3.15. Insurance Coverage. Schedule 3.15 lists all of the insurance policies and fidelity bonds of the Sellers covering the Purchased Assets and/or the Business. Parent has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.15. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and each Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. No Seller knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.16. Compliance with Laws.

(a) Sellers, and Affiliates of Sellers to the extent material to the Business or the Purchased Assets, are not in violation of, and have not violated, in any material respect any applicable provisions of any laws, statutes, ordinances or regulations and, to Sellers’ Knowledge, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business.

(b) Schedule 3.16(b) correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the Business, together with the name of the governmental agency or entity issuing such Permit. Except as set forth on Schedule 3.16(b), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Sellers and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c) No Seller is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.17. Employees.

(a) Parent has provided Buyer with respect to each employee of the Business (including any such employee of Parent or a Subsidiary who is on a leave of absence or on layoff status subject to recall) a list detailing (i) the name of such employee, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annual compensation rate as of the date of this Agreement, including base salary or hourly wage as applicable, vacation and/or paid time off accrual amounts, bonus and/or commission potential severance pay, and any other compensation amounts; (iv) each current benefit plan in which such employee participates; and (v) any governmental authorization that is held by such employee and that is used in connection with the Business. Except as disclosed in Schedule 3.17(a), the employment of Sellers’ employees is terminable by Parent or a Subsidiary at will.

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(b) Schedule 3.17(b) lists all Persons who are currently performing services to the Business for a Seller who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether any Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.13 and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer.

(c) Sellers are not and have not been during the past 5 years a party to or bound by any union contract, collective bargaining agreement or other contractual relationship with a labor organization. There has never been during the past 5 years any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Seller or any of their employees.

(d) Schedule 3.17(d) lists all current employee manuals and handbooks, employment agreements, and other materials relating to the employment of the current employees of the Business. Parent has delivered to Buyer complete copies of all such documents.

(e) Except as disclosed in Schedule 3.17(e), (i) none of the employees of the Business have notified or otherwise indicated to any Seller that he or she intends to terminate his or her employment with any Seller, or not to accept employment with Buyer; (ii) no Seller has a present intention to terminate the employment of any of their employees except as contemplated herein; (iii) to Sellers’ Knowledge, none of their employees has since March 31, 2005 received an offer of employment from any other Person (other than Buyer in connection with the transaction contemplated hereby); (iv) all employees of the Business have executed Parent’s form of inventions assignment, and nondisclosure agreement; (v) to Sellers’ Knowledge, no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the Business or operations of the Business; (vi) to the Knowledge of Sellers, none of their employees is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by Parent or any Subsidiary; and (vii) Sellers are not and never have been engaged in any dispute or litigation with any of their employees or former employee regarding Business Intellectual Property matters. Parent has delivered to Buyer complete copies of all nondisclosure and developments agreements executed by current and former employees and consultants of the Business.

(f) Except as disclosed in Schedule 3.17(f), (i) no Seller has an established severance pay practice or policy; and (ii) no employee of any Seller is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Sellers or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of Sellers) as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of any termination by any Seller on or after the Closing of any Person employed by Sellers on or prior to the Closing Date.

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(g) To Sellers’ Knowledge there are no pending claims, complaints, discrimination charges, unfair labor practice charges, civil or criminal proceedings, or investigations or audits by any federal or state administrative agencies under any laws or regulations relating to employment and labor, including laws and regulations regulating wages, salaries, commissions, bonuses, benefits, hours, vacation, overtime, notice, pay in lieu of notice, compensation for services, reimbursement of expenses, termination and severance pay obligations, human rights, occupational health and safety, equal opportunity, collective bargaining, the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, the Immigration Reform and Control Act of 1986, and visa and work permit requirements.

(h) Schedule 3.17(h) lists all visas and work permits held by employees of the Business that will expire during the six month period following the date of this Agreement.

3.18. Environmental Compliance.

(a) Environmental Definitions. The following terms, as used herein, have the following meanings:

“Environment” means any and all environmental media, including, without limitation, ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

“Environmental Law” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the past or present operations of any Seller, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.18 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

“Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

“Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

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“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance).

(b) Environmental Representations and Warranties.

(i) Sellers have complied in all material respects with all Environmental Laws and Environmental Permits. To Sellers’ Knowledge, Sellers have no Environmental Liabilities.

(ii) Parent and Subsidiary have applied for and received all Environmental Permits required in connection with the Business. Schedule 3.18(b) sets forth a list of all such Environmental Permits, each of which is in full force and effect. To Seller’s Knowledge, no suspension or cancellation is threatened and there is no basis for believing that any such Environmental Permit will not be renewable upon expiration. Except as set forth in Schedule 3.18(b), each such Environmental Permit will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under any such Environmental Permit. The consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.

(iii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Sellers’ Knowledge, threatened, by any governmental or other entity with respect to any (A) alleged violation by any Seller of any Environmental Law, or any liability thereunder, (B) alleged failure by any Seller to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by any Seller.

(iv) Sellers have not stored, handled, transported or Released any Hazardous Substance on any property now or previously owned or leased by any Seller. No Hazardous Substance is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law or Environmental Permit, at, on or under any property now or previously owned or leased by Sellers.

(v) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for any Seller, or of which any Seller has Knowledge, relating to any property or facility now or previously owned or leased by any Seller that have not been delivered to Buyer.

3.19. Customers and Suppliers. No Seller has received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for five percent or more of the aggregate products and services furnished by Sellers

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and their Affiliates in connection with the Business during the past 12 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for five percent or more of the aggregate supplies purchased by Sellers and their Affiliates in connection with the Business during the past 12 months has stopped or intends to stop supplying products or services to the Business.

3.20. Products. Each of the products produced or sold by any Seller in connection with the Business (a) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmation of fact made on the container, label or documentation for such products or in connection with its sale. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

3.21. Accounts Receivable. All Accounts Receivable of Sellers relating to the Business at the Balance Sheet Date have been included in the Business Balance Sheet. All Accounts Receivable (other than receivables collected since the Balance Sheet Date) reflected on the Business Balance Sheet represent, and all Accounts Receivable relating to the Business at the Closing Date will represent, valid obligations arising from sales actually made or services actually performed by the Business, and except as set forth in Schedule 3.21, are (or will be) fully collectible within 60 days in the aggregate amount thereof, are not (or will not be) subject to any defenses, offsets or counterclaims, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Business Balance Sheet.

3.22. Inventories. The inventories set forth in the Business Balance Sheet were, and the inventories set forth in the Closing Balance Sheet will be, properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied by Parent. Since the Balance Sheet Date, the inventories of Sellers relating to the Business have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens except for Liens securing the Bridge Loans and the Laurus Debt, Liens for ad valorem Taxes which shall have accrued prior to the Closing Date, but which shall not be due and payable until after the Closing Date (and for which adequate accruals or reserves have been established on the Business Balance Sheet), Liens that do not materially detract from the value of the Inventories or as reflected in the Financial Statements. All of the inventory recorded on the Business Balance Sheet consists of, and all inventory of the Business on the Closing Date will consist of, items of a quality usable or saleable within 60 days in the ordinary course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. Except as set forth in Schedule 3.22, none of the Sellers has any products related to the Business placed with its customers under an understanding permitting their return to any Seller other than pursuant to a breach of warranty.

3.23. Transactions with Affiliates; Intercompany Arrangements. Except as set forth in Schedule 3.23, (and except for indemnification agreements, offer letters, employment related inventions agreements and agreements with respect to the sale of the Parent’s securities with

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respect to the Persons identified in clause (a)) there are no agreements, loans, leases, royalty agreements or other continuing transactions in any way relating to the Business between any Seller and (a) any officer, director or five percent or greater stockholder of any Seller or any of their Affiliates or (b) any family member of any officer, director or such stockholder of any Seller or any of their Affiliates (“Interested Person”). To the Knowledge of Sellers, no Interested Person (x) has any material direct or indirect interest in any entity that does business with any Seller that relates in any way to the Business or (y) has any direct or indirect interest in any property, asset or right that is used by any Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with any Seller other than such relationships as result solely from being an officer, director or stockholder of a Seller.

3.24. Finders’ Fees. Except for Blitzer Clancy & Co. (whose fees and commissions are the sole responsibility of Parent) there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission from Buyer, any Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.25. No Equity Participation Obligations. No Seller, nor any of Sellers’ Affiliates, is party to any agreement, instrument, documents or arrangement, or is otherwise subject to any obligation, that would in any manner require Buyer to issue, grant or agree to issue or grant, any interest in any debt or equity securities of Buyer or any Affiliate of Buyer, to any third party in connection with the transactions contemplated by this Agreement.

3.26. Other Information. None of this Agreement, the Ancillary Agreements and the schedules and exhibits delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The budget relating to the Business delivered to Buyer has been prepared in good faith based on assumptions that management of Parent believe are reasonable, and Sellers are not aware of any fact or information that would lead them to believe that such budget is incorrect or misleading in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and,

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except for any required approval by Buyer’s stockholders, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the corporate charter or bylaws of Buyer or (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Seller or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF SELLERS

5.01. Conduct of the Business. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, each Seller:

(a) Shall, and shall cause each of its Affiliates to, conduct the Business in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and regulations and to use its commercially reasonable efforts to (i) preserve intact its business organizations and goodwill associated with the Business, (ii) keep available the services of its officers and employees, and (iii) preserve the relationships with those Persons having business dealing with Seller to the end that Seller’s goodwill and ongoing Business shall be unimpaired at the Closing; in connection therewith, no Seller shall accelerate its collections of Accounts Receivable or defer payment of its trade payables of the Business outside of the ordinary course of business consistent with past practices; and all cash collected by any Seller from Accounts Receivable reflected on the Business Balance Sheet or otherwise generated by the Business shall be used to pay the accounts payable, operating expenses and other liabilities directly related to the operation of the Business to pay such other expenses and liabilities of the Sellers incurred or as may be incurred in the ordinary course of business;

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(b) Shall use the proceeds from the Bridge Loans, or cause such proceeds to be used, to pay the accounts payable, operating expenses and other liabilities directly related to the operation of the Business and to the extent any remaining proceeds are available to pay such other expenses and liabilities of the Sellers incurred or as may be incurred in the ordinary course of business in accordance with the Bridge Loan Documents;

(c) Shall maintain overall marketing efforts of the Business at levels consistent with past practices in accordance with Sellers’ plans for the remainder of fiscal year 2005 and, shall continue to offer Business products and services upon terms and conditions consistent with those currently being offered on the date hereof in the ordinary course of business consistent with past practices;

(d) Shall consult in good faith, cooperate and confer on a regular basis with Buyer to report operational matters of materiality, in order to allow for an orderly transition, and any proposals to engage in material transactions, whether or not in the ordinary course of business;

(e) Shall, and shall cause each of its Affiliates to, promptly notify Buyer of any Material Adverse Change, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or any breach or inaccuracy of any representation or warranty contained herein;

(f) Shall not amend its charter, bylaws or similar organizational documents, and shall cause each Subsidiary of such Seller not to amend its charter, bylaw or organizational documents, other than amendments solely to effect the change of corporate name of Sellers and their Affiliates in accordance with Section 5.07;

(g) Shall not (A) issue any of its shares of capital stock, effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction (except pursuant to the exercise of the employee options or the warrants existing on the date hereof and disclosed in Schedule 5.01(g), (B) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock, (C) increase any compensation or enter into, extend or amend any employment or severance agreement with any of its employees, officers or directors, (D) grant any bonuses to any of its employees, officers or directors, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan;

(h) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any of the capital stock of any Seller (including to the Parent Common Stock,) or allow any of the Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly-owned Subsidiary to another Subsidiary or to Parent in the ordinary course of business consistent with past practice) or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Sellers or Subsidiaries, or make any commitment for any such action;

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(i) Shall not, and shall not permit any of its Affiliates to sell, lease, license or otherwise dispose of (i) any assets or properties or any portion thereof owned, held or used by any Seller or any of their Affiliates in connection with, or necessary for, the conduct of the Business, in each case other than pursuant to nonexeclusive customer license agreements entered into in the ordinary course of business consistent with past practice; or (ii) any of the capital stock of or other interests in any of the Sellers (except Parent);

(j) Shall not mortgage or pledge any of its property or assets or subject any such property or assets to any security interest, except for (v) the security interests granted or to be granted pursuant to the Bridge Loan Documents, (w) any modification of the security interests heretofore granted to Laurus which shall be made in accordance with the Bridge Loan Documents, (x) any liens for taxes, assessments and other governmental charges not yet due and payable, (y) statutory, mechanics’, laborers’ and materialmen’s liens arising in the ordinary course of business for sums not yet due, and (z) statutory and contractual landlord’s liens under leases pursuant to which Seller is a lessee not in default;

(k) Shall not, and shall not permit any of its Affiliates to, forgive any existing indebtedness to any Seller or any Subsidiaries or discharge any security interest in favor of any Seller, or make any loans, advances or transfers (other than (i) to customers of a Seller in an aggregate amount not in excess of $10,000 in the ordinary course of business consistent with past practice and (ii) intercompany loans, advances or transfers from a wholly-owned Subsidiary to another Subsidiary or to Parent, or from Parent to a wholly-owned Subsidiary, in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than reasonable and normal loans or advances to employees for bona fide expenses that are not material in amount and are incurred in the ordinary course of business consistent with past practice;

(l) Shall not, and shall not permit any of its Affiliates to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of material liabilities reflected or reserved against in, or contemplated by, the most recent consolidated Financial Statements (or the notes thereto) of Parent included in the Seller Reports filed with the SEC prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(m) Shall not, and shall not permit any of its Affiliates to, enter into any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each a “Commitment”) which may result in total payments or liability by or to it in excess of $10,000 other than the Bridge Loans, the proposed leasing of new office premises in Foxborough, Massachusetts and customer or vendor agreements entered into in the ordinary course of business consistent with past practice, and shall not make or commit to make capital expenditures in excess of $100,000 in the aggregate;

(n) Shall not amend, terminate, take or omit to take any action that would constitute a violation of or default under any Commitment, except where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

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(o) Shall not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would reasonably be expected to result in any of the representations and warranties of any Seller set forth in this Agreement becoming untrue such that any of the conditions to consummating the Asset Sale and the other transactions contemplated herein would not be satisfied;

(p) Shall not license or transfer to any Person or entity any rights to Business Intellectual Property other than customer subscription agreements, licenses, distribution agreements or transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practice;

(q) Shall not merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business;

(r) Shall not materially write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of any Seller other than in the ordinary course of business and in accordance with GAAP;

(s) Shall not, without prior notification and consultation with Buyer, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination;

(t) Shall maintain in full force and effect in all material respects the insurance policies listed in Schedule 3.15;

(u) Shall not, and shall not permit any of its Affiliates to, create, incur or assume any indebtedness (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing except for the Bridge Loans or intercompany loans from a wholly-owned Subsidiary to another Subsidiary or to Parent, or from Parent to a wholly-owned Subsidiary, in the ordinary course of business consistent with past practice;

(v) Shall not, and shall not permit any of its Affiliates to, make or rescind any election relating to Taxes that could reasonably be expected to affect the Business, the Purchased Assets or the transactions contemplated by this Agreement (unless Seller reasonably determines, after prior consultation with Buyer, that such action is required by applicable law);

(w) Shall not: (A) change any of its methods, principles or practices of accounting currently in effect other than as required by GAAP (including with respect to revenue and expense recognition methods) or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises the amount of which does not to exceed, individually

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or in the aggregate, $10,000, or materially change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2003, except as may be required by the SEC, applicable law or GAAP;

(x) Except as set forth in Schedule 5.01(x), shall not enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or, as of the date of this Agreement, are officers or directors of any Seller;

(y) Shall not, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any Seller without the prior written consent of Buyer (which consent shall not be unreasonably withheld);

(z) Shall use best efforts to hire employees to fill the following positions as soon as practicable on terms of employment that shall be acceptable to Buyer: Engagement Manager, Solution Architect, Regional Sales Manager and Support Manager;

(aa) Shall use best efforts to hire new employees to replace any employee, employed as of the date hereof, whose employment is terminated for any reason on terms of employment that shall be acceptable to Buyer; and

(bb) Shall not, and shall not permit any of its Affiliates to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

5.02. Access to Information. From the date hereof until the Closing Date, each Seller shall (a) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Parent and all Subsidiaries, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Sellers to cooperate with Buyer in its investigation of the Business. No investigation by Buyer pursuant to this Section shall affect any representation or warranty given by Sellers hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.03. Monthly Financials; Notices of Events; Continuing Disclosure.

(a) From the date hereof until the Closing Date, Parent shall furnish Buyer with (i) unaudited monthly balance sheets and statements of income of Sellers (consolidated and consolidating) for the Business within ten days after each month end and (ii) all of Parent’s filings with the SEC on or prior to the date of such filing.

(b) Sellers shall promptly notify Buyer of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to Sellers’ Knowledge threatened against, or relating to or involving or otherwise affecting any Seller or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 3.12.

(c) Until the Closing Date, Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by any Seller.

(d) No notice pursuant to this Section shall affect any representation or warranty given by any Seller hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.04. No Solicitation.

(a) Unless and until this Agreement shall have been terminated in accordance with Article XII hereof, Sellers agree and covenant that neither they nor any Affiliate thereof shall, nor shall they permit any of their respective officers, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives (each, a “Representative”) to, directly or indirectly, invite, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to, or that may reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Seller, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Business or any assets of any of the Sellers or any of their Affiliates owned, held or used in connection with, or necessary for, the operation of the Business, in one or a series of transactions (other than dispositions in the ordinary course of business consistent with past practice), (iii) any tender offer, share exchange or exchange offer or other similar transaction or series of transactions that, if consummated, would relate to 15% or more of the outstanding shares of Parent Common Stock or (iv) any transaction which would make consummation of the Asset Sale reasonably unlikely to occur (each, an “Acquisition Proposal”) or engage in any discussions or negotiations with any Person with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in this Section 5.04(a) by any Representative of Seller, whether or not such Person is purporting to act on behalf of any Seller or otherwise, shall be deemed to be a violation of this Section 5.04(a).

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(b) Parent agrees to promptly notify Buyer of the receipt of any proposal or expression of interest relating to an Acquisition Proposal, describing in each case the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Buyer fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests. Parent shall not (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the recommendation of the Parent Board in favor of the transactions contemplated by this Agreement or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize any Seller to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal.

5.05. Preparation of the Proxy Statement; Meeting of Stockholders.

(a) As soon as reasonably practicable following the date of this Agreement (but in no event later than ten days following the date of this Agreement), Parent shall prepare and file with the SEC a preliminary Proxy Statement, in form and substance reasonably satisfactory to Buyer, with indication of such satisfaction not to be unreasonably withheld or delayed. The Proxy Statement shall solicit approval of this Agreement, the Asset Sale and the transactions contemplated hereby (including changing the corporate name of Parent) and no other actions, unless Buyer consents in its sole discretion to such other Actions. Buyer shall provide such information concerning its business and financial statements and affairs as, in its reasonable judgment, may be required for inclusion in the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto, and to cooperate with Parent in the preparation of the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto. Each of Parent and Buyer shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC for mailing to the Parent’s stockholders as promptly as practicable after such filing. Parent will notify Buyer promptly following the receipt by Parent of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Proxy Statement. Parent will provide Buyer with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by Parent in connection with the Proxy Statement a reasonable time prior to such letters, memoranda or other correspondence are submitted to the SEC, and will in good faith consider such comments. Parent agrees that the Proxy Statement will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date (but in any event no later than three business days following clearance by the SEC). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Buyer or Parent, as the case may be, shall promptly inform the other of such occurrences, (ii) Parent shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in a form

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reasonably satisfactory to Buyer, and (iii) Parent shall have any such amendment or supplement mailed to its stockholders at the earliest practicable date.

(b) Parent shall take all actions necessary to assure that the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders (the “Stockholders Meeting”) as promptly as practicable to consider and vote upon the approval of this Agreement, the Asset Sale and the transactions contemplated hereby (including changing the corporate name of Parent) and no other corporate actions, transactions or Acquisition Proposal will be considered at such Stockholders Meeting or at any other meeting of its stockholders prior to the Closing Date without the prior written consent of Buyer. The Parent Board has recommended and declared advisable that the Parent stockholders approve and adopt this Agreement, the Asset Sale and the transactions contemplated hereby, and Parent shall include such recommendation in the Proxy Statement. Prior to the Closing Date, neither the Parent Board nor any committee thereof shall withdraw or modify the approval or recommendation by such board of directors. Parent shall take all such other actions necessary or desirable to obtain the approval of the Parent’s stockholders.

5.06. Confidentiality. Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to any Seller or its Affiliates, in connection with the transactions contemplated by this Agreement, and after the Closing Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by any Seller, (b) in the public domain through no fault of any Seller or any Affiliate of any Seller or (c) later lawfully acquired by any Seller or any Affiliate of any Seller from sources other than Buyer; provided that Sellers may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially in accordance with this Agreement. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Sellers and their Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Sellers or their Affiliates or on their behalf concerning Buyer in connection with this Agreement that are subject to such confidence.

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5.07. Change and Use of Names. On and after the Closing Date, Sellers and their Affiliates shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business (including the names or words “Axeda” and “eMation”), in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Prior to Closing, each Seller and its Subsidiaries and Affiliates shall change its corporate name so as to bear no resemblance to the current name of any of the Sellers, and shall not contain the words “Axeda” or any derivation thereof.

5.08. Transitional Assistance. No Seller shall in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, service providers, employees, lessors, licensors and other business relations of Sellers or their Affiliates from maintaining the same business relationships with Buyer and its Affiliates after the date of this Agreement. Without in any way limiting the generality of the foregoing, no Seller shall sue or otherwise pursue any claims against any business relation of Sellers or their Affiliates with respect to any Purchased Asset or Assumed Liability or with respect to any previous contractual relationship between any Seller, on the one hand, or any customer thereof, on the other hand (collectively, “Customers or Business Relations”); provided, however, that (a) a Seller shall be entitled to defend itself against any claims brought by any such Customer or Business Relation or to assert counter-claims, offsets or any affirmative defenses against such Customer or Business Relation, (b) if any third party shall bring any claim against a Seller that such Seller reasonably believes is the responsibility or liability of a Customer or Business Relation, then such Seller shall have the right to bring a claim in the nature of impleader against such Customer or Business Relation with respect to such claim and (c) Sellers shall be entitled to pursue causes of action against any Customer or Business Relation or as otherwise necessary to protect or enforce their rights with regard to any Excluded Asset or Excluded Liability.

5.09. Payments with Respect to Purchased Assets. Sellers shall promptly remit to Buyer all monies received by any Seller or any of their Affiliates following the Closing Date in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement. Payments remitted to Buyer pursuant to this Section 5.09 shall be in the form received by a Seller or any of its Affiliates.

5.10. [Intentionally Omitted].

5.11. Questra Litigation. Sellers shall promptly notify Buyer of the all developments pertaining to the Questra Litigations. In no event shall any Seller or any Affiliate of any Seller enter into any settlement agreement pertaining to the Questra Litigations and/or the patents subject to claims thereunder without the prior written consent of Buyer. Sellers shall provide Buyer with at least five (5) business days’ advance notice of any proposed settlement, including providing a copy thereof. Upon Buyer’s request, Sellers shall, and shall cause their Affiliates to, enter into a settlement agreement with Questra in form acceptable to Buyer, provided that the terms of such settlement agreement do not require any Seller to pay to Questra or any other opposing party any costs, fees, damages or other penalties with respect to such Questra Litigations.

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5.12. State Tax Clearance. Promptly following execution of this Agreement, Sellers shall use commercially reasonable efforts to obtain from the Massachusetts Department of Revenue a Certificate of Tax Compliance and Waiver of Corporate Tax Lien in accordance with Massachusetts General Laws Chapter 62C, Section 51 and comparable tax clearance certificates from the taxing authorities of such other states deemed necessary to ensure the transfer of the Purchased Assets (or any of them) are free and clear of any lien imposed by any state taxing authority. If, after all appropriate efforts, such certificate is not obtainable from the Massachusetts Department of Revenue, then Sellers shall no less than five (5) business days prior to the Closing Date, deliver the requisite notice to, and shall pay all taxes owed to, the Massachusetts Department of Revenue in accordance with Massachusetts General Laws Chapter 62C, Section 51.

5.13. Intercompany Transfers of Purchased Assets. Sellers and the Transferring Affiliates shall take all action necessary to duly and properly assign, transfer and deliver to ASOC all of the Purchased Assets identified in Schedule 3.09 such that ASOC will have good and marketable title in and to each of such Purchased Assets, free and clear of all Liens before Closing.

5.14. Use of Proceeds. Sellers shall, and shall cause their Affiliates to, use the proceeds from the sale of the Purchased Assets to pay in full or satisfy in full the Laurus Debt in accordance with the terms of the Laurus Consent Letter and all the Excluded Liabilities of Sellers before using any such proceeds for any other purposes.

5.15. Office Lease. Sellers shall use their best efforts to cause ASOC to enter into a new office lease as soon as practicable following execution of this Agreement, but in any event prior to September 30, 2005 on terms acceptable to Buyer. Upon entering into such new office lease (on terms acceptable to Buyer), such lease shall be added to Schedule 2.01(a) and shall be deemed a Contract to be assigned to Buyer under this Agreement. On or prior to Closing, Buyer, in its sole discretion, may choose to assume and acquire Sellers’ holdover rights in the existing lease of office space located at 21 Oxford Road in Mansfield, Massachusetts in the event Sellers fail to cause ASOC to enter into a new office lease on terms acceptable to Buyer.

5.16. Compliance. Sellers shall use commercially reasonable efforts to ensure compliance with all notice requirements under its license obligations and applicable export control obligations relating to the Purchased Assets and/or the conduct of the Business.

ARTICLE VI

COVENANT NOT TO COMPETE

6.01. Noncompetition; Nonsolicitation.

(a) For a period of five full years from the Closing Date, none of the Sellers nor any of their respective Affiliates (collectively, the “Restricted Parties”) shall, directly or indirectly, whether alone or in concert with others, and in whatever capacity, for any of them or on behalf of or in conjunction with any other Person:

(i) engage in the Business anywhere in the world, except that the Restricted Parties may own not more than an aggregate of five percent (5%) of the outstanding voting securities of any publicly held Person that competes, directly or indirectly, with the Business, as long as none of the Restricted Parties participates in the management, direction or operations of any such publicly held Person;

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(ii) solicit or divert away or attempt to solicit or divert away any customer served or solicited by Sellers or the Business in an effort to provide services or products to such customer which compete that those provided by Sellers or the Business, or otherwise induce any customer of the Business to curtail or cease doing business with Buyer; or

(iii) solicit or induce any of the Transferred Employees to terminate his or her employment with Buyer, or employ or establish a business with any Transferred Employee or solicit or encourage any Transferred Employee to leave his or her employment or terminate his or her relationship with Buyer.

(b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Sellers acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Sellers agree that Buyer shall be entitled to injunctive relief requiring specific performance by Sellers of this Section, and Sellers consent to the entry thereof. Sellers shall be responsible for all violations of any of the covenants in this Section 6.01 by any of the Restricted Parties. Buyer acknowledges that the provisions of this Article VI shall not prevent any Seller from conducting the Supervisor Business or from soliciting any customer served or solicited by Sellers or the Business in an effort to provide to such customer services or products pertaining to the industrial automation products marketed as Sellers’ “Supervisor” product family.

6.02. No Solicitation of Supervisor Employees. For a period of one year from the date hereof, Buyer shall not, directly or indirectly, whether alone or in concert with others, and in whatever capacity, for any of them or on behalf of or in conjunction with any other Person, solicit or induce any employee of any Seller exclusively employed in the Supervisor Business (“Supervisor Employee”) to terminate his or her employment with such Seller, or employ or establish a business with any such Supervisor Employee or solicit or encourage any such Supervisor Employee to leave his or her employment or terminate his or her relationship with Sellers; provided that Buyer shall not be restricted from making a general solicitation for

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employees that is not specifically directed at any such Supervisor Employee and provided that nothing in this paragraph shall preclude Buyer from considering and accepting an application from any individual in response to a published recruitment advertisement or a general mandate given to any recruitment consultant.

ARTICLE VII

COVENANTS OF BOTH PARTIES

7.01. Best Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Sellers will use all best efforts to obtain in writing any consents required from third parties to effectuate the Asset Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements (including the consents to assign the Contracts), such consents to be in form satisfactory form to Buyer.

7.02. Certain Filings; Consents. Sellers and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.03. Public Announcements. Sellers and Buyer agree to consult with each other before issuing any press release, making any public statement or filing any publicly availably document (including filings with the SEC) with respect to or which describes or refers to this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby and, will not issue, make or file any such press release, public statement or public document without the prior consent of Parent and Buyer, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue, make or file such press release, public statement or public document as may be required by law if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

7.04. Further Assurances.

(a) Sellers and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b) Sellers hereby constitute and appoint, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Sellers with full power

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of substitution in the name of Buyer or in the name of Sellers, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

ARTICLE VIII

TAX MATTERS

8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.02. Tax Matters. Sellers hereby jointly and severally represent and warrant to Buyer that:

(a) Each Seller and each Affiliate of a Seller has filed all Tax Returns required to be filed by it and has paid all Taxes shown on such Tax Returns. All such Tax Returns were complete and correct in all material respects. Except as set forth in Schedule 8.02(a), no portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of any Seller, threatened. Except as set forth in Schedule 8.02(a), no Seller is currently the beneficiary of any

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extension of time within which to file any Tax Return, and no Seller has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Tax authority in any jurisdiction where no Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Purchased Assets. No Seller has, or has had, a tax liability in a foreign country associated with a permanent establishment or other taxable presence in any country other than its country of formation or organization, as determined under the laws of such country or any applicable Tax treaty or convention between the United States and such foreign country. No Seller has any liability for the Taxes of any Person (other than another Seller or another member of the consolidated group of which Parent is a member) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(b) Except as set forth in Schedule 8.02(b), each Seller and each Affiliate of a Seller has withheld and paid all Taxes required to have been withheld and paid. Except as set forth in Schedule 8.02(b), none of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(c) Subject to Sellers’ delivery to Buyer at Closing of appropriate tax clearance certificates from the Massachusetts taxing authorities, no portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or foreign law. Except as set forth on Schedule 8.02(c), no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of anyone other than Buyer. The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(d) Except as set forth in Schedule 8.02(d), each Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise have a Material Adverse Effect or would result in Buyer becoming liable or responsible therefor.

(e) Each Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise have a Material Adverse Effect or would result in Buyer becoming liable therefor.

(f) Schedule 8.02(f) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by a Seller with respect to the Purchased Assets or operation of the Business.

(g) None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the Purchased Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

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8.03. Tax Cooperation; Allocation of Taxes.

(a) Buyer and Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03. In addition, Buyer and Sellers shall maintain or arrange for the maintenance of all records necessary to comply with this Section 8.03 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Sellers) and each party shall afford the other reasonable access to such records during normal business hours.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Sellers shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Sellers shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.03(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Any transfer, documentary, sales, use, stamp or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees

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with respect thereto shall be borne and paid by Sellers, and Sellers shall promptly reimburse Buyer for any such amounts paid by Buyer.

(d) Prior to the Closing Date, Sellers shall provide Buyer with a clearance certificate or similar document(s) which may be required by any governmental authority in order to relieve Buyer of (x) any obligation to withhold any portion of the Purchase Price and (y) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

(e) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(f) Buyer and Sellers agree to file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service (“IRS”) audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall notify the other parties if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

(g) The parties intend to utilize the Alternative Procedure described in Section 5 of IRS Revenue Procedure 2004-53, 2004-34, I.R.B. 320 with respect to Transferred Employees. Pursuant to such intention, Purchaser shall assume responsibility for filing and providing to Transferred Employees for the calendar year in which Closing occurs Forms W-2 and similar forms for Transferred Employees. Seller shall provide information and data to Buyer upon request with respect to wages and payroll taxes for such year in order for Buyer to file timely and proper returns for such year.

ARTICLE IX

EMPLOYEE BENEFITS

9.01. Employee Benefits Definitions. The following terms, as used herein, having the following meaning:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or fringe benefits or any co-employment agreement that (a) is not an Employee Plan, (b) is entered into, maintained or contributed to, as the case may be, by a Seller or any of its ERISA Affiliates or any Co-Employer and (c) covers any Employee or former Employee of a Seller.

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“Co-Employer” means any entity that is or was considered to be a co-employer with a Seller.

“Employee” for purposes of this Section IX means any employee of a Seller or an affiliate of Seller who is employed or engaged in, provides services to, or otherwise is useful in, or necessary for, the operation of the Business, including any employee Co-employed by a Seller and Co-Employer.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA and (b) is maintained or contributed to by a Seller or any of their ERISA Affiliates or any Co-Employer, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Transferred Employees” means those Employees who are offered employment by Buyer and who commence employment with Buyer as of the Closing Date.

9.02. ERISA Representations. Sellers, jointly and severally, hereby represent and warrant to Buyer that:

(a) Schedule 9.02 lists each Employee Plan that covers any Employee. Parent has previously provided to Buyer (i) correct and complete copies of all material documents embodying or relating to each Employee Plan, including all amendments thereto and material written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other Governmental Entity with respect to any Employee Plan; (vii) all material written agreements and contracts relating to each Employee Plan, including but not limited to fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to a Seller and which are not reflected in the current summary plan description and plan document; (ix) all forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Employee Plan; and (xi) all discrimination and qualification tests, if any, for each Employee Plan for the most recently completed plan year. Except as set

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forth in Schedule 9.02, with respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis.

(b) Schedule 9.02 also includes a list of each Benefit Arrangement of a Seller, copies or descriptions of which have been made available or furnished previously to Buyer.

(c) Except as set forth in Schedule 9.02, none of the Employee Plans or Benefit Arrangements listed on Schedule 9.02 is subject to the laws of any jurisdiction outside the United States.

(d) No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(e) No Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to or incurred or expects to incur liability with respect to any Multiemployer Plan as defined in Section 4001(a)(3) of ERISA, a Multiple Employer Plan as defined in Section 210 of ERISA, or a Plan subject to Title IV of ERISA or Section 412 of the Code. No Seller nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

(f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Plan and Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

(g) With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(h) All contributions, reserves or premium payments accrued under each Employee Plan and Benefit Arrangement have been made as of the Closing Date or are reflected on the Closing Balance Sheet.

(i) No Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

9.03. Employees and Offers of Employment.

(a) On or prior to the Closing Date, Buyer may, at its sole discretion, offer employment on such terms and conditions as it determines in its sole discretion and on an at-will basis, to some or all of the Employees. No Seller has made any representation or assurance to any Employee about whether he or she will receive an offer of employment and/or about any terms or conditions of employment Buyer may offer. Buyer will cooperate with

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Sellers in connection with Sellers’ negotiations with certain members of senior management of the Business to waive or otherwise modify such persons’ entitlement to severance payments from Sellers.

(b) Sellers agree to (i) use commercially reasonable efforts to cooperate with Buyer in Buyer’s recruitment of the Employees, (ii) terminate the employment of the Employees who have accepted Buyer’s offer of employment, on or immediately prior to the Closing Date and to pay any and all accrued liabilities with respect to each Transferred Employee, including, but not limited to, all such liabilities relating to such termination, including, without limitation any payments and benefits due such Transferred Employees pursuant to accrued salary and wages, bonuses, commissions, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the Transferred Employees, and (iii) provide to each Transferred Employee any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”).

(c) Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining from the Transferred Employees executed assignment of inventions, confidentiality and noncompetition (if applicable) agreements in form satisfactory to Buyer.

9.04. No Third Party Beneficiaries. No provision of this Article IX or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of a Seller in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE X

CONDITIONS TO CLOSING

10.01. Conditions to the Obligations of Each Party. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b) Approval of the Asset Sale by the requisite vote of the Parent’s stockholders.

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10.02. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions, any of which may be waived by Buyer in writing:

(a) (i) There shall not have occurred any change concerning, or other event affecting, any Sellers or the Business that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect, (ii) each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or before the Closing Date, (iii) the representations and warranties of Sellers contained in this Agreement at the time of execution and delivery and in any certificate or other writing delivered by any Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as the date of this Agreement and as of the Closing Date, as if made at and as of such date and (iv) Buyer shall have received a certificate signed by the President and Chief Executive Officer of each Seller to the foregoing effect.

(b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of all or any portion of the Purchased Assets after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Buyer shall have received an opinion of Arent Fox PLLC, dated the Closing Date with respect to such matters as listed on Exhibit C.

(d) Sellers shall have received all of the Required Consents listed on Schedule 10.02(d) and delivered same to Buyer.

(e) Sellers shall have delivered to Buyer the tax clearance certificates identified in Section 5.12 and such other clearance certificates or similar document(s) which may be required by any Tax authority to relieve Buyer of (x) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (y) any liability for Taxes (determining without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(f) Sellers shall have paid all sales and use taxes identified in Schedule 8.02(b) and all sales, use, transfer, stamp, documentary and other similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by this Agreement.

(g) Sellers shall have delivered to Buyer payoff letters with respect to the Laurus Debt and any other Indebtedness of Sellers requested by Buyer and releases of any and all Liens held by third parties shall have been obtained.

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(h) On or prior to the Closing Date, Sellers shall have delivered or caused to be delivered to Buyer, each of the following:

(i) certified copies of the certificate of incorporation and bylaws of each Seller and the resolutions of each Sellers’ boards of directors and each Seller’s stockholder(s) authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby;

(ii) certificates of the secretary of state of the jurisdiction(s) in which Sellers are incorporated and each jurisdiction where a Seller is qualified to do business stating that such Seller is in good standing; and

(iii) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

(i) Parent shall prepare and shall have delivered to Buyer no less than three (3) business days prior to the Closing Date a balance sheet reflecting the consolidated assets and liabilities of the Business estimated as of the Closing Date (the “Closing Balance Sheet”);

(j) Sellers shall have executed and delivered to Buyer the Transition Services Agreement and any other documents in connection therewith;

(k) On or prior to the Closing Date, Sellers shall have filed the requisite documents with the applicable government agencies to cause the change of corporate name of each Seller and their Affiliates in accordance Section 5.07 and shall have delivered to Buyer evidence satisfactory to Buyer of such name changes.

(l) Sellers shall have paid, or caused to be paid, all accrued liabilities with respect to the Transferred Employees in accordance with Section 9.03 and shall have delivered to Buyer evidence satisfactory to Buyer of such payment.

(m) Before the Closing Date, all of the Purchased Assets owned or held by any Transferring Affiliate shall have been properly assigned, transferred and delivered to ASOC and evidence thereof satisfactory to Buyer’s counsel shall have been delivered to Buyer.

(n) Axeda Systems Limited shall have taken such action requested by Buyer, or Buyer’s counsel, to allow Buyer (or an affiliate thereof) to hire the Transferred Employees of Axeda Systems Limited, including releasing such Transferred Employees from their employment with, and any noncompetition obligations in favor of, Axeda Systems Limited.

(o) No event shall have occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person without Buyer’s express written consent.

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10.03. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions, any of which may be waived by Parent in writing:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Parent shall have received a certificate signed by the President and Chief Executive Officer of Buyer to the foregoing effect.

(b) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been removed or revoked.

(c) Buyer shall have executed and delivered to Sellers the Transition Services Agreement.

(d) Each of the waivers, dated as of the date hereof, between Parent and each Employee identified in Schedule 10.03(d) shall have become effective in accordance with its terms.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

11.01. Survival. The representations and warranties of the parties contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the first anniversary of the Closing Date, except: (i) in the case of Sections 3.14 and 3.18 which shall survive the Closing until the fifth anniversary of the Closing Date; (ii) in the case of the representations and warranties contained in Articles VIII and IX, which shall survive the Closing until 180 days after the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof); and (iii) in the case of Sections 3.02, 3.03, 3.04, 3.10, 3.22 and 4.02, which shall survive the Closing in perpetuity. All covenants and agreements contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

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11.02. Indemnification.

(a) Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against:

(i) any Loss suffered or incurred by, or asserted against, any Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from:

(A) any inaccuracy in or breach of any representation or warranty of Sellers contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith (other than the representations and warranties contained in Articles VIII and IX), and any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute any inaccuracy in or breach of any such representation or warranty of Sellers;

(B) any inaccuracy in or breach of any representation or warranty of Sellers contained in Articles VIII and IX, and any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a any inaccuracy in or breach of any such representation or warranty of Sellers;

(C) any breach, or failure to perform, by any Seller of any of their respective obligations, covenants or agreements set forth in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith;

(D) any Excluded Liability;

(E) any failure to comply with applicable bulk sales laws in connection with the sale and transfer of the Purchased Assets to Buyer; and

(F) any claims by employees or former employees of the Business arising out of or in connection with their employment relationship with Sellers or any of their Affiliates or the termination of such employment relationship; and

(ii) any and all notices, actions, suits, litigations, arbitrations, proceedings, investigations or claims arising out of or incident to any and all Losses or any of the foregoing.

(b) Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnified Parties”; and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against:

(i) any Loss suffered or incurred by, or asserted against, any Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from:

(A) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in

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connection herewith or therewith, and any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a any inaccuracy in or breach of any such representation or warranty of Buyer;

(B) any breach, or failure to perform, by Buyer of any of Buyer’s obligations, covenants or agreements set forth in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith;

(C) any Assumed Liability; and

(D) any and all notices, actions, suits, litigations, arbitrations, proceedings, investigations or claims arising out of or incident to any of the foregoing.

11.03. Limitations. Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of Sellers and Buyer under this Article XI shall be subject to the following limitations:

(a) The obligations of the Sellers and Buyer for indemnification under Sections 11.02(a)(i)(A) and (B) and Section 11.02(b)(i)(A), respectively, shall terminate on expiration of the applicable survival periods described in Section 11.01, except for matters as to which any Indemnified Party has made a claim for indemnity or given written notice of a possible claim for indemnity on or prior to such date, which shall survive the expiration of such period until such claim is finally resolved in accordance with the terms of this Agreement and any obligations with respect thereto are fully satisfied.

(b) Sellers shall not be liable to the Buyer Indemnified Parties for any Loss under Section 11.02(a)(i)(A) unless the aggregate amount for which Sellers would otherwise (but for this Section 11.03(b)) be liable on account thereof exceeds in the aggregate $50,000. Buyer shall not be liable to the Seller Indemnified Parties for any Loss under Section 11.02(b)(i)(A) unless the aggregate amount for which Buyer would otherwise (but for this Section 11.03(b)) be liable on account thereof exceeds in the aggregate $50,000. If and when such Losses do exceed this amount, the indemnifying party shall indemnify the Indemnified Parties fully for the entire amount of all such Losses, including the portion below $50,000.

(c) Sellers shall only be liable for indemnification under Sections 11.02(a)(i)(A) up to an aggregate amount equal to the Purchase Price.

11.04. Procedures.

(a) Any Indemnified Party seeking indemnification under this Article XI shall give prompt written notice to the persons against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim by a third party or the discovery of any fact upon which the Indemnified Party intends to base a claim under this Article XI. The delay or failure of any Indemnified Party to provide notice hereunder shall not in any way limit its indemnification rights hereunder except to the extent that the Indemnifying Party demonstrates

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that its ability to defend or resolve such claim is actually and materially prejudiced thereby. Any such notice shall describe the facts and circumstances upon which the asserted claim for indemnification is based and shall include the amount of the indemnifiable Losses (or, if such amount is not then determined, a good faith estimate thereof) and the basis for the determination of the amount of such Losses.

(b) With respect to a third-party claim:

(i) The Indemnifying Party may, if applicable, and at the request of the Indemnified Party shall, participate in and control the defense of any third-party claim at its own expense. If the Indemnifying Party elects to assume the defense (whether or not obligated to) of any such claim, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. If the Indemnifying Party shall fail to defend a third-party claim or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense thereof at the Indemnifying Party’s expense. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a third-party claim and if the Indemnified Party later determines in good faith that the third-party claim is (x) likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages or (y) may expose the Indemnified Party to potential obligations or Losses that may not be fully satisfied by the Indemnifying Party, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnifying Party’s expense.

(ii) The party controlling the defense of any third-party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(iii) The Indemnifying Party shall not settle any third-party claim without the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party if any relief, other than the payment of money damages which the Indemnifying Party shall be obligated to pay in full, would be granted against the Indemnified Party or its Affiliates by such settlement or if the Indemnified Party would be liable to the third party for any portion of such settlement.

11.05. No Waiver. All representations, warranties, covenants and agreements of Sellers and Buyer made in this Agreement (as modified by the disclosure schedules attached hereto) shall be deemed to have been relied upon by the party or parties to this Agreement to whom they are made, and shall survive the Closing as provided in Sections 11.01 regardless of any investigation or knowledge of any facts, circumstances or events on the part of such party or its representatives, and each party hereby expressly reserves their respective rights to rely on, enforce and seek redress with respect to any breach of or non-compliance with any such

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representations, warranties, covenants and agreements regardless of any investigation or knowledge of any facts, circumstances or events on the part of such party or its representatives (other than in respect of such facts, circumstances or events disclosed in such disclosure schedules), in each case subject to the limitations set forth in this Article XI. No waiver of a closing condition by Buyer or Sellers shall limit the respective rights of the parties under this Article XI.

11.06. Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

11.07. Exclusive Remedies. Except for fraud, intentional misrepresentation and other remedies that cannot be waived as a matter of law, and except for equitable remedies, the remedies set forth in this Article XI shall be the sole and exclusive remedies of the parties to this Agreement under this Agreement from and after the Closing with respect to any misrepresentation or breach of warranty, or any breach of or failure to perform any covenant to be performed prior to the Closing by any party under this Agreement.

ARTICLE XII

TERMINATION

12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Parent;

(b) by either Buyer or Parent if the Closing shall not have been consummated on or before December 15, 2005; provided that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date;

(c) by either Parent or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(d) by Buyer (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by means of a written notice to Parent if there has been (i) a material breach by any Seller of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would result in a failure to satisfy the closing conditions contained in Section 10.02(a) and (B) has not been cured within five business days following receipt by Parent of notice of such breach or (ii) a Material Adverse Change;

(e) by Parent (provided that none of the Sellers is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by means of a written notice to Buyer if there has been a material breach by any Buyer of any representation,

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warranty, covenant or agreement set forth in this Agreement, which breach (A) would result in a failure to satisfy the closing conditions contained in Section 10.03(a) and (B) has not been cured within five business days following receipt by Buyer of notice of such breach;

(f) by Buyer, if (i) the Parent Board (or any committee thereof) shall have failed to make in the Proxy Statement, or shall have withdrawn, modified, amended or qualified in a manner adverse to Buyer, its approval or recommendation of this Agreement, the Asset Sale or any of the transactions contemplated hereby; or (ii) the Parent Board shall have (x) recommended that the stockholders of Parent accept or approve an Acquisition Proposal, or (y) failed to recommend that the stockholders of Seller reject or not accept an Acquisition Proposal (or the Seller Board shall have resolved to take any such action); or

(g) by either Buyer or Parent, if this Agreement, the Asset Sale and the other transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the Parent’s stockholders upon the holding of a duly convened Stockholders Meeting or any adjournment thereof.

The party desiring to terminate this Agreement pursuant to this Section 12.01 shall give notice of such termination to the other parties. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any Seller may terminate this Agreement unless prior thereto or concurrently therewith Sellers shall have paid or caused to be paid all amounts required to be paid by Section 12.02(b), (c) and (d) in accordance with Section 12.02, and such termination of this Agreement by Parent or any Seller shall not be effective unless and until such amounts shall have been paid in full in accordance with Section 12.02.

12.02. Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that (i) if such termination shall result from the willful failure of any Seller to fulfill a condition to the performance of the obligations of any party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any Seller, Sellers shall be fully liable for any and all Losses incurred or suffered by Buyer as a result of such failure or breach, (ii) if such termination shall result from the willful failure of Buyer to fulfill a condition to the performance of the obligations of any party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by Buyer to this Agreement, Buyer shall be fully liable for any and all Losses incurred or suffered by Sellers as a result of such failure or breach, and (iii) Sellers shall be required to make any payments to Buyer as are required pursuant to Sections 12.02(b) and/or (c). The provisions of Sections 5.06 (Confidentiality), 13.03 (Expenses), 13.10 (Jurisdiction), 13.11 (Waiver of Jury Trial) and this Section 12.02 shall survive any termination hereof pursuant to Section 12.01.

(b) If at any time on and after June 29, 2005 any Seller receives an Acquisition Proposal and this Agreement is terminated for any reason other than for the reasons set forth in Sections 12.01(e) or 12.01(g), then Sellers shall pay to JMI Management, Inc. an amount in cash equal to Five Hundred Thousand Dollars ($500,000).

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(c) Upon termination of this Agreement for any reason, Sellers shall immediately repay in full all amounts owing under the Bridge Loans and Sellers shall reimburse Buyer and JMI Management, Inc. for all of their reasonable fees and expenses for legal, accounting and financial advisory services incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) All amounts due under subsections (b) and (c) of this Section 12.02 shall be paid in immediately available funds as soon as practicable but in any event within five business days after termination of this Agreement. The parties acknowledge and agree that the provisions for payment of the amounts under this Section 12.02 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Buyer to enter into this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if Sellers fail to pay promptly to Buyer and JMI the amounts due under this Section 12.02, Sellers shall reimburse Buyer on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts.

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ARTICLE XIII

MISCELLANEOUS

13.01. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered by hand, (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (d) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to: c/o JMI Management, Inc. 1119 St. Paul Street Baltimore, MD 21202 Attention: Bradford Woloson Telecopy: 410-385-2641	with a copy to: Goodwin Procter LLP 53 State Street Boston, MA 02109 Attention: Mark H. Burnett Telecopy: (617) 523-1231

if to Sellers, to: Axeda Systems Inc. 21 Oxford Road Mansfield, MA 02048 Attention: Karen F. Kupferberg Telecopy: (508) 337-9201	with a copy to: Arent Fox PLLC 1675 Broadway 34th Floor New York, NY 10019 Attention: Steven D. Dreyer Telecopy: (212) 484-3990

13.02. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer and Sellers. Any provision of this Agreement may be waived by Buyer and Sellers if the waiver is in writing and signed by the parties to be bound.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.03. Expenses. Except as otherwise provided herein, each of the parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.05. Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state.

13.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart, or facsimile of a counterpart, of each of the

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Agreement and Ancillary Agreements, each signed by the other party or parties hereto or thereto. Delivery of an executed copy of this Agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

13.07. Entire Agreement. The Disclosure Schedules and Exhibits identified in this Agreement are incorporated herein by reference. This Agreement, the Ancillary Agreements and the Mutual Non-Disclosure Agreement, dated May 16, 2005, between Parent and JMI, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.08. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

13.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.10. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the federal or state courts located in the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

13.11. Waiver of Jury Trial. EACH SELLER AND BUYER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

13.12. Specific Performance. Sellers acknowledge that the Business is unique and recognize and affirm that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or

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other equitable relief. If any such action is brought by Buyer to enforce this Agreement, Sellers hereby waives the defense that there is an adequate remedy at law.

13.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13.14. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any Ancillary Agreement do not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement or any Ancillary Agreement, except to the extent that such a recovery would result in a duplication of damages. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASOC ACQUISITION CORP.

By:		/s/ BRADFORD D. WOLOSON
	Name:	Bradford D. Woloson
	Title:	President

AXEDA SYSTEMS INC.

By:		/s/ ROBERT M. RUSSELL JR.
	Name:	Robert M. Russell Jr.
	Title:	Chief Executive Officer

AXEDA SYSTEMS OPERATING COMPANY, INC.

By:		/s/ KAREN F. KUPFERBERG
	Name:	Karen F. Kupferberg
	Title:	Chief Financial Officer

AXEDA IP, INC.

By:		/s/ LYNN MAGNANI
	Name:	Lynn Magnani
	Title:	Secretary

ANNEX B

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) dated as of September 1, 2005 by and between ASOC Acquisition Corp., a Delaware corporation (the “Buyer”), and the undersigned holder (the “Stockholder”) of shares (the “Shares”) of common stock, par value $0.001 per share, of Axeda Systems Inc., a Delaware corporation (the “Company”).

WHEREAS, the Buyer, the Company and certain of the Company’s direct and indirect subsidiaries have entered into an Asset Purchase Agreement dated as of the date hereof (as such agreement may be subsequently amended or modified, the “Purchase Agreement”), providing for the sale by the Company and its subsidiaries, and the purchase by the Buyer, of substantially all of the assets of the Business (as defined in the Purchase Agreement) (the “Asset Sale”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated under the Stockholder’s name on the signature page hereto;

WHEREAS, it is a condition to the Buyer’s execution and delivery to the Company of the Purchase Agreement that the undersigned execute and deliver to the Buyer this Agreement on a date even herewith; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Buyer entering into the Purchase Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

Agreement to Vote Shares. The Stockholder agrees that at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Asset Sale, the Purchase Agreement or any Acquisition Proposal, the Stockholder shall:

appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Purchase Agreement, the Asset Sale and all other transactions contemplated by the Purchase Agreement as to which stockholders of the Company are called upon to vote or consent; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Asset Sale; and

not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent approving or adopting the Purchase Agreement and/or the Asset Sale.

Termination Date. This Agreement shall terminate upon the earlier to occur of (a) the consummation of the Asset Sale, (b) such date and time as the Purchase Agreement shall be terminated pursuant to Article XII thereof, or (c) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

Agreement to Retain Shares. From and after the date hereof, the Stockholder shall not directly or indirectly, and will not permit any company, trust or other entity controlled by the Stockholder to, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c) below)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired, whether by the exercise of any stock options to acquire Shares or otherwise. Notwithstanding the foregoing, the Stockholder may make transfers by will or by operation of law or other transfers for estate planning purposes, in which case this Agreement shall bind the transferee.

Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Buyer as follows:

the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement;

this Agreement constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

the Stockholder beneficially owns the number of Shares (including options and rights to purchase Shares) indicated under such Stockholder’s name on the signature page hereto, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares; and

the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder.

Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint the Buyer, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable, unwilling or otherwise fails, or is reasonably expected to be unable, unwilling or to fail, to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until termination of this Agreement and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares.

No Solicitation. The Stockholder, in his or her capacity as a stockholder of the Company, shall not, and shall not permit any of his or her Representatives (to the extent applicable to the Stockholder) to, directly or indirectly, invite, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the stockholders of the Company) with respect to, or that may reasonably be expected to lead to, any direct or indirect Acquisition Proposal or engage in any discussions or negotiations with any Third Party with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to do any of the foregoing.

Specific Enforcement. The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

No Waivers. No waivers of any breach of this Agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Miscellaneous. This Agreement to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Purchase Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of the Company.

No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the Asset Sale by the Buyer pursuant to the Purchase Agreement and (b) the Purchase Agreement is executed by all parties thereto.

Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ DAVID BENNETT
Full Legal Name:	David Bennett

No. of Shares: 7,800

Options or other Rights to Purchase: 260,500

ASOC ACQUISITION CORP.

By:	/s/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ PAUL VAIS
Full Legal Name:	Paul Vais

No. of Shares: 0

Options or other Rights to Purchase: 55,000

ASOC ACQUISITION CORP.

By:	/s/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ KAREN KUPFERBERG
Full Legal Name:	Karen Kupferberg

No. of Shares: 0

Options or other
Rights to Purchase: 325,000

ASOC ACQUISITION CORP.

By:	/S/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ JAMES HANSEN
Full Legal Name:	James Hansen

No. of Shares: 12,400 + 5,142

Options or other
Rights to Purchase: 425,000

ASOC ACQUISITION CORP.

By:	/S/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ ROBERT M. RUSSELL, JR.
Full Legal Name:	Robert M. Russell, Jr.

No. of Shares: 122,900

Options or other
Rights to Purchase: 881,000

ASOC ACQUISITION CORP.

By:	/S/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ RICHARD MACKEEN
Full Legal Name:	Richard MacKeen

No. of Shares: 12,300

Options or other
Rights to Purchase: 780,000

ASOC ACQUISITION CORP.

By:	/S/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ DALE CALDER
Full Legal Name:	Dale Calder

No. of Shares: 158,741

Options or other
Rights to Purchase: 575,000

ASOC ACQUISITION CORP.

By:	/S/ BRADFORD WOLOSON
Name:	Bradford Woloson
Title:	President

Annex C

Axeda Systems Inc.

Pro Forma Consolidated Financial Statements (Unaudited)

The unaudited pro forma consolidated financial statements in Annex C have been prepared by us pursuant to the rules and regulations of the SEC. The unaudited pro forma consolidated balance sheet as of June 30, 2005 was prepared to give effect to the sale of our DRM business to ASOC Acquisition Corp. and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale, as if the sale and repayment had occurred on that date. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 assume that the sale and the use of a portion of the proceeds from the sale to repay certain indebtedness required to be repaid in connection with the sale had occurred on the first day of the periods then ended.

The DRM business to be sold includes our Axeda DRM software systems designed to remotely monitor, manage and service intelligent devices deployed at end-user sites. The Axeda DRM software systems include Axeda Agent software, an Axeda Enterprise server and Axeda Applications and related products and services. The assets include customer and partner agreements, accounts receivable, patents and patent applications, intellectual property, and certain furniture and equipment related to the DRM business. The DRM business revenue has been derived principally from sales to customers in the United States, Japan and Europe.

The DRM business to be sold does not include the assets that are employed in connection with the production, distribution and sale of the industrial automation products that we market, primarily in Europe, as “Axeda Supervisor” or “Wizcon” product family (also referred to as the Industrial Technology for Automation, or ITA, business).

The unaudited pro forma consolidated financial statements include specific assumptions and adjustments related to the sale of our DRM business. These pro forma adjustments have been made to illustrate the anticipated financial effects of the sale. The adjustments are based upon available information and assumptions that we believe are reasonable as of the date of this proxy statement. However, actual adjustments at closing may differ materially from the information presented due mainly to the terms of the Asset Purchase Agreement with ASOC Acquisition Corp. Under the Asset Purchase Agreement, ASOC Acquisition Corp. will not acquire all of the assets or assume all of the liabilities of the DRM business that are disclosed in the accompanying financial statements. For example, ASOC Acquisition Corp will not acquire the cash balance or certain intangible assets, such as goodwill, at closing, or assume certain accounts payable and accrued liabilities. The final determination of the values of the assets and liabilities relating to the sale of the DRM business cannot be made prior to the completion of the sale. This final valuation will be based on the closing balance sheet to be determined pursuant to the terms of the Asset Purchase Agreement. In addition, for the five-month period between July 1, 2005 and an assumed closing date of November 30, 2005, we estimate that we will generate additional operating losses and normal changes in operating working capital accounts, which may be material.

The assumptions underlying the pro forma adjustments are described in the notes accompanying the pro forma financial statements and should be read in conjunction with our historical financial statements and related notes contained in our report on Form 10-Q for the quarter ended June 30, 2005 and our annual report on Form 10-K for the period ended December 31, 2004, which are incorporated herein by reference in their entirety.

The unaudited pro forma consolidated financial information presented in Annex C is for information purposes only. It is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the sale of our DRM business been completed as of the dates presented. The unaudited pro forma consolidated financial information may not be representative of our future results of operations or financial position.

AXEDA SYSTEMS INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET (Unaudited)

JUNE 30, 2005

(In thousands)	Axeda Historical	DRM Business	Pro Forma Adjustments		Axeda without DRM Business Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$1,232	—	$6,450	(B), (G)	$3,144
			(4,538	)(E)
Accounts receivable, net	3,496	(1,977)			1,519
Prepaid expenses and other current assets	628	(214)	—		414

Total current assets	5,356	(2,191)	1,912		5,077

Furniture and equipment, net	985	(810)	—		175
Goodwill	3,640	—	(3,640	)(F)	—
Identified intangible assets, net	711	—	(711	)(F)	—
Other non-current assets	940	(163)	(635	)(C)	142

Total assets	$11,632	$(3,164)	$(3,074)		$5,394

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of note payable	$787	$—	$1,663	(D)	$—
			(2,450	)(E)
Accounts payable	1,662	(278)	—		1,384
Accrued expenses	3,505	(597)	(62	)(E)	2,846
Deferred revenue	1,555	(1,105)	—		450
Income taxes payable	888	—	—		888

Total current liabilities	8,397	(1,980)	(849)		5,568

Non-current liabilities:
Notes payable, less current portion	2,026	—	(2,026	)(E)	—
Other non-current liabilities	59	—	—		59

Total non-current liabilities	2,085	—	(2,026)		59

Total liabilities	10,482	(1,980)	(2,875)		5,627
Stockholders’ equity:
Total stockholders’ equity	1,150	(1,184)	(199)		(233)

Total liabilities and stockholders’ equity	$11,632	$(3,164)	$(3074)		$5,394

See the accompanying notes to Unaudited Pro Forma Consolidated Balance Sheet

Axeda Systems Inc.

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(Amounts in thousands)

(A)	Reflects the elimination of all of the assets to be acquired and liabilities to be assumed by ASOC Acquisition Corp. related to the DRM Business.

(B)	Reflects the proceeds of $7,000 to be received in connection with the sale of the DRM business, net of approximately $550 of transaction costs. Since June 30, 2005, JMI has made JMI Bridge Loans to us totaling $1,500, the principal and interest of which may be used to pay a portion of the purchase price.

(C)	Reflects the unamortized debt issue costs of $635 as of June 30, 2005 relating to our outstanding convertible term note payable to Laurus that would be recorded as interest expense when the debt is repaid.

(D)	Reflects the unamortized discount of $1,663 as of June 30, 2005 relating to our outstanding convertible term note payable to Laurus that would be recorded as interest expense when the debt is repaid.

(E)	Reflects the repayment of our outstanding convertible term note payable to Laurus of $4,476, plus accrued but unpaid interest of $62, as of June 30, 2005.

(F)	Reflects the write-off of goodwill and identified intangible assets related to the sale of the DRM business and an estimated impairment charge for any remaining goodwill which is materially impacted by the contemplated sale.

(G)	Assuming that the closing of the sale of the DRM business were to occur on November 30, 2005, we currently estimate that our cash balance on that date would be between $600 and $1,000. That estimate further assumes the payment of transaction costs of $550, repayment of the JMI Bridge Loan (including accrued interest), repayment of the note payable to Laurus including accrued interest totaling $4,725, and the effects of estimated operating losses and working capital requirements for the five-month period between July 1, 2005 and November 30, 2005.

AXEDA SYSTEMS INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 (Unaudited)

(In thousands, except per share amounts)	Axeda Historical	Pro Forma Adjustments		Axeda without DRM Business Pro Forma
Revenues:
License	$4,276	$2,002	(A)	$2,274
Services and maintenance	3,014	2,335	(A)	679
Hardware	8	—		8

Total revenues	7,298	4,337		2,961

Cost of revenues:
License	198	58	(A)	140
Services and maintenance	1,468	963	(A)	505
Hardware	14	—		14
Software amortization	224	224	(A)	—

Total cost of revenues	1,904	1,245		659

Gross profit	5,394	3,092		2,302

Operating expenses:
Research and development (F)	1,686	1,250	(A)	436
Sales and marketing (G)	2,992	1,600	(A)	1,392
General and administrative (H)	2,535	525	(B)	2,010
Depreciation and amortization	382	321	(A)	61

Total operating expenses	7,595	3,696		3,899

Operating loss	(2,201)	(604)		(1,597)
Gains (losses) on disposals of assets	—	—		—
Interest income (expense)	(793)	(793	)(C)	—
Other income (expense), net	1,318	1,310	(D)	8

Loss before provision for income taxes	(1,676)	(87)		(1,589)
Provision for income taxes	108	—	(E)	108

Net loss	($1,784)	$(87)		$(1,697)

Basic and diluted net loss per weighted average common share outstanding	($0.05)			$(0.05)

Weighted average number of common shares outstanding used in calculation of basic and diluted net loss per common share	32,838			32,838

See the accompanying notes to Unaudited Pro Forma Consolidated Statements of Operations

AXEDA SYSTEMS INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004 (Unaudited)

(In thousands, except per share amounts)	Axeda Historical	Pro Forma Adjustments		Axeda without DRM Business Pro Forma
Revenues:
License	$8,033	$2,801	(A)	$5,232
Services and maintenance	4,693	3,460	(A)	1,233
Hardware	159	—		159

Total revenues	12,885	6,261		6,624

Cost of revenues:
License	589	277	(A)	312
Services and maintenance	3,399	2,233	(A)	1,166
Software amortization	448	448	(A)	—

Total cost of revenues	4,436	2,958		1,478

Gross profit	8,449	3,303		5,146

Operating expenses:
Research and development (F)	4,015	2,905	(A)	1,110
Sales and marketing (G)	7,017	4,722	(A)	2,295
General and administrative (H)	5,883	1,441	(B)	4,442
Depreciation and amortization	1,124	693	(A)	431

Total operating expenses	18,039	9,761		8,278

Operating loss	(9,590)	(6,458)		(3,132)
Gains (losses) on disposals of assets	110	—		110
Interest income (expense)	(367)	(367	)(C)	—
Other income (expense), net	367	344	(D)	23

Loss before provision for income taxes	(9,480)	(6,481)		(2,999)
Provision for income taxes	211	—	(E)	211

Net loss	$(9,691)	$(6,481)		$(3,210)

Basic and diluted net loss per weighted average common share outstanding	$(0.30)			$(0.10)

Weighted average number of common shares outstanding used in calculation of basic and diluted net loss per common share	32,484			32,484

See the accompanying notes to Unaudited Pro Forma Consolidated Statements of Operations

AXEDA SYSTEMS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(A)	Reflects the elimination of all revenues and expenses of the DRM business for the six months ended June 30, 2005 and the year ended December 31, 2004.

(B)	Reflects the elimination of all general and administrative (“G&A”) expenses allocated to the DRM business for the six months ended June 30, 2005 and the year ended December 31, 2004. The amount presented represents allocations to the DRM business segment that were specifically identified as expenses of the DRM business, and excludes Axeda’s corporate G&A expenses (such as legal fees, audit and accounting fees), and other public company costs. Management does not allocate Axeda’s corporate G&A expenses to the various product lines since our accounting systems were not designed to and do not contain detailed product line information for corporate G&A expenses.

(C)	Reflects the elimination of interest expense, which consists of the nominal interest on the outstanding balance plus amortization of debt issue costs, accretion of the amount allocated to the estimated fair value of the warrants issued to Laurus and the resulting accretion of the discount recorded for the resulting beneficial conversion feature, related to our outstanding convertible term note payable to Laurus.

(D)	Reflects the elimination of other income of $344 and $1,310 for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. These amounts were attributable to the quarterly mark-to-market adjustments of the financing-related liabilities recorded in connection with our outstanding convertible term note payable to Laurus originally issued in October 2004, and our September 2003 private placement of common stock. In February 2005 we amended certain of the agreements related to these financing transactions such that the mark-to-market adjustments of the financing-related liabilities were no longer required after February 2005.

(E)	The sale of assets pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Axeda will recognize a gain or loss with respect to the sale of assets pursuant to the Asset Purchase Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by ASOC Acquisition Corp. in the asset sale. Although the asset sale will result in a taxable gain, we believe that all, or substantially all, of the taxable gain will be offset by current year losses from operations and available net operating loss carry-forwards.

(F)	Includes compensation related to stock options of $2, $- and $2, respectively, for the year ended December 31, 2004. There was no compensation related to stock options for the six months ended June 30, 2005.

(G)	Includes compensation related to stock options of $43, $45 and $(2), respectively, for the year ended December 31, 2004. There was no compensation related to stock options for the six months ended June 30, 2005.

(H)	Includes compensation related to stock options of $68, $2 and $66, respectively, for the year ended December 31, 2004. There was no compensation related to stock options for the six months ended June 30, 2005.

Annex D

Axeda Systems Inc.

Historical DRM Business Financial Statements

The unaudited historical financial statements of our DRM business included in Annex D were derived from the available financial information contained in the accounting records of our U.S., European and Asian subsidiaries for the six months ended June 30, 2005 and our audited consolidated financial statements for the years ended December 31, 2004, and 2003 and related notes contained in our annual report on Form 10-K for the period ended December 31, 2004, which are incorporated herein by reference in their entirety.

The historical financial information of the DRM business as of June 30, 2005 is based upon available information and assumptions that we believe are reasonable as of the date of this proxy statement. However, actual adjustments at closing may differ materially from the information presented. Under the Asset Purchase Agreement, ASOC Acquisition Corp. will not acquire all of the assets or assume all of the liabilities of the DRM business that are disclosed in the accompanying historical financial statements. For example, ASOC Acquisition Corp. will not acquire the cash balance or certain intangible assets, such as goodwill, at closing or assume certain accounts payable and accrued liabilities. In addition, for the five-month period between July 1, 2005 and an assumed closing date of November 30, 2005, we estimate that we will generate additional operating losses and normal changes in operating working capital accounts, which may be material.

The unaudited financial information presented in Annex D is for information purposes only. It is not intended to represent or be indicative of the results of operations or financial position that would have been reported if our DRM business been operated as a separate entity as of the respective dates presented and during the periods ended on such dates. The unaudited historical financial information may not be representative of the future results of operations or financial position of the DRM business.

AXEDA SYSTEMS INC. -

DRM BUSINESS

BALANCE SHEETS (Unaudited)

(In thousands)	June 30, 2005	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$516	$282	$1,496
Accounts receivable, net	1,977	2,563	1,700
Prepaid expenses and other current assets	326	272	136

Total current assets	2,819	3,117	3,332
Furniture and equipment, net	810	1,070	1,942
Goodwill	3,640	3,640	3,640
Identified intangible assets, net	711	949	1,423
Other non-current assets	807	850	52

Total assets	$8,787	$9,626	$10,389

LIABILITIES and STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of note payable	$787	$293	$417
Accounts payable	446	548	683
Accrued expenses	1,321	1,635	2,273
Deferred revenue	1,105	1,152	960

Total current liabilities	3,659	3,628	4,333

Non-current liabilities:
Notes payable, less current portion	2,026	2,052	—
Other non-current liabilities	22	65	30
Financing-related liabilities	—	3,243	2,608

Total liabilities	5,707	8,988	6,971

Stockholders’ equity:
Total stockholders’ equity	3,080	638	3,418

Total liabilities and stockholders’ equity	$8,787	$9,626	$10,389

See accompanying notes to unaudited DRM Business financial statements

AXEDA SYSTEMS INC. -

DRM BUSINESS

STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended	Year Ended December 31,
(In thousands, except per share amounts)	June 30, 2005	2004	2003
Revenues:
License	$2,002	$2,801	$4,040
Services and maintenance	2,335	3,460	2,742
Hardware	—	—	111

Total revenues	4,337	6,261	6,893

Cost of revenues:
License	58	277	718
Services and maintenance	963	2,233	2,800
Software amortization	224	448	634

Total cost of revenues	1,245	2,958	4,152

Gross profit	3,092	3,303	2,741

Operating expenses:
Research and development	1,250	2,905	4,596
Sales and marketing	1,600	4,722	6,694
General and administrative	525	1,441	1,991
Depreciation and amortization	321	693	699

Total operating expenses	3,696	9,761	13,980

Operating loss	(604)	(6,458)	(11,239)
Interest income (expense), net	(793)	(367)	—
Other income (expense), net	1,310	344	1,469

Loss before provision for income taxes	(87)	(6,481)	(9,770)
Provision for income taxes	—	—	—

Net loss	($87)	($6,481)	($9,770)

See accompanying notes to unaudited DRM Business Financial Statements

AXEDA SYSTEMS INC.

DRM BUSINESS

NOTES TO UNAUDITED FINANCIAL STATEMENTS

(In thousands, except share and per-share amounts)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The DRM business to be sold includes our Axeda DRM software systems designed to remotely monitor, manage and service intelligent devices deployed at end-user sites. The Axeda DRM software systems include Axeda Agent software, an Axeda Enterprise server and Axeda Applications and related products and services. The assets include customer and partner agreements, intellectual property, and certain furniture and equipment used in the DRM business. The DRM business revenues have been derived principally from sales to customers located in the United States, Japan and Europe.

The DRM business to be sold does not include the assets that are employed in connection with the production, distribution and sale of the industrial automation products that are marketed, primarily in Europe, as the “Axeda Supervisor” or “Wizcon” product family (also referred to as the Industrial Technology for Automation, or ITA, business).

The DRM business does not constitute a separate legal entity. The DRM business is conducted primarily by our operating subsidiary corporation in the United States, Axeda Systems Operating Company, Inc., but also includes most of the business activities of our subsidiaries in Japan and Germany, and also a small part of the activity of our subsidiary in France.

The unaudited historical financial statements of our DRM business included in Annex D were derived from the available financial information contained in the accounting records of our U.S., European and Asian subsidiaries for the six months ended June 30, 2005 and our audited consolidated financial statements for the years ended December 31, 2004, and 2003 contained in our annual report on Form 10-K for the year period December 31, 2004 which are incorporated herein by reference in their entirety. The disclosed DRM historical financial information is based upon available information and assumptions that we believe are reasonable as of the date of this proxy statement. The unaudited financial statements of our DRM business include all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position of our DRM business as June 30, 2005 and for the six month period then ended, and as of December 31, 2004 and 2003 and the respective years then ended.

Going-Concern Exception in the Report of our Independent Registered Public Accounting Firm Contained in our Annual Report for the Year Ended December 31, 2004

Our DRM business sustained significant losses from operations and negative cash flows from operations since inception. For the six months ended June 30, 2005 and for the years ended December 31, 2004 and 2003, the operating losses sustained by our DRM business were $604, $6,458 and $11,239 respectively.

The report of our independent registered public accounting firm on our audited consolidated financial statements for the year ended December 31, 2004 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern.

Management has developed and begun to implement a plan to address this issue, which includes the sale of our DRM business, and efforts we have undertaken to find a buyer for, or to engage in strategic partnerships involving the ITA business. However, there can be no assurance that we will successfully implement our plan and that we would be able to continue as a going concern. If we continue to own the DRM business, our plan also requires us to receive additional financing from new or current investors and potential strategic partners. Such financing may not be available on favorable terms, if it is available. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DRM Asset Sale to ASOC Acquisition Corp.

As described in detail in the accompanying Proxy Statement, on September 1, 2005,we entered into a definitive asset purchase agreement to sell our DRM business and related assets to ASOC Acquisition Corp., a new corporation formed and owned by JMI Equity Fund V, L.P. and JMI Equity Fund V (AI), L.P., or JMI, for $7,000 plus the assumption of certain liabilities related to the DRM business.

In connection with the transaction, JMI has provided $1,500 of bridge loans, $600 of which was advanced to us in July 2005, and the remaining $900 was advanced to us in September 2005 following signing of the definitive documents. The bridge loans bear interest at the rate of 7% per annum and are secured by security interests in the assets of our DRM business.

We anticipate that the $7,000 of proceeds we will receive upon closing of the Asset Purchase Agreement will be reduced by the $1,500 principal plus any accrued interest on our borrowings from JMI. In addition, we expect to use a portion of the remaining net proceeds to pay:

•	the combined balance of $4,538, as of June 30, 2005, of principal and accrued interest that we owe to Laurus, and

•	anticipated transaction costs of $550, and

•	the balance will be used for working capital requirements.

Use of Estimates

The preparation of the accompanying Balance Sheet and Statement of Operations requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the reasonableness of our estimates, including those related to bad debts, intangible assets, income taxes, warranty obligations, purchase commitments and contingencies. These estimates are based upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

We consider all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents.

Revenue Recognition

We license our DRM products worldwide to OEM and end-user customers in the technology, medical instrumentation and office and semiconductor equipment industries, as well as through distributors, value-added resellers and system integrators. Our sales agreements do not include any distributor incentives or provide for any right to return the product(s).

We recognize software revenues in accordance with Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” or SOP 97-2, as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” or SOP 98-9. License revenues are recognized in the period in which persuasive evidence of an arrangement exists, the fee is fixed or determinable, delivery of the technology has occurred requiring no significant production, modification or customization and collectibility is probable.

For software arrangements that include multiple elements, SOP 97-2 requires us to allocate the fee to the individual elements based on vendor-specific objective evidence of fair value, or VSOE, regardless of the prices stated within the contract. VSOE is generally limited to the price charged when the element is sold separately or, for an element that is not yet sold separately, the price established by management having the relevant authority. When there is VSOE for the undelivered elements in multiple-element arrangements that are not accounted for using contract accounting, we allocate revenue to the delivered elements of the arrangement using the residual method. Therefore, we defer revenues from the arrangement fee equal to the fair value of the undelivered elements and the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. The fair value of maintenance and post-contract customer support, or PCS, obligations are based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. The fair value of services, such as training or consulting, is based upon our separate sales of these services to other customers.

When VSOE does not exist to allocate revenue to each of the various elements of an arrangement and revenue cannot be allocated using the residual method, the entire fee from the arrangement is deferred until the earlier of the establishment of VSOE or the delivery of all the elements of the arrangement. In cases where a license grants a customer unspecified additional software product(s), the license fee is deferred and recognized ratably over the term of the arrangement. Billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

We recognize revenue for maintenance services ratably over the contract term. Our training and consulting services are billed based on hourly or daily rates or fixed fees, and we generally recognize revenue as these services are performed.

Revenues related to development contracts involving significant modification or customization of hardware or software under development arrangements are recognized in accordance with the provisions of SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” or SOP 81-1, using the percentage-of-completion method, based on the efforts-expended method or based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. For software license arrangements that include services requiring significant modification or customization of the licensed software, we apply the percentage-of-completion method of contract accounting to the entire arrangement. For arrangements that include services that, under SOP 97-2, qualify for separate accounting, we follow the provisions of SOP 97-2 and allocate revenues to the services element based on VSOE and recognize the revenues as the services are performed. Revenues related to services are recognized upon delivery of the service in the case of time and material contracts. Losses on contracts are recognized for the entire anticipated loss, if any, as soon as the loss becomes evident.

Computer Software Costs

Computer software costs consist of purchased software capitalized under the provisions of SFAS No. 86, “Computer Software to be Sold, Leased or Otherwise Marketed.” Amortization of capitalized software costs is computed on a straight-line basis over the estimated economic life of the product or on a basis using the ratio of current revenue to the total of current and anticipated future revenue, whichever is greater, and included in cost of revenues in the accompanying consolidated statements of operations. To date, no internally developed software costs have been capitalized. All other research and development expenditures are charged to research and development expense in the period incurred.

Software developed for internal use is recognized in accordance with SOP 98-1, “Accounting For The Cost Of Computer Software Developed Or Obtained For Internal Use,” or SOP 98-1, which requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. It also provides guidance on the capitalization of costs incurred during the application development stage for computer software developed or obtained for internal use. SOP 98-1 has not had a material impact on our operating results or financial position.

Foreign Currency Translation

We consider the functional currency of our foreign subsidiaries to be the local currency, and accordingly, the foreign currency is translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported in accumulated other comprehensive income. Gains or losses on foreign currency transactions are recognized in current operations and historically have not been significant to our operating results in any period presented.

Financial Instruments

Our financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable and a note payable, which are carried at cost, which approximates fair value.

Stock Based Compensation

We have two stock-based employee compensation plans, which are accounted for under the recognition and measurement principles of APB 25 and related interpretations. The financial statements of the DRM business include the following amounts for compensation related to stock options:

(1) Research and Development expense includes compensation related to stock options of $-, $- and $102, for the six months ended June 30, 2005, and the years ended December 31, 2004 and 2003, respectively

(2) Sales and Marketing expense includes compensation related to stock options of $-, $45 and $21, for the six months ended June 30, 2005, and the years ended December 31, 2004 and 2003, respectively

(3) General and Administrative expenses includes compensation related to stock options of $-, $2 and $245, for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, respectively

Acquired Intangible Assets

Acquired intangible assets that are subject to amortization consist of the following:

	Gross Carrying Amount June 30 2005 and December 31, 2004 and 2003	Accumulated Amortization		December 31, 2003
		June 30, 2005	December 31, 2004
Developed technology	$210	$210	$210	$210
Core technology	1,840	1,169	944	497
Customer base	110	70	57	30

Total	$2,160	$1,449	$1,211	$737

Aggregate amortization expense was $238 for the six months ended June 30, 2005, $474 for 2004 and $664 for 2003.

FINANCING TRANSACTIONS

Note Payable

On October 5, 2004, we issued to Laurus, a secured convertible term note, or the Note, in the principal amount of $4,500 and received net proceeds of $3,910. The Note is convertible into shares of our common stock at an initial fixed conversion price of $0.48 per share. The Note has a term of three years and accrues interest at the prime rate plus 2% per year (8% as of June 30, 2005).

As of October 1, 2005, we are in default under the Note for failing to pay interest due under the Note for May, June July, August and September 2005, as well as the July, August and September 2005 principal payments when due. In a Letter Agreement dated July 8, 2005 between Axeda Systems Inc. and Laurus, Laurus agreed to accept payment in full in cash of the outstanding principal and accrued and unpaid interest simultaneously with the closing of the DRM Asset Sale, in full satisfaction of our obligations. However, in the event bankruptcy proceedings are initiated by or against us prior to the closing of the DRM asset sale with ASOC Acquisition Corp, the applicable default penalties would resume.

For more information on the Laurus Note, warrants and amendments refer to the Axeda Systems Inc. Quarterly Reports for the quarters ending June 30, 2005, and March 31, 2005, and the Annual Report on Form 10 K for the year ended December 31, 2004 filed with the SEC, which are incorporated herein by reference in their entirety.

LEASES

On July 11, 2005 we entered into a Letter of Intent to sublease 14,711 square feet of space in Foxborough, MA, which is in the same industrial/office complex as our current offices. In October 2005 we finalized the sublease agreement, which proposes annual rent of $125, plus operating expenses, utilities and taxes, for the 18-month term of September 29, 2005 to March 31, 2007.

In July 2005, we entered into a Sublease Termination Agreement for our offices in Mansfield, MA under which we were obligated surrender these premises on or before October 1, 2005 or the Termination Date, rather than the current lease termination date of July 2007. This termination agreement provided for no rental liability from July 1, 2005 to the Termination Date. The security deposit of $150 and related letter of credit were reduced by $100 upon the signing of the Termination Agreement, and by another $25 upon the signed lease for alternate space, and the final $25 will be returned after surrendering the premises and the final inspection.

With the finalizing of the Sublease Agreement for our office in Foxborough, MA our lease commitments, including rent, utilities and taxes, will be reduced by approximately $582 over the remaining lease term, compared to the Mansfield, MA sublease.

COMMITMENTS AND CONTINGENCIES

From time to time, we have received notices of claims of infringement of other parties’ proprietary rights and other claims in the ordinary course of our business. We have accrued for estimated losses in the accompanying consolidated financial statements for those matters where we believe the likelihood of an adverse outcome is probable and the amount of the loss is reasonably estimable. The adverse resolution of any one or more of these matters could have a material adverse effect on our business, financial condition or results of operations.

QUESTRA Patent Infringement Litigation

On June 30, 2004, we announced that we were awarded a patent by the United States Patent and Trademark Office for a key element of our Firewall-Friendly method of communication over the Internet. The patent protects one of our inventions relating to enabling remote “devices” — machines, appliances, instruments, and computers — to securely communicate their health and status to enterprise computer systems. On June 30, 2004, we filed a complaint in the United States District Court for the District of Massachusetts against Questra Corporation, one of our competitors, for infringement of this patent.

On November 10, 2004, Questra filed a patent infringement lawsuit against us in the United States District Court for the Northern District of California charging us with infringement of U.S. Patent No. 6,377,162 and seeking injunctive relief and unspecified monetary damages.

On September 14, 2005 we reached an agreement with Questra to settle all pending patent litigation between Axeda and Questra. Under the terms of the confidential settlement, the parties have agreed, among other things, to cross-license the patents that were involved in the litigation and to dismiss the pending claims with prejudice. The parties have also agreed to a two-year covenant prohibiting the companies from filing against each other any additional patent infringement suits. The parties have agreed to keep the terms of the settlement confidential except to the extent disclosure is required by the securities laws of the United States or any other applicable jurisdiction.

CUSTOMER CONCENTRATION AND GEOGRAPHIC SOURCES OF REVENUE

Three customers accounted for 39%, or $1,703 of DRM business revenues for the six months ending June 30, 2005. Three customers accounted for 38% or $2,366, and 21%, or $1,463, of DRM business revenues for the years ending December 31, 2004 and 2003, respectively.

We sell and license our technology to customers primarily in North America, Asia and Europe. A majority of our revenues are derived from our North American operations, and our total revenues were derived from the following geographic regions:

DRM Business Revenue Country/Geographic Region	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003
North America
United States	$3,820	$4,929	$5,042

Total – North America	3,820	4,929	5,042

Europe
Germany	18	84	78
France	76	—	—
United Kingdom	20	76	271
Belgium	29	71	217
Other	10	20	—

Total – Europe	153	251	566

Asia Pacific
Israel	183	117	50
Japan	181	964	1,235

Total – Asia Pacific	364	1,081	1,285

Total	$4,337	$6,261	$6,893

ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30, 2005	December 31, 2004	December 31, 2003
Payroll and related costs	512	439	824
Severance	55	225	12
Unutilized leased facilities	193	278	529
Sales, excise and other taxes	306	295	345
Other	255	398	563

Total accrued expenses	$1,321	$1,635	$2,273

PROXY

AXEDA SYSTEMS INC.

Special Meeting of Stockholders,                          , 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held                          , 2005 and the Proxy Statement and appoints                      and                     , and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Axeda Systems Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at The Holiday Inn, 31 Hampshire Street, Mansfield, Massachusetts 02048 on                     ,                          , 2005 at         :00 a.m., local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote “FOR” the proposal to sell substantially all of the assets of our DRM business to ASOC Acquisition Corp. and “FOR” the proposal to change our corporate name to ITA Holdings, Inc., each of which is listed on the reverse side. This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted FOR each of the listed proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AXEDA SYSTEMS INC.

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/axeda	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet of by telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK
		FOR	AGAINST	ABSTAIN
1.	To adopt and approve the sale of substantially all of the assets of our DRM business, other than the DRM assets that we and our subsidiaries employ in connection with the manufacture, distribution and sale of the industrial automation products that we market as our “Supervisor” product family, pursuant to the terms of the Asset Purchase Agreement, dated as of September 1, 2005, by and among Axeda Systems Inc., Axeda Systems Operating Company, Inc., Axeda IP, Inc. and ASOC Acquisition Corp.	☐	☐	☐
2.	To approve an amendment to our certificate of incorporation to change the name of the company to ITA Holdings, Inc.	☐	☐	☐
3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.	☐	☐	☐

I hereby revoke all proxies heretofore given by me to vote at said special meeting or any adjournments thereof.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.